As filed with the Securities and Exchange Commission on August 8, 2008
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GOFISH CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	8999	20-2471683
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

706 Mission Street, 10th Floor
San Francisco, CA 94103
(415) 738-8706
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tabreez Verjee, President
GoFish Corporation
706 Mission Street, 10th Floor
San Francisco, CA 94103
(415) 738-8706
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:
John W. Campbell III, Esq.
Raymond T. Hum, Esq.
Morrison & Foerster LLP
425 Market Street
San Francisco, California 94105
(415) 268-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Shares of common stock, par value $0.001 per share, issuable upon conversion of senior convertible notes	1,047,281	(1)	$0.25	(2)	$261,820.25	$10.30
Shares of common stock, par value $0.001 per share, issuable as payment of interest in common stock on the senior convertible notes	4,448,677	(1)(3)	$0.25	(2)	$1,112,169	$43.71
Shares of common stock, par value $0.001 per share, issuable upon exercise of warrants	3,862,500	(1)	$0.25	(2)	$965,625	$37.95
Shares of common stock, par value $0.001 per share, issuable upon exercise of placement agent warrants	309,000	(1)	$0.25	(2)	$77,250	$3.04
Total	9,667,458		—		$2,416,864.50	$95.00

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares of common stock of GoFish Corporation (“Common Stock”) as may be issued or issuable because of stock splits, stock dividends, stock distributions, recapitalizations or similar events and other anti-dilution provisions, all in accordance with the terms of the senior convertible notes, the warrants and the placement agent warrants.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and based on the average of the bid and asked price of Common Stock on August 5, 2008 as reported by the OTC Bulletin Board.

(3)
Represents a good faith estimate of the number of shares of Common Stock that may be issuable in the future if the registrant elects to pay all interest due under the terms of the senior convertible notes in shares of Common Stock. Under the terms of the senior convertible notes, the registrant may elect to pay, in lieu of paying accrued interest in cash, accrued interest on the senior convertible notes by delivering by the third trading day following each interest payment date a number of registered shares equal to the quotient obtained by dividing the amount of such interest by 90% of the closing price on the trading day immediately preceding such interest payment date. The registrant cannot predict the actual number of shares of Common Stock that will be issued as payment of interest, in part, because, among other things, the market price of the Common Stock will fluctuate based, among other things, on prevailing market conditions and the registrant has not determined whether or not it wil repay the senior convertible notes prior to their maturity date. Nonetheless, the registrant has estimated the number of shares of Common Stock that may be issuable in the future as payment of interest in Common Stock using the following assumptions: (a) using, as the applicable divisor, 90% of the 90-day moving average of the closing price of the Common Stock as reported by the OTC Bulletin Board after the close of trading on August 6, 2008 and (b) the registrant will not repay the notes prior to maturity.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities under this prospectus until the registration statement of which it is a part and filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 8, 2008

GOFISH CORPORATION

PROSPECTUS

Up to 9,667,458 shares of common stock, par value $0.001 per share

This prospectus relates to the offering from time to time by the selling stockholders of GoFish Corporation identified in this prospectus under “Selling Stockholders” of up to 9,667,458 shares of common stock, par value $0.001 per share. The shares of common stock offered from time to time by the selling stockholders under this prospectus consist of:

•
Up to 1,047,281 shares of common stock issuable upon conversion of our 6% senior convertible notes due June 2010 (the “June 2007 Notes”) sold in a private placement transaction that closed in June 2007 (the “June 2007 Private Placement”);

•	Up to 4,448,677 shares of common stock, which, based on our good faith estimate, may be issuable in the future if we elect to pay all interest due under the June 2007 Notes in shares of common stock;

•	Up to 3,862,500 shares of common stock issuable upon exercise of warrants (the “June 2007 Warrants”) sold in the June 2007 Private Placement; and

•
Up to 309,000 shares of common stock issuable upon exercise of placement agent warrants (the “June 2007 Placement Agent Warrants”) issued to the placement agents in connection with the June 2007 Private Placement.

For more details of the June 2007 Private Placement, see “Description of Securities” included elsewhere in this prospectus. On a separate registration statement (File No. 333-145406), of which this prospectus does not form a part, we previously registered the offering from time to time of up to 6,117,018 shares of common stock issuable upon conversion of the June 2007 Notes on behalf of certain selling securityholders (including the selling stockholders identified in this prospectus).

The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, on the OTC Bulletin Board, in privately negotiated transactions or a combination of these methods, at fixed or negotiated prices.

We will not receive any proceeds from the sale of shares of common stock offered by the selling stockholders under this prospectus. We will receive the proceeds from all cash exercises of warrants, which we intend to use for general corporate purposes, including for working capital.

Our common stock is traded on the OTC Bulletin Board under the symbol “GOFH.OB”. On August 6, 2008, the closing price of our common stock was $0.32 per share.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should read and carefully consider the risks described in this prospectus under “Risk Factors” beginning on page 7 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated          , 2008

TABLE OF CONTENTS

SUMMARY	4

RISK FACTORS	7

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	25

SELLING STOCKHOLDERS	27

DETERMINATION OF OFFERING PRICE	31

PLAN OF DISTRIBUTION	31

USE OF PROCEEDS	32

MARKET FOR COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND SMALL BUSINESS ISSUER PURCHASES OF EQUITY SECURITIES	33

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	39

BUSINESS	51

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	56

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	60

EXECUTIVE COMPENSATION	61

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	66

DESCRIPTION OF SECURITIES	69

LEGAL MATTERS	73

EXPERTS	73

WHERE YOU CAN FIND MORE INFORMATION	74

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	74

FINANCIAL STATEMENTS	F-1

SUMMARY

This summary does not contain all of the information that should be considered before investing in our common stock. Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our common stock discussed in this prospectus under “Risk Factors,” and our financial statements and the accompanying notes.

In this prospectus, unless the context requires otherwise, “GoFish,” the “Company,” “we,” “us,” and “our” refer to GoFish Corporation, a Nevada corporation, and its wholly-owned subsidiaries (GoFish Technologies, Inc., Internet Television Distribution Inc., and BM Acquisition Corp., Inc.), taken as a whole, and also refers to the operations of GoFish Technologies, Inc. prior to the October 27, 2006 merger which resulted in GoFish Technologies, Inc. becoming a wholly-owned subsidiary of GoFish Corporation. Internet Television Distribution Inc. and BM Acquisition Corp., Inc. have no present operations.

Our Company

The Company operates an online entertainment and media network (the “GoFish Network”) with a focus on reaching kids, teens and moms. We generate revenue by selling advertising on the websites in the GoFish Network. The GoFish Network is comprised of our owned and operated websites, as well as third-party websites, which we refer to as “publishers,” aimed at the 6-17 year old demographic and their co-viewing parents, for which GoFish is the exclusive brand advertising monetization partner. We aim to attract publishers to the GoFish Network by providing them with access to relevant, high quality, advertising, as well as sponsorship and video and other content opportunities at higher revenue rates than could be obtained by these sites independently. The collection of these websites into the GoFish Network provides a platform for advertisers to reach our core constituency of kids, teens and moms. The GoFish Network focuses on brand immersion experiences that reach kids, teens and moms in a deeply engaged state of mind.

Our goal is to become the largest online advertising opportunity for brands looking to reach the 6-17 year old demographic. We seek to expand the size of the GoFish Network by forging relationships with publishers that have large audiences within our target demographic with which advertisers want their brands to be affiliated. We seek to provide advertisers with a one-stop shop, with broad reach within the youth category, with customizable packages and consistent ad units. We also seek to be a provider of premium content that we believe is compelling to both consumers and advertisers in categories that appeal to our constituency.

We represent a select group of publishers who deliver unique, high-quality online experiences for over 23 million users each month, with a high concentration of youth and their parents. We sell advertising for these publishers, offering advertisers broad reach into a targeted audience. In this sense we are sometimes referred to as a vertical advertising network. However, we also have the ability to provide our publishers with relevant and engaging video and content for use on their websites. We combine the scale of an advertising network, with the custom programs and client focus of a branded publisher network.

We have secured strong advertising brands, including four of the biggest spenders against kids online. Our advertisers fall into various categories, including consumer packaged goods, entertainment, consumer electronics and software and retail. The advertising that we sell on the GoFish Network can be divided into two categories: (i) Direct Sales and (ii) Remnant Inventory, each of which is discussed more fully under “Business,” beginning on page 51 of this prospectus.

We sell our inventory and marketing services in the United States through sales and marketing employees located at our headquarters in San Francisco and New York, as well as Los Angeles, California, Detroit, Michigan and Chicago, Illinois. The team is focused on selling advertising space on the GoFish Network to top quality brands and their advertising agencies.

In addition, we operate a business development team tasked with sourcing, securing and retaining quality publishers into the GoFish Network. These employees are located at our headquarters in San Francisco. They keep current with the latest online trends in the youth demographic and are responsible for finding and securing relationships with a broad network of sites that extends the reach of the GoFish Network.

Our market consists of publisher websites that serve Internet users between the ages of 6 and 17 and their co-viewing parents, and advertisers interested in reaching the youth demographic. Publisher websites provide a platform for effective and targeted advertising to Internet users. Our advertisers provide us with revenue by paying us to promote their products and services on the websites in the GoFish Network.

We believe that, by buying advertising through the GoFish Network, advertisers can reach their intended audience while achieving scale, simplifying their buying process and increasing the efficiency of their advertising buy. For publishers, the GoFish Network is designed to provide scale, thus increasing mindshare among marketers, while delivering more relevant advertising at premium rates. We offer our publishers established relationships with brand advertisers and expertise in high impact, cross-network takeovers and sponsorships, while also providing thought leadership in emerging field of online youth marketing.

We compete against well-capitalized advertising companies as well as smaller companies. The market for our services is highly competitive.

Advertisers have many options for reaching kids, teens and moms. The GoFish Network has several attributes which we believe allow it to compete very effectively for online advertising dollars. With over 23 million unique users in the United States, the average U.S. user on the GoFish Network spends 52 minutes per month on the GoFish Network according to comScore MediaMetrix.  The average of 1 minute per page across the GoFish Network is almost 43% higher than the Internet average and the Teen category average. We believe we have room to expand sales internationally, as well. Worldwide, our network has over 71 million unique users per month according to comScore Media Metrix, ranking number one among youth properties.

Publishers also have several options to monetize the traffic on their websites, including building direct sales organizations and partnering with “self-serve” or full-service third party advertising networks to sell their advertising. The GoFish Network is a full-service vertical network, which, unlike companies that incorporate a wide variety of sites into their network, aggregates inventory in a specific vertical and sells advertising to those trying to reach that audience. Vertical networks like the GoFish Network are therefore able to offer more relevant advertising to the publishers in their network while delivering better advertising opportunities for brands.

We believe our company is attractive to publishers in our demographic because of our ability, as a vertical network, to attract relevant, high quality advertisers at higher cost per thousand impressions (“CPMs”) than can otherwise be obtained. The GoFish Network is the only online vertical ad network specifically targeted to the 6-17 year old demographic and their co-viewing parents.

For more information regarding our business, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” included elsewhere in this prospectus.

Corporate Information

We were incorporated under the laws of the State of Nevada on February 2, 2005. Our principal executive offices are located at 706 Mission Street, 10th Floor, San Francisco, CA 94103. The telephone number at our principal executive offices is (415) 738-8706. Our website address is www.gofishcorp.com. Information contained on our website is not intended to be part of this prospectus and the reference to our website is an inactive textual reference only.

The Offering

Common stock currently outstanding	25,494,739 shares as of July 15, 2008

Common stock offered by the selling stockholders issuable upon conversion of the June 2007 Notes	Up to 1,047,281 shares

Common stock offered by the selling stockholders issuable as payment of interest in common stock on the June 2007 Notes	Up to 4,448,677 shares(1)

Common stock offered by the selling stockholders issuable upon exercise of the June 2007 Warrants	Up to 3,862,500 shares

Common stock offered by the selling stockholders issuable upon exercise of the June 2007 Placement Agent Warrants	Up to 309,000 shares

Use of Proceeds
We will not receive any proceeds from the sale of common stock offered by the selling stockholders under this prospectus. We would receive the proceeds from all cash exercises of warrants, which we intend to use for general corporate purposes, including for working capital.

OTC Bulletin Board Symbol	GOFH.OB

(1)
Represents a good faith estimate of the number of shares of common stock that may be issuable in the future if we elect to pay all interest due under the terms of the June 2007 Notes in shares of common stock. We cannot predict the actual number of shares of common stock that will be issued as payment of interest.

RISK FACTORS

We face a variety of risks that may affect our financial condition, results of operations or business, and many of those risks are driven by factors that we cannot control or predict. The following discussion addresses those risks that management believes are the most significant, although there may be other risks that could arise, or may prove to be more significant than expected, that may affect our financial condition, results of operations or business.

RISKS RELATED TO OUR COMPANY

We have a history of operating losses which we expect to continue, and we may not be able to achieve profitability.

We have a history of losses and expect to continue to incur operating and net losses for the foreseeable future. We incurred a net loss of approximately $5.3 million for the year ended December 31, 2006, a net loss of approximately $16.4 million for the year ended December 31, 2007 and a net loss of approximately $4.2 million for the three months ended March 31, 2008. As of March 31, 2008, our accumulated deficit was approximately $28.3 million. We have not achieved profitability on a quarterly or on an annual basis. We may not be able to achieve profitability. Our revenues for the three months ended March 31, 2008 were $657,150. If our revenues grow more slowly than anticipated or if our operating expenses exceed expectations, then we may not be able to achieve profitability in the near future or at all, which may depress the price for our common stock.

A limited number of advertisers account for a significant percentage of our revenue, and a loss of one or more of these advertisers could materially adversely affect our results of operations.

We generate almost entirely all of our revenues from advertisers on the GoFish Network. For the three months ended March 31, 2008, revenue from our 5 largest advertisers accounted for 84% of our revenue. Our largest advertiser accounted for 58% of our revenue for the three months ended March 31, 2008. Our advertisers can generally terminate their contracts with us at any time. The loss of one or more of the advertisers that represent a significant portion of our revenue could materially adversely affect our results of operations. In addition, our relationships with publishers participating in the GoFish Network require us to bear the risk of non-payment of advertising fees from advertisers. Accordingly, the non-payment or late payment of amounts due to us from a significant advertiser could materially adversely affect our financial condition and results of operations.

A small number of publishers account for a substantial percentage of our revenue and our failure to develop and sustain long-term relationships with our publishers, or the reduction in traffic of a current publisher in the GoFish Network, could limit our ability to generate revenue.

For the three months ended March 31, 2008, advertising revenue connected to our largest publisher accounted for approximately 86% of our revenues. Until the sales cycle on the newest sites in our publisher network matures, a small number of publishers will account for a substantial percentage of our revenue. We cannot assure you that any of the publishers participating in the GoFish Network will continue their relationships with us. Moreover, we may lose publishers to competing publisher networks that have longer operating histories, the ability to attract higher ad rates, greater brand recognition, or the ability to generate greater financial, marketing and other resources. Furthermore, we cannot assure you that we would be able to replace a departed publisher with another publisher with comparable traffic patterns and demographics, if at all. Accordingly, our failure to develop and sustain long-term relationships with publishers or the reduction in traffic of a current publisher in the GoFish Network could limit our ability to generate revenue.

Our future financial results, including our expected revenues, are unpredictable and difficult to forecast.

Our revenues, expenses and operating results fluctuate from quarter to quarter and are unpredictable which could increase the volatility of the price of our common stock. We expect that our operating results will continue to fluctuate in the future due to a number of factors, some of which are beyond our control. These factors include:

•	our ability to attract and incorporate publishers into the GoFish Network;

•	the ability of the publishers in the GoFish Network to attract visitors to their websites;

•	the amount and timing of costs relating to the expansion of our operations, including sales and marketing expenditures;

•	our ability to control our gross margins;

•	our ability to generate revenue through third-party advertising and our ability to be paid fees for advertising on the GoFish Network; and

•	our ability to obtain cost-effective advertising throughout the GoFish Network.

Due to all of these factors, our operating results may fall below the expectations of investors, which could cause a decline in the price of our common stock. In addition, since we expect that our operating results will continue to fluctuate in the future, it is difficult for us to accurately forecast our revenues.

Our limited operating history in the operation of an online entertainment and media network of websites makes evaluation of our business difficult, and our revenues are currently insufficient to generate positive cash flows from our operations.

We have limited historical financial data upon which to base planned operating expenses or forecast accurately our future operating results. We formally launched the gofish.com website in October 2004 and only began building the GoFish Network during 2007. We formally launched the GoFish Network in February 2008. The revenue received currently is insufficient to generate positive cash flows from our operations.

We will need to raise additional capital to meet our business requirements in the future and such capital raising may be costly or difficult to obtain and could dilute current stockholders’ ownership interests.

We will need to raise additional capital in the future, which may not be available on reasonable terms or at all, especially in light of the recent downturn in the economy and dislocations in the credit and capital markets. The raising of additional capital may dilute our current stockholders’ ownership interests. We will need to raise additional funds through public or private debt or equity financings to meet various objectives including, but not limited to:

•	pursuing growth opportunities, including more rapid expansion;

•	acquiring complementary businesses;

•	growing the GoFish Network, including the number of publishers and advertisers in the GoFish Network;

•	hiring qualified management and key employees;

•	responding to competitive pressures; and

•	maintaining compliance with applicable laws.

In addition, the raising of any additional capital through the sale of equity or equity-backed securities would dilute our current stockholders’ ownership percentages and would also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of those securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect.

Furthermore, our 6% senior convertible notes, (the “June 2007 Notes”), the warrants issued in connection with the June 2007 Notes (the “June 2007 Warrants”), the warrants issued to the placement agents in connection with the June 2007 Notes (the “June 2007 Placement Agent Warrants”), our unsecured convertible original issue discount notes due June 8, 2010 (the “2008 Notes”), the warrants issued in connection with the 2008 Notes (the “2008 Warrants”) and certain other warrants are also subject to full-ratchet anti-dilution protection. If we issue common stock or securities convertible into common stock at a price per share lower than the $1.60 per share conversion price of the June 2007 Notes, the $2.06 per share conversion price of the 2008 Notes or the $1.75 per share exercise price of the June 2007 Warrants, the June 2007 Placement Agent Warrants and the 2008 Warrants, such conversion or exercise price, as applicable, would be automatically adjusted to equal the lower price. This “full ratchet anti-dilution” provision could operate to create substantial additional dilution for our then-existing stockholders if we need to raise additional funds at a time when the price an investor would pay for our common stock is less than $1.60 per share (in the case of the June 2007 Notes), $2.06 per share (in the case of the 2008 Notes) or $1.75 per share (in the case of the June 2007 Warrants, the June 2007 Placement Agent Warrants and the 2008 Warrants).

The issuance of the June 2007 Notes with a conversion price of $1.60 per share triggered an anti-dilution provision of the October 2006 Warrants. As such, the revised exercise price of the October 2006 Warrants is $1.72 per share.

If we are unable to obtain required additional capital, we may have to curtail our growth plans or cut back on existing business and, further, we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

Our substantial indebtedness could adversely affect our financial condition and our ability to operate our business.

We have a substantial amount of indebtedness and, subject to restrictions in agreements governing our June 2007 Notes and our 2008 Notes, we may incur additional indebtedness in the future.  Our substantial indebtedness could have important consequences to us and your investment in our common stock, including the following:

•
it may be difficult for us to satisfy our obligations, including debt service requirements under our outstanding indebtedness, and we may be unable to generate sufficient cash flow to service our debt and meet our other commitments;

•	our ability to obtain additional financing for working capital, capital expenditures, debt service requirements or other general corporate purposes may be impaired;

•	we must use a significant portion of our cash flow for payments on our debt, which may reduce the funds available to reinvest in the company and its business;

•	we are more vulnerable to economic downturns and adverse industry conditions and our flexibility to plan for, or react to, changes in our business or industry is more limited;

•	our ability to capitalize on business opportunities and to react to competitive pressures, as compared to our competitors, may be compromised due to our high level of debt; and

•	our ability to borrow additional funds or to refinance debt may be limited.

Negative covenants in agreements governing our June 2007 Notes and our 2008 Notes limit, among other things, our ability to incur debt, pay dividends, raise additional capital, create liens on our properties and/or issue equity securities with registration rights, which may impair our ability to pursue our objectives.

The purchase agreement governing our June 2007 Notes and the subscription agreement governing our 2008 Notes contain various negative covenants that limit, among other things, our ability to incur debt (except for certain excepted issuances), pay dividends, raise additional capital, create liens on our properties and issue equity securities with registration rights (except for certain excepted issuances), without the consent of holders of greater than 75% of the aggregate principal amount of the June 2007 Notes then outstanding. In addition, the subscription agreement governing our 2008 Notes contain various negative covenants that limit, among other things, our ability to create liens on our properties (except for certain permitted liens), pay dividends and incur obligations for borrowed money (except for certain excepted issuances and permitted liens), without the consent of the holders of the 2008 Notes. While holders of greater than 75% of the aggregate principal amount of the June 2007 Notes then outstanding had consented to the execution of the subscription agreement governing our 2008 Notes and the issuance of our 2008 Notes and our 2008 Warrants thereunder, we cannot assure you that we would be able to obtain similar consents under such indebtedness as may be necessary in the future. Accordingly, these negative covenants may impair our ability to pursue our objectives.

Any failure to comply with those covenants may constitute a breach under the purchase agreement governing our June 2007 Notes and/or the subscription agreement governing our 2008 Notes, as the case may be, that would provide the holders of such notes with, among other things, the right to require us to purchase all or any part of the then outstanding principal amount of the June 2007 Notes and the 2008 Notes, as the case may be. We may not have sufficient funds to repay all amounts payable under the June 2007 Notes or the 2008 Notes upon such a breach.

We are required to pay liquidated damages to certain of our investors under our October 27, 2006 Registration Rights Agreement and our June 7, 2007 Registration Rights Agreement.

We entered into a registration rights agreement on October 27, 2006 in connection with our October 2006 private offering and a registration rights agreement on June 7, 2007 in connection with our June 2007 private placement. These registration rights agreements require us to pay partial liquidated damages under certain circumstances if we do not satisfy our obligations under such registration rights agreements, including our obligations to file or obtain or maintain the effectiveness of registration statements, including the registration statement of which this prospectus forms a part, as required under these registration rights agreements. If we are unable to satisfy our obligations under these registration rights agreements and we are obligated to pay partial liquidated damages, it may adversely impact our financial condition.

While the registration statement required to be filed pursuant to the October 27, 2006 Registration Rights Agreement was declared effective by the SEC on October 25, 2007, we did not satisfy our obligations in the manner set forth in that registration rights agreement. As a result, we incurred partial liquidated damages at a rate equal to 1% of the October 2006 private placement purchase price for each of the shares being registered for resale under such registration statement on their behalf for every 30 days that we were in default (pro rated for any period less than 30 days) to the extent that the shares were held by the selling stockholder during the period of such non-compliance.

Our June 7, 2007 Registration Rights Agreement also contains a partial liquidated damages provision for our failure to have the registration statement declared effective by the SEC by a certain date, subject to certain exceptions. While we had a registration statement filed pursuant to the June 7, 2007 Registration Rights Agreement (File No. 333-145406) declared effective by the SEC on February 8, 2008 which covers the resale of up to 6,117,018 shares of the shares required to be registered for resale thereunder, we did not satisfy our obligations in the manner set forth in that registration rights agreement. As a result, we incurred partial liquidated damages under that registration rights agreement equal to 1% of the outstanding principal amount of the June 2007 Notes that were not convertible into underlying shares covered by an effective registration statement until February 8, 2008.

Our auditors have indicated that our inability to generate sufficient revenue raises substantial doubt as to our ability to continue as a going concern.

Our audited consolidated financial statements for the fiscal year ended December 31, 2007 were prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes that we will continue in operation for the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. However, our auditors have indicated that our inability to generate sufficient revenue raises substantial doubt as to our ability to continue as a going concern. In the absence of significant revenues and profits, we are seeking to raise additional funds to meet our working capital needs principally through the additional sales of our securities or debt financings. However, we cannot guarantee that will be able to obtain sufficient additional funds when needed, or that such funds, if available, will be obtainable on terms satisfactory to us. In the event that these plans can not be effectively realized, there can be no assurance that we will be able to continue as a going concern.

If we acquire or invest in other companies, assets or technologies and we are not able to integrate them with our business, or we do not realize the anticipated financial and strategic goals for any of these transactions, our financial performance may be impaired.

As part of our growth strategy, we routinely consider acquiring or making investments in companies, assets or technologies that we believe are strategic to our business. We do not have extensive experience in integrating new businesses or technologies, and if we do succeed in acquiring or investing in a company or technology, we will be exposed to a number of risks, including:

•
we may find that the acquired company or technology does not further our business strategy, that we overpaid for the acquired company or technology or that the economic conditions underlying our acquisition decision have changed;

•	we may have difficulty integrating the assets, technologies, operations or personnel of an acquired company, or retaining the key personnel of the acquired company;

•	our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically or culturally diverse enterprises;

•	we may encounter difficulty entering and competing in new markets or increased competition, including price competition or intellectual property litigation; and

•
we may experience significant problems or liabilities associated with technology and legal contingencies relating to the acquired business or technology, such as intellectual property or employment matters.

If we were to proceed with one or more significant acquisitions or investments in which the consideration included cash, we could be required to use a substantial portion of our available cash. To the extent we issue shares of capital stock or other rights to purchase capital stock, including options and warrants, existing shareholders might be diluted.

Our business depends on enhancing our brand, and failing to enhance our brand would hurt our ability to expand our base of users, advertisers and publishers in the GoFish Network.

Enhancing our brand is critical to expanding our base of users, advertisers, publishers in the GoFish Network, and other partners. We believe that the importance of brand recognition will increase due to the relatively low barriers to entry in the internet market. If we fail to enhance our brand, or if we incur excessive expenses in this effort, our business, operating results and financial condition will be materially and adversely affected. Enhancing our brand will depend largely on our ability to provide high-quality products and services, which we may not do successfully.

We intend to expand our operations and increase our expenditures in an effort to grow our business. If we are unable to achieve or manage significant growth and expansion, or if our business does not grow as we expect, our operating results may suffer.

Our business plan anticipates continued additional expenditure on development and other growth initiatives. We may not achieve significant growth. If achieved, significant growth would place increased demands on our management, accounting systems, network infrastructure and systems of financial and internal controls. We may be unable to expand associated resources and refine associated systems fast enough to keep pace with expansion. If we fail to ensure that our management, control and other systems keep pace with growth, we may experience a decline in the effectiveness and focus of our management team, problems with timely or accurate reporting, issues with costs and quality controls and other problems associated with a failure to manage rapid growth, all of which would harm our results of operations.

We recently experienced a significant change in our top management.

On June 5, 2008, we announced the resignation of Michael Downing as our Chief Executive Officer and a director and the appointment of Matt Freeman as our Chief Executive Officer and a director. Although the board of directors believes that this management change is in our best interests and that our new Chief Executive Officer will have a positive impact, a significant personnel change may have the effect of disrupting our day-to-day operations until such time as our new Chief Executive Officer is integrated and fully informed with respect to our business and operations.

Losing key personnel or failing to attract and retain other highly skilled personnel could affect our ability to successfully grow our business.

Our future performance depends substantially on the continued service of our senior management, sales and other key personnel. We do not currently maintain key person life insurance. If our senior management were to resign or no longer be able to serve as our employees, it could impair our revenue growth, business and future prospects. In addition, the success of our monetization and sales plans depends on our ability to retain people in direct sales and to hire additional qualified and experienced individuals into our sales organization.

To meet our expected growth, we believe that our future success will depend upon our ability to hire, train and retain other highly skilled personnel. Competition for quality personnel is intense among technology and Internet-related businesses such as ours. We cannot be sure that we will be successful in hiring, assimilating or retaining the necessary personnel, and our failure to do so could cause our operating results to fall below our projected growth and profit targets.

Decreased effectiveness of equity compensation could adversely affect our ability to attract and retain employees and harm our business.

We have historically used stock options as a key component of our employee compensation program in order to align employees’ interests with the interests of our stockholders, encourage employee retention, and provide competitive compensation packages. Volatility or lack of positive performance in our stock price may adversely affect our ability to retain key employees, many of whom have been granted stock options, or to attract additional highly-qualified personnel. As of March 31, 2008, a majority of our employees had outstanding stock options with exercise prices in excess of the stock price on that date.

Rules issued under the Sarbanes-Oxley Act of 2002 may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to retain the trading status of our common stock on the OTC Bulletin Board.

We may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for our effective management because of rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of rules and regulations and the strengthening of existing rules and regulations by the SEC. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting roles as directors and executive officers.

We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to retain the quotation of our common stock on the OTC Bulletin Board or obtain a listing of our common stock on a stock exchange or NASDAQ could be adversely affected.

Our management has identified a number of material weaknesses in our internal control over financial reporting as of December 31, 2007, which, if not sufficiently remediated, could result in material misstatements in our annual or interim financial statements in future periods.

In connection with our management’s assessment of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002, our management identified a number of material weaknesses in our internal control over financial reporting as of December 31, 2007. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. As a result, our management concluded that we did not maintain effective internal control over financial reporting as of December 31, 2007. In addition, based on an evaluation as of March 31, 2008 and the identification of a number of material weaknesses in our internal control over financial reporting, our Chief Executive Officer and our Chief Accounting Officer also concluded that we did not maintain effective disclosure controls and procedures as of March 31, 2008.

We are in the process of implementing remediation efforts with respect to these material weaknesses. However, if these remediation efforts are insufficient to address these material weaknesses, or if additional material weaknesses in our internal control over financial reporting are discovered in the future, we may fail to meet our future reporting obligations, our financial statements may contain material misstatements and our financial conditions and results of operations may be adversely impacted. Any such failure could also adversely affect our results of periodic management assessment regarding the effectiveness of our internal control over financial reporting, as required by the SEC’s rules under Section 404 of the Sarbanes-Oxley Act of 2002. The existence of a material weakness could result in errors in our financial statements that could result in a restatement of financial statements or failure to meet reporting obligations, which in turn could cause investors to lose confidence in reported financial information leading to a decline in our stock price.

Although we believe that these remediation efforts will enable us to improve our internal control over financial reporting, we cannot assure you that these remediation efforts will remediate the material weaknesses identified or that any additional material weaknesses will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting. Furthermore, there are inherent limitations to the effectiveness of controls and procedures, including the possibility of human error and circumvention or overriding of controls and procedures.

We may have undisclosed liabilities that could harm our revenues, business, prospects, financial condition and results of operations.

Our present management had no affiliation with Unibio Inc. (which changed its name to GoFish Corporation on September 14, 2006) prior to the October 27, 2006 mergers, in which GoFish Corporation acquired GoFish Technologies, Inc. as a wholly-owned subsidiary in a reverse merger transaction and IDT Acquisition Corp., a wholly-owned subsidiary of GoFish Corporation, simultaneously merged with and into Internet Television Distribution, Inc. as a wholly-owned subsidiary. Pursuant to the mergers, the officers and board members of GoFish Corporation resigned and were replaced by officers of GoFish Technologies, Inc. along with newly elected board members.

Although the October 27, 2006 Agreement and Plan of Merger contained customary representations and warranties regarding our pre-merger operations and customary due diligence was performed, all of our pre-merger material liabilities may not have been discovered or disclosed. We do not believe this to be the case but can offer no assurance as to claims which may be made against us in the future relating to such pre-merger operations. The Agreement and Plan of Merger and Reorganization contained a limited, upward, post-closing, adjustment to the number of shares of common stock issuable to pre-merger GoFish Technologies Inc. and Internet Television Distribution Inc. shareholders as a means of providing a remedy for breaches of representations made by us in the Agreement and Plan of Merger and Reorganization, including representations related to any undisclosed liabilities, however, there is no comparable protection offered to our other stockholders. Any such undisclosed pre-merger liabilities could harm our revenues, business, prospects, financial condition and results of operations upon our acceptance of responsibility for such liabilities.

Regulatory requirements may materially adversely affect us.

We are subject to various regulatory requirements, including the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 requires the evaluation and determination of the effectiveness of a company’s internal control over its financial reporting. In connection with management’s assessment of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002, we identified material weaknesses in our internal control over financial reporting as of December 31, 2007. As a result, we have incurred additional costs and may suffer adverse publicity and other consequences of this determination.

We may be subject to claims relating to certain actions taken by our former external legal counsel.

In February 2007, we learned that approximately half of the three million shares of our common stock issued as part of a private placement transaction we consummated in October 2006 to entities controlled by Louis Zehil, who at the time of the purchase was a partner of our former external legal counsel for the private placement transaction, McGuireWoods LLP, may have been improperly traded. We believe that Mr. Zehil improperly caused our former transfer agent not to place a required restrictive legend on the certificate for these three million shares and that Mr. Zehil then caused the entities he controlled to resell certain of these shares. Mr. Zehil’s conduct was reported to the SEC, and the SEC recently sued Mr. Zehil in connection with this matter and further alleged that Mr. Zehil engaged in a similar fraudulent scheme with respect to six additional public companies represented at the relevant time by McGuireWoods LLP. Mr. Zehil also is the subject of criminal charges brought by federal prosecutors in connection with the fraudulent scheme.

It is possible that one or more of our stockholders could claim that they somehow suffered a loss as a result of Mr. Zehil’s conduct and attempt to hold us responsible for their losses. If any such claims are successfully made against us and we are not adequately indemnified for those claims from available sources of indemnification, then such claims could have a material adverse effect on our financial condition. We also may incur significant costs resulting from our investigation of this matter, any litigation we may initiate as a result and our cooperation with governmental authorities. We may not be adequately indemnified for such costs from available sources of indemnification.

RISKS RELATED TO OUR BUSINESS

We recently refined our strategic focus, and the success of our business will depend on our ability to effectively implement our refined strategic focus.

We recently refined our strategic focus to narrow our target audience to the 6-17 year old demographic and their co-viewing parents and to seek to enter into contractual relationships with websites (“publishers”) that we believe appeal to a similar target audience, under which we take on responsibility for selling their inventory of available advertising opportunities, as well as syndicating video content to them. In connection with the development and implementation of our refined strategic focus, we have spent, and continue to expect to spend, additional time and costs, including those associated with advertising and marketing efforts and building a network that includes other publishers. If we are unable to effectively implement our refined strategic focus, our business and operating results would be adversely affected.

We may be unable to attract advertisers to the GoFish Network.

Advertising revenues comprise, and are expected to continue to comprise, almost entirely all of our revenues generated from the GoFish Network. Most large advertisers have fixed advertising budgets, only a small portion of which has traditionally been allocated to Internet advertising. In addition, the overall market for advertising, including Internet advertising, has been generally characterized in recent periods by softness of demand, reductions in marketing and advertising budgets, and by delays in spending of budgeted resources. Advertisers may continue to focus most of their efforts on traditional media or may decrease their advertising spending. If we fail to convince advertisers to spend a portion of their advertising budgets with us, we will be unable to generate revenues from advertising as we intend.

Even if we initially attract advertisers to the GoFish Network, they may decide not to advertise to our community if their investment does not have the desired result, or if we do not deliver their advertisements in an appropriate and effective manner. If we are unable to provide value to our advertisers, advertisers may reduce the rates they are willing to pay or may not continue to place ads with us.

We generate almost entirely all of our revenue from advertising, and the reduction in spending by, or loss of, advertisers could seriously harm our business.

We generate almost entirely all of our revenues from advertisers on the GoFish Network. Our advertisers can generally terminate their contracts with us at any time. If we are unable to remain competitive and provide value to our advertisers, they may stop placing ads with us, which would negatively affect our revenues and business. In addition, expenditures by advertisers tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns. Any decreases in or delays in advertising spending due to general economic conditions could reduce our revenues or negatively impact our ability to grow our revenues. We also may encounter difficulty collecting from our advertisers. We are a relatively small company and advertisers may choose to pay our bills after paying debts of their larger clients.

If we fail to compete effectively against other Internet advertising companies, we could lose customers or advertising inventory and our revenue and results of operations could decline.

The Internet advertising markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions, and changing customer demands. The introduction of new products and services embodying new technologies and the emergence of new industry standards and practices could render our existing products and services obsolete and unmarketable or require unanticipated technology or other investments. Our failure to adapt successfully to these changes could harm our business, results of operations and financial condition.

The market for Internet advertising and related products and services is highly competitive. We expect this competition to continue to increase, in part because there are no significant barriers to entry to our industry. Increased competition may result in price reductions for advertising space, reduced margins and loss of market share. We compete against well-capitalized advertising companies as well as smaller companies.

We compete against self-serve advertising networks such as Google AdSense, Valueclick, Advertising.com and Tribal Fusion that serve impressions onto a wide variety of mostly small and medium sites. We compete against behavioral networks, such as Tacoda and Blue Lithium, which serve the same inventory as general networks, but add behavioral targeting. We also compete against other full-service advertising networks that provide a more complete service when selling advertising, such as Gorilla Nation and Glam.

If existing or future competitors develop or offer products or services that provide significant performance, price, creative or other advantages over those offered by us, our business, results of operations and financial condition could be negatively affected. Many current and potential competitors enjoy competitive advantages over us, such as longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales and marketing resources. As a result, we may not be able to compete successfully. If we fail to compete successfully, we could lose customers or advertising inventory and our revenue and results of operations could decline.

We face competition from websites catering to our target demographic, as well as traditional media companies, and we may not be included in the advertising budgets of large advertisers, which could harm our revenues and results of operations.

In the online advertising market, we compete for advertising dollars with all websites catering to our target demographic, including portals, search engines and websites belonging to other advertising networks. We also compete with traditional advertising media, such as direct mail, television, radio, cable, and print, for a share of advertisers’ total advertising budgets. Most large advertisers have fixed advertising budgets, a small portion of which is allocated to internet advertising. We expect that large advertisers will continue to focus most of their advertising efforts on traditional media. If we fail to convince these companies to spend a portion of their advertising budgets with us, or if our existing advertisers reduce the amount they spend on our programs, our revenues and results of operations would be harmed.

We may be unable to attract and incorporate high quality publishers into the GoFish Network.

Our future revenues and success depend upon, among other things, our ability to attract and contract with high-quality publishers to participate in the GoFish Network. We cannot assure you that publishers will want to participate, or continue to participate, in the GoFish Network. If we are unable to successfully attract publishers to the GoFish Network, it could adversely affect our ability to generate revenues and could impede our business plan. Even if we do successfully attract publishers, we cannot assure you that we will be able to incorporate these publishers into the GoFish Network without substantial costs, delays or other problems.

Our services may fail to maintain the market acceptance they have achieved or to grow beyond current levels, which would adversely affect our competitive position.

We have not conducted any independent studies with regard to the feasibility of our proposed business plan, present and future business prospects and capital requirements. Our services may fail to gain market acceptance and our infrastructure to enable such expansion is still limited. Even if adequate financing is available and our services are ready for market, we cannot be certain that our services will find sufficient acceptance in the marketplace to fulfill our long and short-term goals. Failure of our services to achieve or maintain market acceptance would have a material adverse effect on our business, financial condition and results of operations.

We may fail to select the best publishers for the GoFish Network.

The number of websites aimed at the 6-17 year old demographic has increased substantially in recent years. Our owned and operated websites, and our publishers’ websites, face numerous competitors both on the Internet, and in the more traditional broadcasting arena. Some of these companies have substantially longer operating histories, significantly greater financial, marketing and technical expertise, and greater resources and name recognition than we do. Moreover, the offerings on the GoFish Network may not be sufficiently distinctive or may be copied by others. If we fail to attain commercial acceptance of our services and to be competitive with these companies, we may not ever generate meaningful revenues. In addition, new companies may emerge at any time with services that are superior, or that the marketplace perceives are superior, to ours.

If we fail to anticipate, identify and respond to the changing tastes and preferences of our target demographic, our business is likely to suffer.

Our business and results of operations depend upon the appeal of the sites in the GoFish Network to consumers. The tastes and preferences of our consumers, particularly those of the 6-17 year old demographic, frequently change, and our success depends on our ability to anticipate, identify and respond to these changing tastes and preferences by incorporating appropriate publishers into the GoFish Network. If we are unable to successfully predict or respond to changing tastes and preferences of consumers, we may not be able to establish relationships with the most popular publishers, which may cause our revenues to decline.

We may be subject to market risk and legal liability in connection with the data collection capabilities of the publishers in the GoFish Network.

Many components of websites on the GoFish Network are interactive Internet applications that by their very nature require communication between a client and server to operate. To provide better consumer experiences and to operate effectively, many of the websites on the GoFish Network collect certain information from users. The collection and use of such information may be subject to U.S. state and federal privacy and data collection laws and regulations, as well as foreign laws such as the EU Data Protection Directive. Recent growing public concern regarding privacy and the collection, distribution and use of information about Internet users has led to increased federal, state and foreign scrutiny and legislative and regulatory activity concerning data collection and use practices. The United States Congress currently has pending legislation regarding privacy and data security measures (e.g., S. 495, the “Personal Data Privacy and Security Act of 2007”). Any failure by us to comply with applicable federal, state and foreign laws and the requirements of regulatory authorities may result in, among other things, in liability and materially harm our business.

The websites on the GoFish Network post privacy policies concerning the collection, use and disclosure of user data, including that involved in interactions between our client and server products. Because of the evolving nature of our business and applicable law, such privacy policies may now or in the future fail to comply with applicable law. The websites on the GoFish Network are subject to various federal and state laws concerning the collection and use of information regarding individuals. These laws include the Children’s Online Privacy Protection Act, the Federal Drivers Privacy Protection Act of 1994, the privacy provisions of the Gramm-Leach-Bliley Act, the Federal CAN-SPAM Act of 2003, as well as other laws that govern the collection and use of information. We cannot assure you that the websites on the GoFish Network are currently in compliance, or will remain in compliance, with these laws and their own privacy policies. Any failure to comply with posted privacy policies, any failure to conform privacy policies to changing aspects of the business or applicable law, or any existing or new legislation regarding privacy issues could impact the market for our publishers’ websites, technologies and products and this may adversely affect our business.

Activities of advertisers or publishers in the GoFish Network could damage our reputation or give rise to legal claims against us.

The promotion of the products and services by publishers in the GoFish Network may not comply with federal, state and local laws, including but not limited to laws and regulations relating to the Internet. Failure of our publishers to comply with federal, state or local laws or our policies could damage our reputation and adversely affect our business, results of operations or financial condition. We cannot predict whether our role in facilitating our customers’ marketing activities would expose us to liability under these laws. Any claims made against us could be costly and time-consuming to defend. If we are exposed to this kind of liability, we could be required to pay substantial fines or penalties, redesign our business methods, discontinue some of our services or otherwise expend resources to avoid liability.

We also may be held liable to third parties for the content in the advertising we deliver on behalf of our publishers. We may be held liable to third parties for content in the advertising we serve if the music, artwork, text or other content involved violates the copyright, trademark or other intellectual property rights of such third parties or if the content is defamatory, deceptive or otherwise violates applicable laws or regulations. Any claims or counterclaims could be time consuming, result in costly litigation or divert management’s attention.

We depend on third-party Internet, telecommunications and technology providers for key aspects in the provision of our services and any failure or interruption in the services that third parties provide could disrupt our business.

We depend heavily on several third-party providers of Internet and related telecommunication services, including hosting and co-location facilities, as well as providers of technology solutions, including software developed by third party vendors, in delivering our services. In addition, we use third party vendors to assist with product development, campaign deployment and support services for some of our products and services. These companies may not continue to provide services or software to us without disruptions in service, at the current cost or at all.

If the products and services provided by these third-party vendors are disrupted or not properly supported, our ability to provide our products and services would be adversely impacted. In addition, any financial or other difficulties our third party providers face may have negative effects on our business, the nature and extent of which we cannot predict. While we believe our business relationships with our key vendors are good, a material adverse impact on our business would occur if a supply or license agreement with a key vendor is materially revised, is not renewed or is terminated, or the supply of products or services were insufficient or interrupted. The costs associated with any transition to a new service provider could be substantial, require us to reengineer our computer systems and telecommunications infrastructure to accommodate a new service provider and disrupt the services we provide to our customers. This process could be both expensive and time consuming and could damage our relationships with customers.

In addition, failure of our Internet and related telecommunications providers to provide the data communications capacity in the time frame we require could cause interruptions in the services we provide. Unanticipated problems affecting our computer and telecommunications systems in the future could cause interruptions in the delivery of our services, causing a loss of revenue and potential loss of customers.

More individuals are using non-PC devices to access the internet. We may be unable to capture market share for advertising on these devices.

The number of people who access the Internet through devices other than personal computers, including mobile telephones, smart phones, handheld computers and video game consoles, has increased dramatically in the past few years. Most of the publishers in the GoFish Network originally designed their services for rich, graphical environments such as those available on desktop and laptop computers. The lower resolution, functionality and memory associated with alternative devices make the use of these websites difficult and the publishers in the GoFish Network developed for these devices may not be compelling to users of alternative devices. In addition, the creative advertising solutions that thrive in rich environments may be less attractive to advertisers on these devises. The use of such creative advertising is part what makes our services attractive to advertisers and is what most contributes to our margins. If we are slow to develop services and technologies that are more compatible with non-PC communications devices or if we are unable to attract and retain a substantial number of publishers that focus on alternative device users to our online services, we will fail to capture a significant share of an increasingly important portion of the market for online services, which could adversely affect our business.

RISKS RELATED TO OUR INDUSTRY

Anything that causes users of websites on the GoFish Network to spend less time on their computers, including seasonal factors and national events, may impact our profitability.

Anything that diverts users of the GoFish Network from their customary level of usage could adversely affect our business. Geopolitical events such as war, the threat of war or terrorist activity, and natural disasters such as hurricanes or earthquakes all could adversely affect our profitability. Similarly, our results of operations historically have varied seasonally because many of our users reduce their activities on our website with the onset of good weather during the summer months, and on and around national holidays.

If the delivery of Internet advertising on the Web is limited or blocked, demand for our services may decline.

Our business may be adversely affected by the adoption by computer users of technologies that harm the performance of our services. For example, computer users may use software designed to filter or prevent the delivery of Internet advertising, including pop-up and pop-under advertisements; block, disable or remove cookies used by our ad serving technologies; prevent or impair the operation of other online tracking technologies; or misrepresent measurements of ad penetration and effectiveness. We cannot assure you that the proportion of computer users who employ these or other similar technologies will not increase, thereby diminishing the efficacy of our products and services. In the event that one or more of these technologies became more widely adopted by computer users, demand for our products and services would decline.

Direct marketers and advertisers may be reluctant to devote a portion of their budgets to marketing technology and data products and services or online advertising.

Companies doing business on the Internet, including us, must compete with traditional advertising media, including television, radio, cable and print, for a share of advertisers’ total marketing budgets. Potential customers may be reluctant to devote a significant portion of their marketing budget to online advertising or marketing technology and data products and services if they perceive the Internet or direct marketing to be a limited or ineffective marketing medium. Any shift in marketing budgets away from marketing technology and data products or services or online advertising spending, or our offerings in particular, could materially and adversely affect our business, results of operations or financial condition. In addition, online advertising could lose its appeal to those direct marketers and advertisers using the Internet as a result of its ad performance relative to other media.

The lack of appropriate measurement standards or tools may cause us to lose customers or prevent us from charging a sufficient amount for our products and services.

Because many online marketing technology and data products and services remain relatively new disciplines, there is often no generally accepted methods or tools for measuring the efficacy of online marketing and advertising as there are for advertising in television, radio, cable and print. Therefore, many advertisers may be reluctant to spend sizable portions of their budget on online marketing and advertising until more widely accepted methods and tools that measure the efficacy of their campaigns are developed. In addition, direct marketers are often unable to accurately measure campaign performance across all response channels or identify which of their marketing methodologies are driving customers to make purchases. Therefore, our customers may not be able to assess the effectiveness of our services and as a result, we could lose customers, fail to attract new customers or existing customer could reduce their use of our services.

We could lose customers or fail to gain customers if our services do not utilize the measuring methods and tools that may become generally accepted. Further, new measurement standards and tools could require us to change our business and the means used to charge our customers, which could result in a loss of customer revenues and adversely impact our business, financial condition and results of operation.

We may infringe on third-party intellectual property rights and could become involved in costly intellectual property litigation.

Other parties claiming infringement by the software on our owned and operated sites or other aspects of our business could sue us. We may be liable to third parties for content available or posted on our owned and operated websites, including music videos and clips from movies or television, which may violate the copyright, trademark or other intellectual property rights of such third parties, or we may be liable if the content is defamatory.

In addition, any future claims, with or without merit, could impair our business and financial condition because they could:

•	result in significant litigation costs;

•	divert the attention of management;

•	divert resources; or

•	require us to enter into royalty and licensing agreements that may not be available on terms acceptable to us or at all.

We may experience unexpected expenses or delays in service enhancements if we are unable to license third-party technology on commercially reasonable terms.

We rely on a variety of technology that we license from third parties. These third-party technology licenses might not continue to be available to us on commercially reasonable terms or at all. If we are unable to obtain or maintain these licenses on favorable terms, or at all, our ability to efficiently deliver advertisements at the best rates available might be impaired and this would adversely impact our business.

It is not yet clear how laws designed to protect children that use the Internet may be interpreted and enforced, and whether new similar laws will be enacted in the future which may apply to our business in ways that may subject us to potential liability.

The Children’s Online Privacy Protection Act (“COPPA”) imposes civil penalties for collecting personal information from children under the age of 13 without complying with the requirements of COPPA. While we have narrowed our target audience on the GoFish Network to the 6-17 year old demographic and their co-viewing parents, we do not allow users under 13 to register on our owned and operated websites and we do not collect personal information from children under the age of 13. However, we are not able to control the ways in which consumers use our technology, and our technology may be used for purposes that violate these laws. In addition, publishers in the GoFish Network may violate COPPA on their websites.

Although COPPA is a relatively new law, the Federal Trade Commission (“FTC”) has recently been more active in enforcing violations with COPPA. In the last 18 months, the FTC has brought a number of actions against website operators for failure to comply with COPPA requirements, and has imposed fines of up to $1 million. Future legislation similar to these Acts could subject us to potential liability if we were deemed to be noncompliant with such rules and regulations.

We may also be subject to the provisions of the Child Online Protection Act (“COPA”), which restricts the distribution of certain materials deemed harmful to children. COPA is also designed to restrict access to such materials by children, and accordingly, the provisions of COPA may apply to certain Internet product and service providers even though such companies are not engaged in the business of distributing the harmful materials. Although some court decisions have cast doubt on the constitutionality of COPA, and we have instituted processes for voluntary compliance with provisions of COPA that may be relevant to our business, COPA could subject us to liability.

Increasing governmental regulation of the Internet could harm our business.

The publishers in the GoFish Network are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards conducting business on the Internet. However, due to the increasing popularity and use of the Internet, many laws and regulations relating to the Internet are being debated at the state and federal levels. These laws and regulations could cover issues such as user privacy, freedom of expression, pricing, fraud, quality of products and services, advertising, intellectual property rights and information security. Furthermore, the growth and development of Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business over the Internet.

Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, libel, obscenity and personal privacy could also harm our business. The majority of these laws was adopted before the advent of the Internet, and do not contemplate or address the unique issues raised by the Internet. The courts are only beginning to interpret those laws that do reference the Internet, such as the Digital Millennium Copyright Act and COPPA, and their applicability and reach are therefore uncertain. These current and future laws and regulations could harm our business, results of operation and financial condition.

In addition, several telecommunications carriers have requested that the Federal Communications Commission regulate telecommunications over the Internet. Due to the increasing use of the Internet and the burden it has placed on the current telecommunications infrastructure, telephone carriers have requested the FCC to regulate Internet service providers and impose access fees on those providers. If the FCC imposes access fees, the costs of using the Internet could increase dramatically which could result in the reduced use of the Internet as a medium for commerce and have a material adverse effect on our Internet business operations.

We depend on the growth of the Internet and Internet infrastructure for our future growth, and any decrease or less than anticipated growth in Internet usage could adversely affect our business prospects.

Our future revenue and profits, if any, depend upon the continued widespread use of the Internet as an effective commercial and business medium. Factors which could reduce the widespread use of the Internet include:

•	possible disruptions or other damage to the Internet or telecommunications infrastructure;

•	failure of the individual networking infrastructures of our merchant advertisers and distribution partners to alleviate potential overloading and delayed response times;

•	a decision by merchant advertisers to spend more of their marketing dollars in offline areas;

•	increased governmental regulation and taxation; and

•	actual or perceived lack of security or privacy protection.

In addition, websites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure, and as a result of sabotage, such as electronic attacks designed to interrupt service on many websites. The Internet could lose its viability as a commercial medium due to reasons including increased governmental regulation or delays in the development or adoption of new technologies required to accommodate increased levels of Internet activity. If use of the Internet does not continue to grow, or if the Internet infrastructure does not effectively support our growth, our revenue and results of operations could be materially and adversely affected.

RISKS RELATED TO OUR COMMON STOCK

You may have difficulty trading our common stock as there is a limited public market for shares of our common stock.

Our common stock is currently quoted on the NASD’s OTC Bulletin Board under the symbol “GOFH.OB.” Our common stock is not actively traded and there is a limited public market for our common stock. As a result, a stockholder may find it difficult to dispose of, or to obtain accurate quotations of the price of, our common stock. This severely limits the liquidity of our common stock, and would likely have a material adverse effect on the market price for our common stock and on our ability to raise additional capital. An active public market for shares of our common stock may not develop, or if one should develop, it may not be sustained.

Applicable SEC rules governing the trading of “penny stocks” may limit the trading and liquidity of our common stock which may affect the trading price of our common stock.

Our common stock is currently quoted on the NASD’s OTC Bulletin Board. On July 28, 2008, the closing price of our common stock was $0.25 per share. Stocks such as ours which trade below $5.00 per share are generally considered “penny stocks” and subject to SEC rules and regulations which impose limitations upon the manner in which such shares may be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock.

There is a limited public market for shares of our common stock, which may make it difficult for investors to sell their shares.

There is a limited public market for shares of our common stock. An active public market for shares of our common stock may not develop, or if one should develop, it may not be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock.

The price of our common stock has been and is likely to continue to be highly volatile, which could lead to losses by investors and costly securities litigation.

The trading price of our common stock has been and is likely to continue to be highly volatile and could fluctuate in response to factors such as:

•	actual or anticipated variations in our operating results;

•	announcements of technological innovations by us or our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	adoption of new accounting standards affecting our industry;

•	additions or departures of key personnel;

•	introduction of new services by us or our competitors;

•	sales of our common stock or other securities in the open market;

•	conditions or trends in the Internet and online commerce industries; and

•	other events or factors, many of which are beyond our control.

The stock market has experienced significant price and volume fluctuations, and the market prices of stock in technology companies, particularly Internet-related companies, have been highly volatile. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against the company. Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and resources, which could harm our business and financial condition.

We do not anticipate dividends to be paid on our common stock, and stockholders may lose the entire amount of their investment.

A dividend has never been declared or paid in cash on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

Securities analysts may not initiate coverage or continue to cover our common stock, and this may have a negative impact on our market price.

The trading market for our common stock will depend, in part, on the research and reports that securities analysts publish about us and our business. We do not have any control over these analysts. There is no guarantee that securities analysts will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect its market price. If we are covered by securities analysts, and our stock is downgraded, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common stock and our preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 310,000,000 shares of capital stock consisting of 300,000,000 shares of common stock and 10,000,000 shares of preferred stock with preferences and rights to be determined by our board of directors. As of July 15, 2008, there were: (i) 25,494,739 shares of common stock outstanding; (ii) 17,652,739 shares reserved for issuance upon the exercise of outstanding options under our 2004 Stock Plan, our 2006 Equity Incentive Plan, our 2007 Non-Qualified Stock Option Plan and our 2008 Stock Incentive Plan; (iii) 4,206,385 shares reserved for issuance upon the exercise of outstanding warrants (other than the June 2007 Warrants and the 2008 Warrants); (iv) 35,000,000 shares reserved for issuance upon conversion of the June 2007 Notes and exercise of the June 2007 Warrants; and (v) 5,996,561 shares reserved for issuance upon conversion of the 2008 Notes and exercise of the 2008 Warrants. In the case of our convertible securities, including our June 2007 Notes and our 2008 Notes, warrants and options, the perception of a significant market “overhang” resulting from the existence of our obligations to honor the conversions or exercises may create downward pressure on the trading price of our common stock. In addition, the June 2007 Notes, the June 2007 Warrants, the June 2007 Placement Agent Warrants, the 2008 Notes, the 2008 Warrants and certain other warrants are also subject to full-ratchet anti-dilution protection that, if triggered, could operate to create substantial additional dilution for our then-existing stockholders if we need to raise additional funds at a time when the price an investor would pay for our common stock is less than $1.60 per share (in the case of the June 2007 Notes), $2.06 per share (in the case of the 2008 Notes) or $1.75 per share (in the case of the June 2007 Warrants, the June 2007 Placement Agent Warrants and the 2008 Warrants).

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. On August 10, 2007, we entered into an Amended and Restated Strategic Alliance Agreement with Kaleidoscope Sports and Entertainment LLC (“KSE”), pursuant to which, among other things, KSE surrendered its warrants under the original Strategic Alliance Agreement (including its previously-issued warrants to purchase 500,000 shares of common stock) in exchange for warrants to purchase 166,667 shares of common stock. While the Amended and Restated Strategic Alliance Agreement was terminated as of August 4, 2008, KSE continues to have six months from the date of termination within which to exercise its warrants to purchase 166,667 shares of common stock. In November 2007, we issued to an accredited investor warrants to purchase 46,875 shares of our common stock at an exercise price of $1.75. On December 10, 2007, we entered into a stock and warrant issuance agreement with MiniClip Limited, pursuant to which we agreed to issue 300,000 shares of our common stock and a warrant to purchase an additional 300,000 shares of our common stock at an exercise price of $1.75 per share. On December 12, 2007, we entered into a stock issuance and participation rights agreement with MTV Networks, a division of Viacom International Inc., pursuant to which we issued 1,000,000 restricted shares of our common stock. In February 2008, we issued warrants to purchase 170,000 restricted shares of our common stock at an exercise price of $1.75 per share to certain service providers.

The future issuance of any such additional shares of our common stock or other securities may create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes or for other business purposes, including at a price (or exercise prices) below the price at which shares of our common stock are currently quoted on the OTC Bulletin Board.

Even though we are not a California corporation, our common stock could still be subject to a number of key provisions of the California General Corporation Law.

Under Section 2115 of the California General Corporation Law (the “CGCL”), corporations not organized under California law may still be subject to a number of key provisions of the CGCL. This determination is based on whether the corporation has significant business contacts with California and if more than 50% of its voting securities are held of record by persons having addresses in California. In the immediate future, we will continue the business and operations of GoFish Technologies Inc. and a majority of our business operations, revenue and payroll will be conducted in, derived from, and paid to residents of California. Therefore, depending on our ownership, we could be subject to certain provisions of the CGCL. Among the more important provisions are those relating to the election and removal of directors, cumulative voting, standards of liability and indemnification of directors, distributions, dividends and repurchases of shares, shareholder meetings, approval of certain corporate transactions, dissenters’ and appraisal rights, and inspection of corporate records.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. This prospectus includes statements regarding our plans, goals, strategies, intentions, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions “may,” “could,” “should,” etc. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

We believe that the statements we make regarding the following subject matters, among others, are forward-looking by their nature:

•	Our anticipated revenue growth, future operating losses and estimated need for additional capital in the future;

•	Future expansions in research and development, as well as the scope of our operations;

•	Anticipated continuation of market trends, such as “deportalization” and buying power in our target demographic;

•	Corporate governance developments, including the anticipated appointment of special Board committees; and

•	Continuing not to declare or pay cash dividends.

Since our common stock is considered a “penny stock” we are ineligible to rely on the safe harbor for forward-looking statements provided in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Although forward-looking statements in this prospectus reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission (the "SEC") which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

Applicable risks include those risks identified under the heading “Risk Factors” in the prospectus, including the following risks:

•	our historical operating losses and uncertainties relating to our ability to generate positive cash flow and operating profits in the future;

•	difficulty in evaluating our future prospects based on our limited operating history and relatively new business model;

•	our ability to attract new advertisers to our gofish.com website and retain our present advertisers;

•	the highly competitive nature of our business;

•	our ability to keep pace with rapid technological change;

•	the strength of our existing brands and our ability to maintain and enhance those brands;

•	the success of the Internet video market in general and our product and service offerings; and

•	our ability to effectively manage our expected growth.

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified in the table below of:

•	Up to 1,047,281 shares of common stock issuable upon conversion of the June 2007 Notes sold in the June 2007 Private Placement;
•	Up to 4,448,677 shares of common stock, which, based on our good faith estimate, may be issuable in the future if we elect to pay all interest due under the June 2007 Notes in shares of common stock;
•	Up to 3,862,500 shares of common stock issuable upon exercise of the June 2007 Warrants sold in the June 2007 Private Placement; and
•	Up to 309,000 shares of common stock issuable upon exercise of the June 2007 Placement Agent Warrants.

Pursuant to the registration rights agreement executed in connection with the June 2007 Private Placement, we have filed with the SEC a registration statement on Form S-1, of which this prospectus forms a part, under the Securities Act to register such resales. The selling stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered in this Offering” in the table below.

The table below has been prepared based upon the information furnished to us by the selling stockholders. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot provide an estimate as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering covered by this prospectus because the selling stockholders may offer some or all of their shares of common stock under this prospectus.

The following table sets forth the name of each selling stockholder, the nature of any position, office, or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by such selling stockholder before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership is deemed to include any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

We have assumed all shares of common stock reflected on the table will be sold from time to time in the offering covered by this prospectus. Because the selling stockholders may offer all or any portion of the shares of common stock listed in the table below, no estimate can be given as to the amount of those shares of common stock covered by this prospectus that will be held by the selling stockholders upon the termination of the offering.

Unless otherwise set forth below, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable.

The terms of the June 2007 Notes, the June 2007 Warrants and the June 2007 Placement Agent Warrants contain restrictions that limit the ability of a holder from acquiring shares of our common stock in connection with the conversion of the June 2007 Notes or the exercise of the June 2007 Warrants and the June 2007 Placement Agent Warrants, to the extent that such conversion or exercise would result in the holder and its affiliates (or any person whose beneficial ownership would be aggregated with the holder) beneficially owning or having the right to vote in excess of 4.99% of the total number of issued and outstanding shares of our common stock following such exercise.

In computing the number of shares of common stock beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options, warrants or other convertible securities held by that person that are currently convertible or exercisable or become convertible or exercisable within 60 days of the date of this prospectus are deemed outstanding even if they have not actually been converted or exercised.

On a separate registration statement (File No. 333-145406), of which this prospectus does not form a part, we previously registered the offering from time to time of up to 6,117,018 shares of common stock issuable upon conversion of the June 2007 Notes on behalf of certain selling securityholders (including the selling stockholders identified in this prospectus).

Selling Stockholder	Shares of Common Stock Owned Before this Offering (a)		Shares of Common Stock Being Offered in this Offering (b)		Shares of Common Stock Owned Upon Completion of this Offering (c)	Percentage of Common Stock Outstanding Upon Completion of this Offering (d)
Alpha Capital Austalt	601,000	(1)	207,349	(2)	499,471	2.0%
Bear Stearns & Co. Inc.†	250,000	(3)	233,804	(4)	148,471	*
Bridge Financial LLC	500,000	(5)	414,698	(6)	296,942	1.2
Capital Ventures International‡	500,000	(7)	414,698	(8)	296,942	1.2
Cranshire Capital, L.P.	93,750	(9)	93,750	(10)	―	―
Enable Growth Partners LP	3,825,000	(11)	3,172,435	(12)	2,271,613	8.9
Enable Opportunity Partners LP	450,000	(13)	373,228	(14)	267,248	*
Hudson Bay Fund LP‡	376,250	(15)	332,880	(16)	134,375	*
Hudson Bay Overseas Fund Ltd‡	498,750	(17)	441,260	(18)	178,125	*
Lazard Frères & Co. LLC†	247,200	(19)	247,200	(20)	―	―
Merriman Curhan Ford & Co.†	61,800	(21)	61,800	(22)	―	―
Pierce Diversified Strategy Master Fund LLC, Ena	225,000	(23)	186,614	(24)	133,624	*
Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio	2,250,000	(25)	1,866,138	(26)	1,336,243	5.2
Rockmore Investment Master Fund Limited	300,000	(27)	231,888	(28)	178,165	*
SeaPort Group Securities, LLP	312,500	(29)	524,140	(30)	―	―
Technology Credit Partners, LLC	468,750	(31)	865,575	(32)	―	―

† This selling stockholder is a broker-dealer.

‡ This selling stockholder is an affiliate of a broker-dealer. We have been advised that this selling stockholder (1) acquired the June 2007 Notes, the June 2007 Warrants or the June 2007 Placement Agent Warrants, as applicable, in the ordinary course of business and (2) did not have, at the time of acquisition, any agreements or understandings, directly or indirectly, with any person to distribute the shares of common stock underlying the June 2007 Notes, the June 2007 Warrants and the June 2007 Placement Agent Warrants, as applicable.

* Less than 1%.

(a) Because the June 2007 Notes are currently convertible and the June 2007 Warrants and the June 2007 Placement Agent Warrants are currently exercisable, for purposes of this column, the selling stockholders are deemed to currently beneficially own, to the extent applicable, the shares of common stock issuable upon conversion of the June 2007 Notes and/or the shares of common stock issuable upon exercise of the June 2007 Warrants and the June 2007 Placement Agent Warrants. The terms of the June 2007 Notes, the June 2007 Warrants and the June 2007 Placement Agent Warrants contain restrictions that limit the ability of a holder from acquiring shares of our common stock in connection with the conversion of the June 2007 Notes or the exercise of the June 2007 Warrants and the June 2007 Placement Agent Warrants, as applicable, to the extent that such conversion or exercise would result in the holder and its affiliates (or any person whose beneficial ownership would be aggregated with the holder) beneficially owning or having the right to vote in excess of 4.99% of the total number of issued and outstanding shares of our common stock following such conversion or exercise. For purposes of this column, the selling stockholders are not deemed to currently beneficially own the shares of common stock, which based on our good faith estimate, may be issuable in the future if we elect to pay interest due on the June 2007 Notes in shares of common stock.

(b) This column does not reflect, and there is also being registered hereby, such indeterminate number of additional shares of common stock as may be issued or issuable because of stock splits, stock dividends, stock distributions, recapitalizations or similar events and other anti-dilution provisions, all in accordance with the terms of the June 2007 Notes, the June 2007 Warrants and the June 2007 Placement Agent Warrants.

(c) Assumes all of the shares of common stock covered by this prospectus held by the selling stockholders are sold in this offering. For purposes of this column, the selling stockholders are not deemed to currently beneficially own the shares of common stock, which based on our good faith estimate, may be issuable in the future if we elect to pay interest due on the June 2007 Notes in shares of common stock.

(d) Applicable percentage ownership is based on 25,494,739 shares of common stock outstanding as of July 15, 2008.

(1)
Includes (i) 234,000 shares of common stock, (ii) 117,000 shares of common stock issuable upon exercise of certain warrants acquired in our October 2006 private offering, (iii) 156,250 shares of common stock issuance upon conversion of the June 2007 Notes at a conversion price of $1.60 per share and (iv) 93,750 shares of common stock issuable upon exercise of the June 2007 Warrants at an exercise price of $1.75 per share.

(2)
Includes (i) 7,779 shares of common stock issuable upon conversion of the June 2007 Notes at a conversion price of $1.60 per share, (ii) 93,750 shares of common stock issuable upon exercise of the June 2007 Warrants at an exercise price of $1.75 per share, and (iii) 105,820 shares of common stock, which based on our good faith estimate, may be issuable in the future if we elect to pay interest due on the June 2007 Notes in shares of common stock. Konrad Ackerman has the power to vote and dispose of the shares of common stock being registered on behalf of this selling stockholder.

(3)
Includes (i) 156,250 shares of common stock issuance upon conversion of the June 2007 Notes at a conversion price of $1.60 per share and (ii) 93,750 shares of common stock issuable upon exercise of the June 2007 Warrants at an exercise price of $1.75 per share.

(4)
Includes (i) 7,779 shares of common stock issuable upon conversion of the June 2007 Notes at a conversion price of $1.60 per share, (ii) 93,750 shares of common stock issuable upon exercise of the June 2007 Warrants at an exercise price of $1.75 per share, and (iii) 132,275 shares of common stock, which based on our good faith estimate, may be issuable in the future if we elect to pay interest due on the June 2007 Notes in shares of common stock. Ethan Garber has the power to vote and dispose of the shares being registered on behalf of this selling stockholder.

(5)
Includes (i) 312,500 shares of common stock issuance upon conversion of the June 2007 Notes at a conversion price of $1.60 per share and (ii) 187,500 shares of common stock issuable upon exercise of the June 2007 Warrants at an exercise price of $1.75 per share.

(6)
Includes (i) 15,558 shares of common stock issuable upon conversion of the June 2007 Notes at a conversion price of $1.60 per share and (ii) 187,500 shares of common stock issuable upon exercise of the June 2007 Warrants at an exercise price of $1.75 per share, and (iii) 211,640 shares of common stock, which based on our good faith estimate, may be issuable in the future if we elect to pay interest due on the June 2007 Notes in shares of common stock. Amer Nimr has the power to vote and dispose of the shares of common stock being registered on behalf of this selling stockholder.

(7)
Includes (i) 312,500 shares of common stock issuance upon conversion of the June 2007 Notes at a conversion price of $1.60 per share and (ii) 187,500 shares of common stock issuable upon exercise of the June 2007 Warrants at an exercise price of $1.75 per share.

(8)
Includes (i) 15,558 shares of common stock issuable upon conversion of the June 2007 Notes at a conversion price of $1.60 per share and (ii) 187,500 shares of common stock issuable upon exercise of the June 2007 Warrants at an exercise price of $1.75 per share, and (iii) 211,640 shares of common stock, which based on our good faith estimate, may be issuable in the future if we elect to pay interest due on the June 2007 Notes in shares of common stock. Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment
Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares.

(9)	Includes 93,750 shares of common stock issuable upon exercise of the June 2007 Warrants at an exercise price of $1.75 per share.

(10)
Includes 93,750 shares of common stock issuable upon exercise of the June 2007 Warrants at an exercise price of $1.75 per share. Mitch Levine has the power to vote and dispose of the common shares being registered on behalf of this selling stockholder. Mitchell P. Kopin, the President of Downsview Capital, Inc., the general partner of Cranshire Capital, L.P., has sole voting power and investment discretion of the shares being registered on behalf of this selling securityholder. Each of Mitchell P. Kopin and Downsview Capital, Inc. disclaims beneficial ownership of the shares held by Cranshire Capital, L.P.

(11)
Includes (i) 2,390,625 shares of common stock issuance upon conversion of the June 2007 Notes at a conversion price of $1.60 per share and (ii) 1,434,375 shares of common stock issuable upon exercise of the June 2007 Warrants at an exercise price of $1.75 per share.

(12)
Includes (i) 119,012 shares of common stock issuable upon conversion of the June 2007 Notes at a conversion price of $1.60 per share and (ii) 1,434,375 shares of common stock issuable upon exercise of the June 2007 Warrants at an exercise price of $1.75 per share, and (iii) 1,619,048 shares of common stock, which based on our good faith estimate, may be issuable in the future if we elect to pay interest due on the June 2007 Notes in shares of common stock. Mitch Levine has the power to vote and dispose of the common shares being registered on behalf of this selling stockholder.

(13)
Includes (i) 281,250 shares of common stock issuance upon conversion of the June 2007 Notes at a conversion price of $1.60 per share and (ii) 168,750 shares of common stock issuable upon exercise of the June 2007 Warrants at an exercise price of $1.75 per share.

(14)
Includes (i) 14,002 shares of common stock issuable upon conversion of the June 2007 Notes at a conversion price of $1.60 per share and (ii) 168,750 shares of common stock issuable upon exercise of the June 2007 Warrants at an exercise price of $1.75 per share, and (iii) 190,476 shares of common stock, which based on our good faith estimate, may be issuable in the future if we elect to pay interest due on the June 2007 Notes in shares of common stock. Mitch Levine has the power to vote and dispose of the common shares being registered on behalf of this selling stockholder.

(15)
Includes (i) 134,375 shares of common stock issuance upon conversion of the June 2007 Notes at a conversion price of $1.60 per share and (ii) 241,875 shares of common stock issuable upon exercise of the June 2007 Warrants at an exercise price of $1.75 per share.

(16)
Includes (i) 241,875 shares of common stock issuable upon exercise of the June 2007 Warrants at an exercise price of $1.75 per share, and (ii) 91,005 shares of common stock, which based on our good faith estimate, may be issuable in the future if we elect to pay interest due on the June 2007 Notes in shares of common stock. Sander Gerber, Yoav Roth, and John Doscas share voting and investment power over the common shares being registered on behalf of this selling stockholder. Each of Sander Gerber, Yoav Roth and John Doscas disclaim beneficial ownership over the securities held by Hudson Bay Fund LP. The selling stockholder acquired the securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly to distribute the securities.

(17)
Includes (i) 178,125 shares of common stock issuance upon conversion of the June 2007 Notes at a conversion price of $1.60 per share and (ii) 320,625 shares of common stock issuable upon exercise of the June 2007 Warrants at an exercise price of $1.75 per share.

(18)
Includes (i) 320,625 shares of common stock issuable upon exercise of the June 2007 Warrants at an exercise price of $1.75 per share and (ii) 120,635 shares of common stock, which based on our good faith estimate, may be issuable in the future if we elect to pay interest due on the June 2007 Notes in shares of common stock. Sander Gerber, Yoav Roth, and John Doscas share the voting and investment power over the common shares being registered on behalf of this selling stockholder. Each of Sander Gerber, Yoav Roth and John Doscas disclaim beneficial ownership over the securities held by Hudson Bay Overseas Fund LTD. The selling stockholder acquired the securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly to distribute the securities.

(19)
Includes (i) 154,500 shares of common stock issuable upon exercise of June 2007 Placement Agent Warrants at an exercise price of $1.60 per share and (ii) 92,700 shares of common stock issuable upon exercise of June 2007 Placement Agent Warrants at an exercise price of $1.75 per share.

(20)
Includes (i) 154,500 shares of common stock issuable upon exercise of June 2007 Placement Agent Warrants at an exercise price of $1.60 per share and (ii) 92,700 shares of common stock issuable upon exercise of June 2007 Placement Agent Warrants at an exercise price of $1.75 per share.

(21)
Includes (i) 38,625 shares of common stock issuance upon conversion of the June 2007 Notes at a conversion price of $1.60 per share and (ii) 23,175 shares of common stock issuable upon exercise of the June 2007 Warrants at an exercise price of $1.75 per share.

(22)
Includes (i) 38,625 shares of common stock issuable upon exercise of June 2007 Placement Agent Warrants at an exercise price of $1.60 per share and (ii) 23,175 shares of common stock issuable upon exercise of June 2007 Placement Agent Warrants at an exercise price of $1.75 per share.

(23)
Includes (i) 140,625 shares of common stock issuance upon conversion of the June 2007 Notes at a conversion price of $1.60 per share and (ii) 84,735 shares of common stock issuable upon exercise of the June 2007 Warrants at an exercise price of $1.75 per share.

(24)
Includes (i) 7,001 shares of common stock issuable upon conversion of the June 2007 Notes at a conversion price of $1.60 per share and (ii) 84,375 shares of common stock issuable upon exercise of the June 2007 Warrants at an exercise price of $1.75 per share, and (iii) 95,238 shares of common stock, which based on our good faith estimate, may be issuable in the future if we elect to pay interest due on the June 2007 Notes in shares of common stock. Mitch Levine has the power to vote and dispose of the common shares being registered on behalf of this selling stockholder.

(25)
Includes (i) 1,406,250 shares of common stock issuance upon conversion of the June 2007 Notes at a conversion price of $1.60 per share and (ii) 843,750 shares of common stock issuable upon exercise of the June 2007 Warrants at an exercise price of $1.75 per share.

(26)
Includes (i) 70,007 shares of common stock issuable upon conversion of the June 2007 Notes at a conversion price of $1.60 per share and (ii) 843,750 shares of common stock issuable upon exercise of the June 2007 Warrants at an exercise price of $1.75 per share, and (iii) 952,381 shares of common stock, which based on our good faith estimate, may be issuable in the future if we elect to pay interest due on the June 2007 Notes in shares of common stock. Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio.

(27)
Includes (i) 187,500 shares of common stock issuance upon conversion of the June 2007 Notes at a conversion price of $1.60 per share and (ii) 112,500 shares of common stock issuable upon exercise of the June 2007 Warrants at an exercise price of $1.75 per share.

(28)
Includes (i) 9,335 shares of common stock issuable upon conversion of the June 2007 Notes at a conversion price of $1.60 per share and (ii) 112,500 shares of common stock issuable upon exercise of the June 2007 Warrants at an exercise price of $1.75 per share, and (iii) 110,053 shares of common stock, which based on our good faith estimate, may be issuable in the future if we elect to pay interest due on the June 2007 Notes in shares of common stock. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of the date of this prospectus, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(29)	Includes 312,500 shares of common stock issuance upon conversion of the June 2007 Notes at a conversion price of $1.60 per share.

(30)
Includes (i) 312,500 shares of common stock issuable upon conversion of the June 2007 Notes at a conversion price of $1.60 per share and (ii) 211,640 shares of common stock, which based on our good faith estimate, may be issuable in the future if we elect to pay interest due on the June 2007 Notes in shares of common stock.

(31)	Includes 468,750 shares of common stock issuance upon conversion of the June 2007 Notes at a conversion price of $1.60 per share.

(32)
Includes (i) 468,750 shares of common stock issuable upon conversion of the June 2007 Notes at a conversion price of $1.60 per share and (ii) 396,825 shares of common stock, which based on our good faith estimate, may be issuable in the future if we elect to pay interest due on the June 2007 Notes in shares of common stock. Technology Credit Partners, LLC is an affiliate of Tabreez Verjee (our President and a member of our board of directors) and Riaz Valani (a member of our board of directors). Mr. Verjee and Mr. Valani share voting and investment power over the shares owned by Technology Credit Partners, LLC.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at prevailing market prices, or at privately negotiated prices.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	to cover short sales made after the date that this registration statement is declared effective by the Securities and Exchange Commission;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon a selling stockholder’s notification to us that any material arrangement has been entered into with a broker-dealer for the sale of such stockholder’s common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders may be deemed to be “underwriters” and any broker-dealers or agents that are involved in selling the shares will be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the shares of common stock will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and the Securities Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders under this prospectus. We would receive the proceeds from all cash exercises of warrants, which we intend to use for general corporate purposes, including for working capital.

The warrant holders may exercise their warrants at any time until their expiration, as further described under “Description of Securities” included elsewhere in this prospectus. Because the warrant holders may exercise the warrants in their own discretion, we cannot plan on specific uses of proceeds beyond application of proceeds to general corporate purposes. We have agreed to bear the expenses in connection with the registration of the common stock being offered hereby by the selling stockholders.

MARKET FOR COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND SMALL BUSINESS
ISSUER PURCHASES OF EQUITY SECURITIES

Our common stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. under the symbol “GOFH.OB.” From July 3, 2006 until mid-September 2006 our stock was quoted under the symbol “UBIO.” From mid-September 2006 to the present our stock has been quoted under the symbol “GOFH.OB.” The following table sets forth, for the fiscal quarters indicated, the high and low closing bid prices per share of our common stock as reported by the National Association of Securities Dealers composite feed or other qualified interdealer quotation medium. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. Where applicable, the prices set forth below give retroactive effect to our 8.333334-for-1 forward stock split which was effected on October 9, 2006.

Quarter Ended	High Bid	Low Bid
September 30, 2006	$0.025	$0.01
December 31, 2006	$4.69	$0.025
March 31, 2007	$5.95	$3.65
June 30, 2007	$4.30	$1.04
September 30, 2007	$1.11	$0.26
December 31, 2007	$0.55	$0.16
March 31, 2008	$0.57	$0.23
June 30, 2008	$0.42	$0.20
September 30, 2008 (through August 5, 2008)	$0.40	$0.19

As of July 15, 2008, there were 25,494,739 shares of our common stock issued and outstanding.
As of July 15, 2008, there were 97 holders of record of shares of our common stock.

Dividend Policy

We have never declared or paid dividends. We intend to retain earnings, if any, to support the development of the business and therefore does not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

Securities Authorized for Issuance Under Equity Compensation Plans

As of March 31, 2008, we had the following securities authorized for issuance under (i) the 2004 Plan (as hereinafter defined), the former GoFish stock option plan that was adopted by GoFish in connection with the merger, (ii) the 2006 Plan (as hereinafter defined), (iii) the 2007 Plan (as hereinafter defined) and (iv) the 2008 Plan (as hereinafter defined):

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	981,109	$0.965	0

Equity compensation plans not approved by security holders	16,671,630	$0.524	1,692,641

Total	17,652,739	$0.549	1,692,641

2004 Stock Plan

In 2004, the board of directors of GoFish Technologies adopted a 2004 Stock Plan (the “2004 Plan”). The 2004 Plan authorized the board of directors to grant incentive stock options and non-statutory stock options to employees, directors, and consultants for up to 2,000,000 shares of common stock. Under the Plan, incentive stock options and nonqualified stock options were to be granted at a price that is no less than 100% of the fair value of the stock at the date of grant. Options will be vested over a period according to the option agreement, and are exercisable for a maximum period of ten years after date of grant.

In May 2006, GoFish Technologies increased the shares reserved for issuance under the 2004 Plan from 2,000,000 to 4,588,281. Upon completion of the merger, GoFish decreased the shares reserved under the 2004 Plan from 4,588,281 to 804,188 and froze the 2004 Plan resulting in no additional options being available for grant under the 2004 Plan.

2006 Equity Incentive Plan

Prior to the merger, our board of directors and a majority of our stockholders approved and adopted the 2006 Equity Incentive Plan (the “2006 Plan”). Initially a total of 2,000,000 shares of our common stock was reserved for issuance under the 2006 Plan; however, on October 30, 2006, in accordance with the terms of the 2006 Plan, our board of directors increased the number of shares reserved under the 2006 Plan to 4,000,000 shares, subject to approval by our stockholders within one year of such date. In March 2008, our board of directors froze the 2006 Plan resulting in no additional options being available for grant under the 2006 Plan.

2007 Non-Qualified Stock Option Plan

On October 24, 2007, our board of directors approved and adopted the 2007 Non-Qualified Stock Option Plan (the “2007 Plan”). Initially, a total of 3,600,000 shares of our common stock was reserved for issuance under the 2007 Plan; however, in accordance with the terms of the 2007 Plan, on October 31, 2007, our board of directors increased the number of shares reserved under the 2007 Plan to 4,000,000 and on December 18, 2007, it increased the number of shares reserved under the 2007 Plan to 5,500,000 shares. On February 5, 2008, our board of directors further increased the number of shares reserved under the 2007 Plan to 10,500,000. On June 4, 2008, our board of directors further increased the number of shares reserved under the 2007 Plan to 16,500,000. If an incentive award granted under the 2007 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2007 Plan.

Administration

Our board of directors (or any committee composed of members of our board of directors appointed by our board of directors to administer the 2007 Plan), administers the 2007 Plan. The administrator has the authority to, among other things, (i) select the employees, consultants and directors to whom options may be granted, (ii) grant options, (iii) determine the number of shares underlying option grants, (iv) approve forms of option agreements for use under the 2007 Plan, (v) determine the terms and conditions of the options and (vi) subject to certain exceptions, amend the terms of any outstanding option granted under the 2007 Plan.

The 2007 Plan also contains provisions governing: (i) the treatment of options under the 2007 Plan upon the occurrence of certain corporate transactions (including merger, consolidation, sale of all or substantially all the assets of the Company, or complete liquidation or dissolution of the Company) and changes in control of the Company, (ii) transferability of options and (iii) tax withholding upon the exercise or vesting of an option.

Grants

The 2007 Plan authorizes grants of nonqualified stock options to eligible employees, directors and consultants. The term of each option under the 2007 Plan may be no more than ten years from the date of grant. Options granted under the 2007 Plan entitle the grantee, upon exercise, to purchase a specified number of shares from us at a specified exercise price per share. The exercise price for an Option is determined by the administrator, but it cannot be less than the fair market value of our common stock on the date of grant unless agreed to otherwise at the time of the grant.

Duration, Amendment, and Termination

The 2007 Plan will continue in effect for a term of ten years, unless sooner terminated. Our board of directors may at any time amend, suspend or terminate the 2007 Plan.

2008 Stock Incentive Plan

On March 31, 2008, our board of directors froze the 2006 Plan and adopted a new plan, the GoFish Corporation 2008 Stock Incentive Plan (as amended, the “2008 Plan”). At the time the 2006 Plan was frozen, there were 1,533,021 shares available for issuance under it, out of a total of 4,000,000 authorized. The board took these actions because the 2006 Plan could not be used to support the issuance of options or other equity compensation to most of the Company’s California employees. Because the Company is publicly traded, but not listed on a national exchange, under California securities laws, the Company is permitted to issue stock options and other forms of equity compensation to most California employees only through an equity compensation plan approved by the Company’s stockholders and registered with the California Department of Corporations. The Company did not submit the 2006 Plan to stockholders for approval within the one year period after adoption available for this purpose, and, as a result, is unable to use the 2006 Plan to issue stock options to most of its California employees.

The 2008 Plan is intended to replace the frozen 2006 Plan and permits options and other equity compensation to be awarded to most California employees. As originally adopted, the 2008 Plan provided for the issuance of up to 2,400,000 shares of common stock pursuant to awards granted thereunder, up to 2,200,000 of which may be issued pursuant to incentive stock options granted thereunder. However, no awards (as defined in the 2008 Plan) were issued under the 2008 Plan.

On June 4, 2008, our board of directors adopted an amendment to the 2008 Plan to (i) decrease the maximum aggregate number of shares of common stock that may be issued pursuant to awards granted under the plan from 2,400,000 shares to 1,500,000 shares and (ii) decrease the maximum aggregate number of shares that may be issued pursuant to incentive stock options granted under the plan from 2,200,000 shares to 1,500,000 shares. On June 4, 2008, the board also granted initial awards under the 2008 Plan, which were granted to certain non-officer employees and consultants of the Company. The board intends to solicit stockholder approval for the 2008 Plan prior to March 31, 2009.

The following summary of the 2008 Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the 2008 Plan, a copy of which is filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on June 9, 2008, and is incorporated herein by reference.

Purpose. The purpose of the 2008 Plan is to provide the Company’s employees (including officers), consultants and directors, whose present and potential contributions are important to the Company’s success, an incentive, through ownership of common stock, to continue in service to the Company, and to help the Company compete effectively with other enterprises for the services of qualified individuals.

Shares Reserved for Issuance under the 2008 Plan. A total of 1,500,000 shares of common stock will be initially reserved for issuance under the 2008 Plan. The number of shares of common stock available under the 2008 Plan will be subject to adjustment in the event of a stock split, stock or other extraordinary dividend, or other similar change in common stock or the Company’s capital structure.

Administration. The 2008 Plan is administered, with respect to grants to employees, directors, officers, and consultants, by the plan administrator (the “Administrator”), defined as our board of directors or one or more committees designated by the board. The 2008 Plan will initially be administered by the board.

Terms and Conditions of Awards. The 2008 Plan provides for the grant of stock options, restricted stock, restricted stock units, and stock appreciation rights (collectively referred to as “awards”). Stock options granted under the 2008 Plan may be either incentive stock options under the provisions of Section 422 of the Code, or nonqualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to the Company’s employees, directors and consultants or to employees, directors and consultants of the Company’s related entities. Each award granted under the 2008 Plan shall be designated in an award agreement.

Subject to applicable laws, the Administrator has the authority, in its discretion, to select employees, directors and others to whom awards may be granted from time to time, to determine whether and to what extent awards are granted, to determine the number of shares of common stock or the amount of other consideration to be covered by each award (subject to the limitations set forth above under “Shares Reserved for Issuance under the 2008 Plan”), to approve award agreements for use under the 2008 Plan, to determine the terms and conditions of any award (including the vesting schedule applicable to the award), to amend the terms of any outstanding award granted under the Plan, to construe and interpret the terms of the 2008 Plan and awards granted, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to take such other action not inconsistent with the terms of the 2008 Plan, as the Administrator deems appropriate.

The term of any award granted under the 2008 Plan will be stated in the applicable award agreement but may not exceed a term of more than ten years (or five years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of the Company’s combined voting power or any parent or subsidiary of the Company), excluding any period for which the participant has elected to defer the receipt of the shares or cash issuable pursuant to the award pursuant to a deferral program the Administrator may establish in its discretion.

The 2008 Plan authorizes the Administrator to grant incentive stock options at an exercise price not less than 100% of the fair market value of the common stock on the date the option is granted (or 110%, in the case of an incentive stock option granted to any employee who owns stock representing more than 10% of the Company’s combined voting power or any parent or subsidiary of the Company). In the case of stock appreciation rights, the base appreciation amount shall not be less than 100% of the fair market value of the common stock on the date of grant. In the case of awards intended to qualify as performance-based compensation, the exercise or purchase price, if any, shall be not less than 100% of the fair market value per share on the date of grant. In the case of all other awards granted under the 2008 Plan, the exercise or purchase price shall be determined by the Administrator. The exercise or purchase price is generally payable in cash, check, shares of common stock or with respect to options, payment through a broker-dealer sale and remittance procedure or a “net exercise” procedure.

The 2008 Plan provides that stockholder approval is required in order to (i) reduce the exercise price of any option or the base appreciation amount of any stock appreciation right awarded under the 2008 Plan or (ii) cancel any option or stock appreciation right awarded under the 2008 Plan in exchange for another award at a time when the exercise price exceeds the fair market value of the underlying shares unless the cancellation and exchange occurs in connection with a Corporate Transaction (defined below). However, canceling an option or stock appreciation right in exchange for another option, stock appreciation right, restricted stock or other award, with an exercise price, purchase price or base appreciation amount (as applicable) that is equal to or greater than the exercise price or base appreciation amount (as applicable) of the original option or stock appreciation right will not require stockholder approval.

Termination of Service. An award may not be exercised after the termination date of such award as set forth in the award agreement. To the extent required by applicable state securities laws, an option will generally be exercisable following termination of service for at least thirty (30) days following such termination (and at least six (6) months if such termination is due to death or disability). If a participant is terminated for cause, the award will expire concurrently with such termination. Following termination of service, the award shall terminate to the extent not exercised on the last day of the specified period in the award agreement or the last day of the original term of the award, whichever comes first. Any award designated as an incentive stock option, to the extent not exercised within the time permitted by law for the exercise of incentive stock options following the termination of employment, shall convert automatically to a nonqualified stock option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the award agreement.

Transferability of Awards. Under the 2008 Plan, incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the participant only by the participant. Other awards shall be transferable only by will and by the laws of descent and distribution and during the lifetime of a participant, to the extent and in the manner authorized by the Administrator, but only to the extent such transfers are made to family members and pursuant to domestic relations orders or agreements. The 2008 Plan permits the designation of beneficiaries by holders of awards, including incentive stock options.

The 2008 Plan includes the following performance criteria that may be considered by the Administrator when granting performance-based awards: (i) increase in share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added, (xvii) market share, (xviii) relative or absolute share price and (xix) pro forma net income.

Change in Capitalization. Subject to any required action by the Company’s stockholders, the number of shares of common stock covered by outstanding awards, the number of shares of common stock that have been authorized for issuance under the 2008 Plan, the exercise or purchase price of each outstanding award, the maximum number of shares of common stock that may be granted subject to awards to any participant in a calendar year, and the like, shall be proportionally adjusted by the Administrator in the event of (i) any increase or decrease in the number of issued shares of common stock resulting from a stock split, stock dividend, combination or reclassification or similar event affecting common stock, (ii) any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by the Company or (iii) any other transaction with respect to common stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), distribution of cash or other assets to stockholders other than a normal cash dividend, or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”

Corporate Transaction or Change in Control. Effective upon the consummation of a Corporate Transaction, all outstanding awards shall terminate. However, all such awards shall not terminate to the extent the contractual obligations represented by the awards are assumed by the successor entity. Except as provided in an individual award agreement, the Administrator shall have the authority to provide for the full or partial automatic vesting and exercisability of one or more outstanding unvested awards under the Plan and the release from restrictions on transfer and repurchase or forfeiture rights of such awards in connection with a Corporate Transaction or Change in Control, on such terms and conditions as the Administrator may specify.

Under the 2008 Plan, a Corporate Transaction is generally defined as:

•	acquisition of 50% or more of the Company’s stock by any individual or entity including by tender offer or a reverse merger;

•	a sale, transfer or other disposition of all or substantially all of the assets of the Company;

•	a merger or consolidation in which the Company is not the surviving entity; or

•	a complete liquidation or dissolution.

Under the 2008 Plan, a Change in Control is generally defined as:

•
acquisition of 50% or more of the Company’s stock by any individual or entity which a majority of the Company’s board members (who have served on the Company’s board for at least twelve months) do not recommend the Company’s stockholders accept, or

•
a change in the composition of our board of directors over a period of twelve months or less such that a majority of the Company’s board members ceases, by reason of one or more contested elections for board membership, to be comprised of individuals who have either been board members continuously for a period of at least twelve months or have been board members for less than twelve months and were elected or nominated for election by at least a majority of board members who have served on our board of directors for at least twelve months.

Amendment, Suspension or Termination of the 2008 Plan. Our board of directors may at any time amend, suspend or terminate the 2008 Plan. The 2008 Plan will be for a term of ten years unless sooner terminated by the board. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, the Company shall obtain stockholder approval of any such amendment to the 2008 Plan in such a manner and to such a degree as is required.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations provides information that we believe is relevant to an assessment and understanding of our financial condition and results of operations. This Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

This prospectus, including this Management’s Discussion and Analysis of Financial Condition and Results of Operations, contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (e.g., “will,” “may,” “could,” “should,” etc.) or similar expressions identify certain of these forward-looking statements.

These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements in this prospectus. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed under the heading “Risk Factors” included elsewhere in this prospectus and those discussed in other documents we file with the SEC. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements. Given these risks and uncertainties, readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

Overview

GoFish Corporation operates an online entertainment and media network (the “GoFish Network”) with a focus on reaching kids, teens and moms. According to comScore Media Metrix, the GoFish Network reached roughly 23 million unique U.S. users per month as of June 30, 2008, currently ranking as the third-largest online destination in comScore’s Kids-Entertainment and Teen-Community categories and the second-largest online destination in the Women-Community category. The sites in the GoFish Network reach more than 71 million users worldwide, more than any other property in those same comScore’s categories.

We generate revenue by selling advertising on the websites in the GoFish Network. The GoFish Network is comprised of our owned and operated websites, as well as third-party websites (“publishers”) aimed at the 6-17 year old demographic and their co-viewing parents, for which GoFish is the exclusive brand advertising monetization partner. We aim to attract publishers to the GoFish Network by providing them with access to relevant, high quality, advertising, as well as sponsorship and video and other content opportunities at higher revenue rates than could be obtained by these sites independently. The collection of these websites into the GoFish Network provides a platform for advertisers to reach our core constituency of kids and teens as well as their parents. The GoFish Network seeks to offer engaged audiences and immersive experiences within websites that are editorially and contextually relevant to the consumer.

Recent Developments

On June 5, 2008, we announced the appointment of Matt Freeman as the Company’s Chief Executive Officer and a director. Mr. Freeman, age 38, is the former founder and Chief Executive Officer of Tribal DDB Worldwide, an interactive agency that is a part of Omnicom Group’s DDB Worldwide. Under his leadership, he helped grow Tribal DDB Worldwide from $5 million in annual revenue to over 1,500 employees and $250 million in annual revenue in a global network of 45 offices spanning 28 countries. In January 2006, AdWeek named Tribal DDB Worldwide its Interactive Agency of the Year, and, in January 2008, Advertising Age awarded it Global Agency Network of the Year. Both publications cited Freeman’s leadership as a critical factor in Tribal’s enduring success. Mr. Freeman replaced Michael Downing. In connection with Mr. Freeman’s appointment, on June 5, 2008, the Company and Mr. Freeman entered into an Employment Agreement, which provides for a salary for Mr. Freeman at the monthly rate of $37,500, less standard payroll deductions and tax withholdings. Upon the completion of one or more debt or equity financings totaling at least $8 million (a “Qualified Financing”), Mr. Freeman’s base salary will be increased to a monthly rate of fifty thousand dollars ($50,000), less standard payroll deductions and tax withholdings. At the one-year anniversary of Mr. Freeman’s start date, if the Company has completed a Qualified Financing, Mr. Freeman will receive a bonus payment equal to $12,500 multiplied by the number of months between his start date and the date of completion of a Qualified Financing. Mr. Freeman will also be eligible to receive incentive compensation of $150,000 per year, contingent upon attainment of performance targets to be mutually agreed upon with our board of directors. In connection with Mr. Freeman’s appointment, and, effective upon the execution of the Employment Agreement, on June 4, 2008, the board granted options under the Company’s Non-Qualified Stock Option Plan (as amended by the amendment described below under “Amendment to the Non-Qualified Stock Option Plan”) to Mr. Freeman. The grant to Mr. Freeman consists of non-qualified stock options to purchase 5,000,000 shares of common stock as follows: (i) non-qualified stock options to purchase 2,500,000 shares of common stock with an exercise price equal to the closing price per share of the Company’s common stock on the OTC Bulletin Board on June 4, 2008, which was $0.23 per share and (ii) non-qualified stock options to purchase 2,500,000 shares of common stock with an exercise price equal to $0.80, subject to certain price adjustments if the Company completes a financing at a price less than $0.80 per share. The options granted to Mr. Freeman begin vesting on the date he commences employment with the Company and vest monthly at the rate of 1/36th per month, provided that Mr. Freeman continues to provide services to the Company under the Employment Agreement. The Company also agreed to provide certain anti-dilution protection for the options granted to Mr. Freeman. The term of Mr. Freeman’s employment as the Company’s Chief Executive Officer is indefinite, subject to termination by either party in accordance with the terms of the Employment Agreement. The Company may terminate Mr. Freeman at any time, without notice, for any reason or no reason at all. Pursuant to the terms of the Employment Agreement, in the event that Mr. Freeman’s employment is terminated by the Company other than for cause, death or disability, Mr. Freeman is eligible to receive, among other things, a severance payment (in the form of a salary continuation) equal to one year’s base salary (subject to reduction to six months if Mr. Freeman finds subsequent employment prior to the expiration of the twelve month period) and an additional twelve months of vesting on the options granted to Mr. Freeman from the date of termination, which, to the extent unexercised, will expire two years after such termination. If Mr. Freeman’s employment is terminated by death or disability, Mr. Freeman is entitled to receive an additional twelve months of vesting on the options granted to Mr. Freeman from the date of termination, which, to the extent unexercised, will expire two years after such termination. In the event of a “change of control,” any unvested options granted to Mr. Freeman shall become fully vested immediately prior to the occurrence of the change of control.

In two separate closings, on April 18, 2008 and June 30, 2008, we sold to certain accredited investors unsecured convertible original issue discount notes due June 8, 2010 in the aggregate principal amount of $4,117,647.06 (the “2008 Notes”) and warrants (“2008 Warrants”) to purchase an aggregate of 3,997,723 shares of our common stock, in a private placement transaction for an aggregate purchase price of $3,500,000. The 2008 Notes are discounted 15% from their respective principal amounts, and will bear interest at a rate of 15% per annum beginning one year from the date of issuance, payable on any conversion date or the maturity date of the 2008 Notes in cash or shares of our common stock, at the investor’s option. The 2008 Notes will mature on June 8, 2010 and will be convertible into shares of our common stock, at the investor’s option, 181 days after the date of issuance at a conversion price of $2.06 per share, subject to full-ratchet anti-dilution protection. Pursuant to the terms of the Subscription Agreement between the investors and the Company, each investor was granted a participation right in certain future financings of the Company to purchase, by application of the outstanding balance of the 2008 Notes and any other amounts then owing to such investor, up to 15% of all of the Company’s securities offered in any such financing. Each investor was also granted piggy-back registration rights, and has agreed not to transfer or assign the 2008 Notes and the 2008 Warrants (except to affiliates) for 181 days after the closing date of the private placement. Pursuant to the terms of the Subscription Agreement, the Company has agreed to indemnify each investor, its affiliates and agents against certain liabilities (if any) in connection with the private placement. In addition, the Subscription Agreement contains negative covenants that provide that, so long as the 2008 Notes are outstanding, the Company may not, among other things: (i) incur any liens (other than permitted liens); (ii) amend the Company’s Articles of Incorporation, bylaws or charter to adversely affect the rights of the Investors; (iii) make certain restricted payments (including repurchases of, or dividends on, common stock); and (iv) incur any obligation for borrowed money (other than certain exempted issuances and permitted liens).

Trends in Our Business

We recently refined our strategic focus to narrow our target audience to the 6-17 year old demographic and their co-viewing parents. We seek to enter into contractual relationships with third-party websites (“publishers”) that we believe appeal to a similar target audience, under which we assume responsibility for selling their inventory of available advertising opportunities, as well as syndicating video content to them. Our revenues have generally increased as a result of implementing this change, and we expect our revenues to continue to grow during the remainder of fiscal year 2008. In the youth advertising market, the first half of the year tends to experience lower spending, while the second half of the year tends to experience higher spending. In addition, online advertising, as well as the demand for performance-based marketing services has, in the past, peaked during the fourth quarter holiday season.

In general, the sales cycle in our business ranges from three to nine months. This is due to the general practice for all advertiser categories to plan at least one quarter in advance. In some cases, several of our key advertiser categories, such as consumer packaged goods, buy ad media well in advance of a campaign (up to 12 months). As a result, nearly 100% of our advertising sold for the three months ended March 31, 2008 was for sites that were in our network as of December 31, 2007. In addition, we only formally launched the GoFish Network in February 2008. After the launch, we saw an increase in demand for our services. However, this increased demand occurred too late to have had a material impact in the first quarter of 2008. We anticipate that these events will begin to take effect in the second and third quarters of 2008. In general, since the launch of the GoFish Network, we have received more requests for proposals, we have been invited to pitch more business and, as a result, we believe we have built a robust sales pipeline. We anticipate that our revenue will show significant quarter over quarter growth for the rest of 2008 as the launch of the GoFish Network, the anticipated increase in the size of the GoFish Network and the sales cycle all are expected to mature.

We believe that a shift in consumer behavior online, known as “Deportalization,” is affecting and will continue to affect the distribution of advertising dollars online. Deportalization is a term that describes the phenomenon where Internet traffic is moving from large portals to smaller, disparate sites. From February 2000 to October 2006, the number of websites grew from 10 million to 100 million. During the following 12 months, the number of websites grew to 143 million. The drivers of this trend are search and increased user confidence with regard to the medium. We expect that, in the next several years, the large sites will continue to lose traffic to smaller sites. We also believe that vertical advertising networks, such as the GoFish Network, will receive an increasing share of advertising dollars spent online.

We are seeking to invest significantly in building the employee and systems infrastructures that we believe are necessary to manage our growth and develop and promote our products and services in order to take advantage of the trends described above, which will require us to continue to use significant cash resources in the near future. In general, the demand for high quality salespeople in online advertising sales is very competitive and requires paying competitive market salaries in order to obtain the results we seek to grow our business. In addition, we believe that attracting, hiring and retaining mid-level digital advertising executives is important to building our business and the market for these executives in our industry is also very competitive.

Results of Operations - Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

Revenues

Total revenues increased to $657,150 for the three months ended March 31, 2008 from $24,074 for the three months ended March 31, 2007. The increase from March 31, 2007 reflected higher sales from advertising that was sold across the GoFish Network. Revenues in the three months ended March 31, 2008 consisted of advertising fees, primarily from graphical and rich-media ads. As we begin to add publisher websites into the GoFish Network, we have been able to generate a greater number of user impressions for our advertisers. However, the sales cycle in our business generally ranges from three to nine months. During the three months ended March 31, 2008, 86% of our advertising sold was for the sites in the GoFish Network as of September 30, 2007 and nearly 100% was for sites that were in our network as of December 31, 2007. We expect this number to decrease during the rest of 2008 as the sales cycle matures for the newer publisher in the GoFish Network.

In addition, we only recently formally launched the GoFish Network in February 2008. Immediately after launch, we noticed an increase in demand for our services, but this increase in demand occurred too late to have had a material impact in the first quarter of 2008. We anticipate that these changes will begin to take effect in the second and third quarters of 2008. In general, since the launch of the GoFish Network, we have received more requests for proposal (RFPs), we have been invited to pitch more business, and, as a result, we believe we have built a more robust sales pipeline. We anticipate that our revenue will experience significant quarter-over-quarter growth for the rest of 2008 as the launch of the GoFish Network, the increase in the size of the GoFish Network and the sales cycle all contribute to revenue.

We anticipate revenues for the full fiscal year of 2008 to be in the range of $8.5 million to $11 million. While management believes these projections have a reasonable basis, these projections are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by such projections, including those identified under the heading “Risk Factors” below and those discussed in other documents we file with the SEC.

Costs of Revenues

Cost of revenues consist primarily of direct payments to publishers for revenue share on advertising revenues, costs associated with hosting our websites and ad serving costs for impressions delivered in connection with advertising revenues. Cost of revenues increased $589,458 for the three months ended March 31, 2008 from $214,348 for the three months ended March 31, 2007. The increase included $559,980 of payments made to publishers, $55,780 for web hosting costs, $20,933 for share-based compensation expenses related to SFAS No. 123(R), $39,362 for ad serving and $18,426 for licensing expenses. These increases were partly offset by $105,023 reduction in video production costs.

Sales and Marketing

Sales and marketing expenses consist primarily of advertising and other marketing related expenses, compensation-related expenses, sales commissions, and travel costs.

Sales and marketing expenses increased $162,764 for the three months ended March 31, 2008 from $1,524,125 for the three months ended March 31, 2007. The increase was attributable to a $472,441 increase in personnel and other benefits related costs, including a $48,412 increase in share-based compensation expenses related to SFAS No. 123(R), a $33,413 increase in travel expenses and a $172,350 increase in allocation of facilities, IT and other operating expenses. These increases were partly offset by a $379,925 decrease in advertising and other marketing related expenses and a $135,515 decrease in professional services for public relations and related development research expense. The addition of our first direct sales personnel, who joined the Company in early August 2007, was responsible for the increase in personnel and other benefits related costs, sales commissions and travel. The reduction in advertising, other marketing expenses, public relations and related development research expenses was driven by the change in business model and a reduced need for advertising campaigns.

Employees in sales and marketing at March 31, 2008, and 2007 were 22 and 8, respectively.

Product Development

Product development expenses consist primarily of compensation-related expenses incurred for the development of, and enhancement to systems that enable us to drive and support revenue generating activities across our network of websites.

Product development expenses decreased $558,185 for the three months ended March 31, 2008 from $732,566 for the three months ended March 31, 2007. The decrease was attributed primarily to a decrease in compensation related expenses of $552,698, including a $56,957 decrease in share-based compensation expenses related to SFAS No. 123(R), and the allocation of approximately $5,487 of facilities, IT and other operating expenses.

Employees in product development at March 31, 2008 and 2007 were 5 and 14, respectively.

General and Administrative

General and administrative expenses consist primarily of compensation-related expenses related to our executive management, finance and human resource organizations and legal, accounting, insurance, investor relations and other operating expenses to the extent not otherwise allocated to other functions.

General and administrative expenses increased $552,171 for the three months ended March 31, 2008 from $1,054,969 for the three months ended March 31, 2007. The increase was attributable to a $269,652 increase in compensation-related expenses, including a $188,385 increase in share-based compensation expenses related to SFAS No. 123(R), a $72,322 increase in accounting, investor relations and other professional services, a $97,116 reduction in travel expenses, a $122,077 amortization of deferred financing costs and a $185,236 increase in unallocated facilities, IT and other operating expenses. The increase in compensation-related expenses is due to headcount increase and share-based compensation expenses in the first quarter of 2008. The increases in accounting, investor relation and other professional services resulted primarily from the timing of billing for these services provided in the first quarter of 2008. Amortization expense recorded in the first quarter of 2008 relates to the amortization of debt issuance costs of the June 2007 Notes. Allocated and other operating expenses increased as we moved into new executive offices in April 2007 in San Francisco, California and entered into a new lease agreement in October 2007 for our East Coast Sales Office in New York, New York.

Employees in general and administrative at March 31, 2008 and 2007 were 6 and 8, respectively.

Other Income and Expenses

Other expense increased $599,125 for the three months ended March 31, 2008 from $34,793 of income for the three months ended March 31, 2007, as a result of increased interest expense, which was not fully offset by interest income.

Interest income is derived primarily from short-term interest earned on operating cash balances.

Interest expense recorded in the three months ended March 31, 2008 relates to the June 2007 Notes.

Results of Operations - Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Revenues -- Comparison of the Years Ended December 31, 2007 and 2006

	Year	Year
	Ended	Ended
	December 31,	December 31,	Percent
	2007	2006	Change
Revenues	$2,081,182	$25,779	7,973%

Our revenues totaled $2,081,182 in 2007, as compared to $25,779 in 2006. The increase in 2007 reflects higher sales from advertising that was sold across our network of owned and affiliate publisher websites. Revenues in both periods consisted of advertising fees, primarily from banner and text-based ads. As we begin to add publisher websites into the GoFish Network, we have been able to generate a greater number of user impressions for our advertisers. Additionally, these sales were a result of the addition of our first direct sales personnel, which joined the Company in early August. These sales personnel were primarily responsible for the corresponding increase in revenue over the prior year.

Cost of Revenues -- Comparison of the Years Ended December 31, 2007 and 2006

	Year	Year
	Ended	Ended
	December 31,	December 31,	Percent
	2007	2006	Change
Cost of Revenues	$2,437,047	$280,870	768%

Cost of revenues consist primarily of direct payments to publishers for revenue share on advertising revenues, costs associated with hosting our websites, ad serving costs for impressions delivered in connection with advertising revenues and video production costs for launch of our “Made for Internet” programming, which winded down at the end of 2007.

Cost of revenues increased $2,156,177 in 2007 from 2006. The increase included $1,083,478 of payments made to publishers, $452,185 for video production, $421,361 for web hosting costs and $212,503 for ad serving. These increases were partly offset by $13,350 reduction in licensing expenses.

Sales and Marketing -- Comparison of the Years Ended December 31, 2007 and 2006

	Year	Year
	Ended	Ended
	December 31,	December 31,	Percent
	2007	2006	Change
Sales and Marketing	$6,174,158	$1,843,935	235%

Sales and marketing expenses consist primarily of advertising and other marketing related expenses, compensation-related expenses, sales commissions, and travel costs.

Sales and marketing expenses increased $4,330,223 in 2007 from 2006. The increase was attributable to a $2,076,090 increase in personnel and other benefits related costs, including a $261,490 increase in share-based compensation expenses related to SFAS No. 123(R), a $1,421,949 increase in advertising and other marketing related expenses, including a $141,667 compensation charge with warrants issued to consultants, a $290,813 increase in professional services for public relations and related development research expense, a $169,025 increase in travel expenses and a $372,346 increase in allocation of facilities, IT and other operating expenses. The addition of our first direct sales personnel, which joined the Company in early August, was responsible for the increase in personnel and other benefits related costs, sales commissions and travel. The increase in advertising and other marketing expenses was driven by programs associated with search engine optimization and search engine marketing, and expenses for the development and expansion of our publisher network, marketing campaigns for a number of our programming launches and the continuing integration of our businesses. The increase in public relations and research primarily resulted from becoming a public company in the third quarter of 2006.

Employees in sales and marketing at December 31, 2007 and 2006 were 20 and 5, respectively.

Product Development -- Comparison of the Years Ended December 31, 2007 and 2006

	Year	Year
	Ended	Ended
	December 31,	December 31,	Percent
	2007	2006	Change
Product Development	$2,261,481	$1,502,910	50%

Product development expenses consist primarily of compensation-related expenses incurred for the development of, and enhancement to systems that enable us to drive and support revenue generating activities across our network of websites.

Product development expenses increased $758,571 in 2007 from 2006. The increase was attributed primarily to an increase in compensation-related expenses of $580,189, including a $59,994 increase in share-based compensation expenses related to SFAS No. 123(R), and the allocation of approximately $178,382 of facilities, IT and other operating expenses.

Employees in product development at December 31, 2007 and 2006 were 5 and 14, respectively.

General and Administrative -- Comparison of the Years Ended December 31, 2007 and 2006

	Year	Year
	Ended	Ended
	December 31,	December 31,	Percent
	2007	2006	Change
General and Administrative	$5,186,981	$1,544,283	236%

General and administrative expenses consist primarily of compensation-related expenses related to our executive management, finance and human resource organizations and legal, accounting, insurance, investor relations and other operating expenses to the extent not otherwise allocated to other functions.

General and administrative expenses increased $3,642,698 in 2007 from 2006. The increase was attributable to a $1,290,985 increase in compensation-related expenses, including a $175,581 increase in share-based compensation expenses related to SFAS No. 123(R), a $1,379,130 increase in legal, accounting, D&O insurance, investor relations and other professional services, a $238,746 increase in travel expenses, a $273,714 amortization of deferred financing costs and a $460,123 increase in unallocated facilities, IT and other operating expenses. The increase in compensation-related expenses and travel expenses is due to the full year impact from the hiring of key management employees in the third quarter of 2006. The increases in legal, accounting, D&O insurance, investor relation and other professional services resulted primarily from becoming a public company in the third quarter of 2006. Amortization expense recorded in fiscal 2007 relates to the amortization of debt issuance costs of our June 2007 Notes. Allocated and other operating expenses increased as we moved into new executive offices in April 2007 in San Francisco, California and entered into a new lease agreement in October 2007 for our East Coast Sales Office in New York, New York. We also invested heavily in 2007 in the further build-out of the technical infrastructure and technology operations systems.

Employees in general and administrative were 5 at December 31, 2007 and 2006.

Acquisition Costs -- Comparison of the Years Ended December 31, 2007 and 2006

	Year	Year
	Ended	Ended
	December 31,	December 31,	Percent
	2007	2006	Change
Acquisition Costs	$1,270,348	$—	N/A	%

In fiscal year 2007, we incurred costs during the second quarter associated with our previously proposed acquisition of Bolt Media, which was terminated in August 2007. During the period from February 2007 to September 2007, the Company advanced Bolt $1,020,338. The Company only had a secured interest in Bolt’s trade accounts receivables of $600,000. As a result, the Company recorded an allowance for doubtful accounts of $420,338. In addition, the Company incurred $850,010 of direct acquisition costs. The total related acquisition costs of $1,270,348 for the year ended December 31, 2007 was expensed.

Other Income and Expenses -- Comparison of the Years Ended December 31, 2007 and 2006

	Year	Year
	Ended	Ended
	December 31,	December 31,	Percent
	2007	2006	Change
Interest income	$147,007	$—	N/A
Miscellaneous income	536	16,149	(97%)
Interest expense	(1,276,568)	(181,826)	602%

Total other income (expense)	$(1,129,025)	$(165,677)	581%

Other expense was $1,129,025 in fiscal 2007, increasing 581% over the fiscal 2006 total of $165,677 as a result of increased interest expense, which was not fully offset by interest income.

Interest income is derived primarily from short-term interest earned on operating cash balances. The increase in cash during the year from our June 2007 private placement favorably impacted interest income.

Interest expense recorded in fiscal 2007 relates to the June 2007 Notes including the discounts on warrants.

Liquidity and Capital Resources

To date, we have funded our operations primarily through private sales of securities and borrowings. As of March 31, 2008, we had $116,226 in cash and cash equivalents. Because we expect to continue to incur an operating loss in fiscal 2008, we need to raise additional capital in the future, which may not be available on reasonable terms or at all. The raising of additional capital may dilute our current stockholders’ ownership interests.

On April 18, 2008, we sold unsecured convertible original issue discount notes due June 8, 2010 in the aggregate principal amount of $1,764,705.88 (the “April 2008 Notes”), and warrants to purchase an aggregate of 1,719,309 shares of our common stock (the “April 2008 Warrants”) in a private placement transaction for an aggregate purchase price of $1,500,000. The April 2008 Notes are discounted 15% from the principal amount, and will bear interest at a rate of 15% per annum beginning on April 18, 2009, payable on any conversion date or the maturity date of the April 2008 Notes in cash or shares of our common stock, at the Investor’s option. The April 2008 Notes will mature on June 8, 2010 and will be convertible into shares of our common stock, at the Investor’s option, 181 days after the date of issuance at a conversion price of $2.06 per share, subject to full-ratchet anti-dilution protection.

Net cash used in operating activities was $641,002, and $2,606,804 for the three months ended March 31, 2008 and 2007, respectively. For the three months ended March 31, 2008, the cash used in operating activities was primarily due to a net loss of $2,897,263, which is net of non cash expenses of $1,282,135, and a change in working capital of $2,256,261. The non cash expense items included depreciation and amortization of $65,145, amortization of convertible note fees of $122,077, stock-based compensation of $680,456 and non cash interest expense of $414,457. For the three months ended March 31, 2007, the primary use of cash was due to a net loss of $2,958,369, which is net of non cash expenses of $508,772, and a change in working capital of $351,565 The non cash expense items included depreciation and amortization of $29,088 and stock-based compensation of $479,684. Net cash used in operating activities was $13,550,034 and $4,618,743 for the year ended December 31, 2007 and 2006, respectively. For the year ended December 31, 2007, the cash used in operating activities was primarily due to a net loss of $13,402,032, which is net of non cash expenses of $2,975,826, and a negative change in working capital of $148,002. The non cash expense items included depreciation and amortization of $224,784, amortization of convertible note fees of $273,714, stock-based compensation of $1,172,506, non cash interest expense of $884,484, and write off of acquisition advances of $420,338. For the year ended December 31, 2006, the primary use of cash was due to a net loss of $4,592,162, which is net of non cash expenses of $719,734, and a negative change in working capital of $26,581. The non cash expense items included depreciation and amortization of $48,607, stock-based compensation of $533,774 and non cash interest expense of $137,353.

Net cash used in investing activities was $561,606 and $968,529 for the three months ended March 31, 2008 and 2007, respectively. For the three months ended March 31, 2008, net cash used in investing activities consisted of $550,000 deposited as security for a letter of credit and the purchase of property and equipment in the amount of $11,606. For the three months ended March 31, 2007, net cash used in investing activities related to payment of direct acquisition costs of $205,960, funds held as restricted cash of $318,943, funds held as deposits of $100,000 and the purchase of property and equipment of $343,626. Net cash provided by investing activities was $692,846 for the year ended December 31, 2007 and net cash used in investing activities was $1,869,594 for the year ended December 31, 2006. For the year ended December 31, 2007, net cash provided by investing activities consisted of payment of acquisition advances of $600,000, an additional $1,728,728 of funds released from restricted cash from the sale of our common stock and write off of $17,216 advances to founder and stockholder, and cash used in investing activities consisted of acquisition advances of $1,020,338, the purchase of property and equipment in the amount of $524,781 and funds held as deposits of $107,979. For the year ended December 31, 2006, net cash used in investing activities related to funds held as restricted cash of $1,728,728 and the purchase of property and equipment of $140,866.

Net cash provided by financing activities was $210,000 and $1,733,500 for the three months ended March 31, 2008 and 2007, respectively. The net cash provided by financing activities for the three months ended March 31, 2008 was $ 210,000 of advances from a shareholder. The net cash from financing activities for the three months ended March 31, 2007 was derived from the proceeds from the issuance of our common stock of $1,751,500 and payment of financing costs of $18,000. Net cash provided by financing activities was $10,596,480 and $9,814,141 for the year ended December 31, 2007 and 2006, respectively. The net cash provided by financing activities for the year ended December 31, 2007 was derived from the proceeds from the issuance of our senior convertible notes and related warrants in the amount of $9,219,707, proceeds from the issuance of common stock in the amount of $1,761,566, repayment of amounts due to a stockholder of $384,793, and repayments of notes payable which were equally off set against proceeds from the issuance of such notes payable. The net cash from financing activities for the year ended December 31, 2006 was $8,822,698 from the cash acquired in the reverse merger, $1,726,650 was provided from borrowings under debt obligations, $384,793 of advances from a shareholder and $1,120,000 was used for the repayment of debt.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimate that are reasonably likely to occur, could materially impact the consolidated financial statements. We believe that the following critical accounting policies reflect the more significant estimates and assumptions used in the preparation of the consolidated financial statements.

Revenue Recognition

We derive almost entirely all of our revenues from fees we receive from advertisers who place ads on the GoFish Network. We believe an opportunity exists to provide advertisers with a more efficient way to reach kids, teens and moms on the GoFish Network through the inherent strengths of a vertical network. Factors that we believe will influence the success of our advertising programs include: (i) growth in the number of users populating the GoFish Network, (ii) growth in the amount of time spent per user on the GoFish Network; (iii) size and quality of our sales force and sales support staff; (iv) visibility and brand recognition in the market; (v) perceived quality and value of the network from advertisers; (vi) advertiser willingness to allocate budgets to the GoFish Network, (vii) the number of advertisers and the variety of products available, (viii) advertisers’ return on investment and the efficacy of click-through conversions, (ix) enhanced ad vehicles, products, services and sponsorships, and (x) our fees and rates.

We believe that Internet advertising currently represents a small segment of the overall advertising market and that the growth in Internet usage and consumers’ behavioral changes will eventually lead to a dramatic shift in ad revenues from traditional media to the online medium. The attitudes and behavior of today’s kids,and teens, who have had access to the Internet for most of their lives, is only now beginning to be understood. It is becoming apparent, we believe, that the best way to advertise to this demographic is online. To take advantage of this, the main focus of our advertising programs is to provide usefulness to our advertisers, and relevancy to the publishers in the GoFish Network and their users. We offer rich, immersive experiences which are highly valued by both the consumer and the advertisers and believe we can generate higher CPMs through these experiences.

Costs of Revenues and Expenses

Cost of revenue and expenses primarily consist of payments to publishers in the GoFish Network, personnel-related costs, including payroll, recruitment and benefits for executive, technical, corporate and administrative employees, in addition to professional fees, insurance and other general corporate expenses. We believe the key element to the execution of our strategy is the hiring of personnel in all areas that are vital to our business. Our investments in personnel include business development, sales and marketing, advertising, service and general corporate marketing and promotions.

Other expenses directly related to generating revenue include technology and operational infrastructure, including computer equipment maintenance, co-location and Internet connectivity fees, video production, Web traffic analysis and technology license and usage fees.

Accounting for Stock Based Compensation

On January 1, 2006, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (R), “Share-Based Payment” (“SFAS 123 (R)”), using the modified prospective transition method. Under the fair value recognition provisions of SFAS 123 (R), stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period. Compensation for grants that were outstanding as of January 1, 2006 is being recognized over the remaining service period using the compensation cost previously estimated in our SFAS 123 pro forma disclosures.

We currently use the Black-Scholes option pricing model to determine the fair value of stock options. The determination of the fair value of stock based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as by assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends. We estimate the volatility of our common stock at the date of the grant based on a combination of the implied volatility of publicly traded options on our common stock and our historical volatility rate. The dividend yield assumption is based on historical dividend payouts. The risk-free interest rate is based on observed interest rates appropriate for the term of our employee options. We use historical data to estimate pre-vesting option forfeitures and record share-based compensation expense only for those awards that are expected to vest. For options granted, we amortize the fair value on a straight-line basis. All options are amortized over the requisite service periods of the awards, which are generally the vesting periods. If factors change we may decide to use different assumptions under the Black-Scholes option model and stock-based compensation expense may differ materially in the future from that recorded in the current periods.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation and amortization. Major improvements are capitalized, while repair and maintenance costs that do not improve or extend the lives of the respective assets are expensed as incurred. Depreciation and amortization charges are calculated using the straight-line method over the following estimated useful lives:

Estimated Useful Life
Computer equipment and software	3 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of estimated useful Life or lease term

Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operating expenses. If factors change we may decide to use shorter or longer estimated useful lives and depreciation and amortization expense may differ materially in the future from that recorded in the current periods.

Impairment of Long-Lived Assets

We continually evaluate whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of long-lived assets may not be recoverable. When factors indicate that long-lived assets should be evaluated for possible impairment, we typically make various assumptions about the future prospects the asset relates to, consider market factors and use an estimate of the related undiscounted future cash flows over the remaining life of the long-lived assets in measuring whether they are recoverable. If the estimated undiscounted future cash flows exceed the carrying value of the asset, a loss is recorded as the excess of the asset’s carrying value over its fair value. There have been no such impairments of long-lived assets through March 31, 2008.

Assumptions and estimates about future values are complex and often subjective. They can be affected by a variety of factors, including external factors such as industry and economic trends, and internal factors such as changes in our business strategy and our internal forecasts. Although we believe the assumptions and estimates we have made in the past have been reasonable and appropriate, different assumptions and estimates could materially affect our reported financial results. More conservative assumptions of the anticipated future benefits could result in impairment charges, which would increase net loss and result in lower asset values on our balance sheet. Conversely, less conservative assumptions could result in smaller or no impairment charges, lower net loss and higher asset values.

Income Taxes

We are subject to income taxes, federal and state, in the United States of America. We use the asset and liability approach to account for income taxes. This methodology recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax base of assets and liabilities and operating loss and tax carryforwards. We then record a valuation allowance to reduce deferred tax assets to an amount that more likely than not will be realized. In evaluating our ability to recover our deferred income tax assets we consider all available positive and negative evidence, including our operating results, ongoing tax planning and forecasts of future taxable income. We have provided a valuation allowance against our entire net deferred tax asset, primarily consisting of net operating loss carryforwards. In the event we were to determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

Advertising and Promotion Costs

Expenses related to advertising and promotions of products are charged to expense as incurred. Advertising and promotional costs totaled $113,146, and $544,944 for the three months ended March 31, 2008, and March 31, 2007, respectively.

Recent Accounting Pronouncements

During the first quarter of fiscal 2008, the Company adopted the following accounting standard

In February 2008, the FASB issued FASB Staff Position (FSP) Financial Accounting Standard (FAS) 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Its Related Interpretive Accounting Pronouncements That Address Leasing Transactions,” and FSP FAS 157-2, “Effective Date of FASB Statement No. 157.” FSP FAS 157-1 removes leasing from the scope of SFAS No. 157, “Fair Value Measurements.” FSP FAS 157-2 delays the effective date of SFAS No. 157 from 2008 to 2009 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, at least annually.

In September 2006, the FASB finalized SFAS No. 157 which became effective January 1, 2008 except as amended by FSP FAS 157-1 and FSP FAS 157-2 as described above. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements; however, it does not require any new fair value measurements. The provisions of SFAS No. 157 were applied prospectively to fair value measurements and disclosures for financial assets and financial liabilities and nonfinancial assets and nonfinancial liabilities recognized or disclosed at fair value in the financial statements on at least an annual basis beginning in the first quarter of 2008. The adoption of this Statement did not have a material effect on the condensed consolidated financial statements for fair value measurements made during the first quarter of 2008. While the Company does not expect the adoption of this Statement to have a material impact on its consolidated financial statements in subsequent reporting periods, the company continues to monitor any additional implementation guidance that is issued that addresses the fair value measurements for certain financial assets and nonfinancial assets and nonfinancial liabilities not disclosed at fair value in the consolidated financial statements on at least an annual basis.

In February 2007, the FASB issued SFAS No. 159 (SFAS159), The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to elect to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. This election is irrevocable. SFAS 159 was effective in the first quarter of fiscal 2008. The Company has not elected to apply the fair value option to any of its financial instruments.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

BUSINESS

Company Overview

GoFish Corporation operates an online entertainment and media network (the “GoFish Network”) with a focus on reaching kids, teens and moms. According to comScore Media Metrix, the GoFish Network reached over 23 million unique U.S. users per month as of June 30, 2008, currently ranking as the third-largest online destination in the comScore’s Kids-Entertainment and Teen-Community categories and the second-largest online destination in the Women-Community category. The sites in the GoFish Network reach more than 71 million users worldwide, more than any other property in those same comScore’s categories.

We generate revenue by selling advertising on the websites in the GoFish Network. The GoFish Network is comprised of our owned and operated websites, as well as third-party websites (“publishers”) aimed at the 6-17 year old demographic and their co-viewing parents, for which GoFish is the exclusive brand advertising monetization partner. We aim to attract publishers to the GoFish Network by providing them with access to relevant, high quality, advertising, as well as sponsorship and video and other content opportunities at higher revenue rates than could be obtained by these sites independently. The collection of these websites into the GoFish Network provides a platform for advertisers to reach our core constituency of kids, teens and moms. The GoFish Network focuses on brand immersion experiences that reach kids, teens and moms in a deeply engaged state of mind.

Our Mission

Our goal is to become the largest online advertising opportunity for brands looking to reach the 6-17 year old demographic. We seek to expand the size of the GoFish Network by forging relationships with publishers that have large audiences within our target demographic with which advertisers want their brands to be affiliated. We seek to provide advertisers with a one-stop shop, with broad reach within the youth category, with customizable packages and consistent ad units. We also seek to be a provider of premium content that we believe is compelling to both consumers and advertisers in categories that appeal to our constituency.

Our History

Our business was originally conducted by GoFish Technologies, Inc. (“GoFish Technologies”), which was originally incorporated in California in May 2003. GoFish Technologies originally operated a multimedia search service, delivering targeted results for Internet searches conducted on digital media content from the entertainment and media sectors. During the third quarter of 2005, due to the increasing popularity of user-generated video, GoFish Technologies refined its focus to aggregating original short-form and user-generated video at the URL www.gofish.com.

In order to obtain additional financing to continue its operations, in October 2006, GoFish Technologies completed a reverse merger and related transactions, which also resulted in the business of GoFish Technologies being acquired by a publicly-traded company. These transactions consisted principally of three parts. First, GoFish Technologies merged with and into GF Acquisition Corp., a wholly-owned subsidiary of Unibio Inc. (“Unibio”), which was originally a publicly-traded “shell company” as that term is defined in Rule 405 of the Securities Act of 1933, as amended, and Rule 12b-2 of the Securities Exchange Act of 1934, as amended. In the second part of this transaction, ITD Acquisition Corp., a wholly-owned subsidiary of Unibio, merged with and into Internet Television Distribution Inc., a Delaware corporation (“ITD”) (collectively both the GoFish Technologies and the ITD mergers are referred to herein as the “merger”). The final aspect of this transaction was that GoFish split-off a wholly-owned subsidiary, GF Leaseco, Inc. (“GF Leaseco”), through the sale of all of the outstanding capital stock of GF Leaseco to the former owners of Unibio, thereby completing these transactions.

In anticipation of the mergers, effective September 14, 2006, Unibio changed its name to GoFish Corporation. As a result of the mergers, GoFish Corporation acquired the business of GoFish Technologies and continued its business operations as a publicly-traded company whose common stock is quoted on the NASD’s OTC Bulletin Board. Also, as a result of the mergers, GoFish Technologies and ITD became wholly-owned subsidiaries of GoFish Corporation.

We recently have made a strategic decision to focus on a segment of our business where we believe we can become a market leader. We have sought to take advantage of our existing relationships, our position in the marketplace, our user base and our sales force to build a network of websites for which we sell advertising and deliver premium content. In August 2007, we signed a short-term advertising representation agreement with Miniclip Limited, under which we became the exclusive seller of all advertisement on the Miniclip website, which was subsequently extended.  At the time we entered into the agreement with Miniclip in August 2007, the GoFish Network consisted of two publisher sites and 7.2 million unique U.S. users. According to comScore Media Metrix, the GoFish Network today consists of 16 publishers and has over 23 million unique users domestically.

Business Operations

GoFish is a leading media and entertainment network focused on kids, teens and moms. We represent a select group of publishers who deliver unique, high-quality online experiences for over 23 million users each month, with a high concentration of youth and their parents. We sell advertising for these publishers, offering advertisers broad reach into a targeted audience. In this sense we are sometimes referred to as a vertical advertising network. However, we also have the ability to provide our publishers with relevant and engaging video and content for use on their websites. We combine the scale of an advertising network, with the custom programs and client focus of a branded publisher network.

We believe our advantage is that we are able to deliver quality advertising and content to large audiences of highly-engaged kids, teens and moms. Publishers in the GoFish Network span all types of online experiences enjoyed by today’s youth, including massively multi-player games, virtual worlds, cartoons, education sites, casual games, avatar-based social networks, art and creativity tools, funny videos and learning-based virtual worlds.

Some of the publishers in the GoFish Network are:

•	Miniclip.com (www.miniclip.com), which is the Internet’s largest dedicated online games website;

•	Cartoon Doll Emporium (www.cartoondollemporium.com), which is a leading dress-up game destination for girls age 6-16;

•
Cookie Jar Entertainment (www.thecookiejarcompany.com), which is a global independent producer, marketing and brand manager of such renowned children’s properties as “Magi-Nation,” “The Doodlebops,” “Caillou,” “Spider Riders” and “Johnny Test”;

•	Whyville (www.whyville.net), which is the only learning-based virtual world for kids; and

•	GoFish.com (www.gofish.com), which is our owned and operated destination featuring video content specifically programmed for the hard to reach youth demographics.

We have secured strong advertising brands, including four of the biggest spenders against kids online. Our advertisers fall into various categories, including consumer packaged goods (e.g. Kelloggs, BP), entertainment (e.g. Disney, Cartoon Network), consumer electronics and software (e.g. Sony, Electronics Arts, Nintendo) and retail (e.g. Lego, Random House Children’s Books).

To ensure that we consistently offer the highest level of service to publishers and advertisers within the GoFish Network, we are highly discriminate in our selection process. We ensure that the GoFish Network is comprised of quality publishers that have unique value propositions for marketers and advertisers trying to reach kids, teens and moms. We work with publishers to ensure that their brand is well positioned and their website is maximized for monetization through standard and custom advertising experiences.

In addition, we procure media content that we believe to be compelling to both consumers and advertisers in content categories that appeal to our constituency. In December 2007, we entered into a license agreement with MTV Networks, a Division of Viacom International Inc., which enables us to expand our assortment of quality video and offer our users and publishers premier, ad supported, youth-oriented branded content from MTV Networks’ library, including such highly-rated shows as COMEDY CENTRAL’s Emmy and Peabody-Award winning “The Daily Show with Jon Stewart,” MTV’s “The Hills,” Nickelodeon’s “iCarly,” VH1’s “The Salt-N-Pepa Show,” and more.

The advertising that we sell on the GoFish Network can be divided into two categories: (i) Direct Sales and (ii) Remnant Inventory.

Direct Sales

The bulk of our revenues come from direct sales to brand advertisers. Direct sales of advertising can take the following two forms:

•
IAB Graphical Advertising - IAB graphical advertising is standard banner and text ads where advertisers pay a cost per thousand impressions (“CPM”) fee directly to us. Banners are ad graphics hyperlinked to the URL of the advertiser or to a custom landing page within the GoFish Network. This form of online advertising entails embedding an advertisement on a web page. It is intended to attract traffic to the advertiser’s website by linking them from the ad on a website to the website of the advertiser, to initiate an action within the site where the banner is embedded (i.e. watch a movie trailer), or to increase metrics on brand awareness. The banner advertisement is constructed from an image (GIF, JPEG, PNG), JavaScript program or multimedia object employing technologies such as Java, Shockwave or Flash.

•
Rich Media/Immersive Advertising - We also provide custom marketing opportunities to brands by tailoring advertising solutions to specific needs and leveraging the rich, immersive environments of publishers in the GoFish Network. These include roadblocks, front page takeovers, rich media ads, video and interstitial ads, custom integration in leading virtual worlds, advergames and custom sponsorships. These opportunities provide for the highest CPMs, which start at $10. These out-of-the-box ideas are developed on a custom basis with the goal of productizing the solution for future advertisers and campaigns.

Our blended CPM on direct sales advertising is currently over $5.

Remnant Inventory

Advertising inventory on a website that is not sold directly to an advertiser is referred to as “remnant inventory”. Publishers typically monetize this inventory, at a small fraction of direct sales, through third-party ad networks (ValueClick, Tribal Fusion, and Advertising.com) and ad network exchanges (Right Media and ContextWeb). We offer our publishers the ability to achieve a higher rate of return on their remnant inventory through our network of strategic partnerships. Our service is designed to be easy to implement and lifts the operational minutia and complexity for publishers of having to monetize remnant inventory.

In addition, we may monetize a percentage of remnant inventory through cost per click (“CPC”) or cost per action (“CPA”) campaigns. In the case of CPC advertisements, advertisers will pay fees per click throughs to their site generated from ads placed throughout the website. CPA banners placed throughout the website generate fees only when an action occurs as a result of the click-through on an individual advertisement. That action may be a purchase, a registration, or some other transaction. We do not currently have, or plan to have, any CPC or CPA campaigns. However, we may choose to include these formats in the future.

Sales and Marketing

We sell our inventory and marketing services in the United States through a sales and marketing organization that consisted of 22 employees as of March 31, 2008. These employees are located at our headquarters in San Francisco and New York and also are based in Los Angeles, California, Detroit, Michigan and Chicago, Illinois. The team is focused on selling advertising space on the GoFish Network to top quality brands and their advertising agencies.

In addition, we operate a business development team tasked with sourcing, securing and retaining quality publishers into the GoFish Network. These employees are located at our headquarters in San Francisco. They keep current with the latest online trends in the youth demographic and are responsible for finding and securing relationships with a broad network of sites that extends the reach of the GoFish Network.

Market

Our market consists of publisher websites that serve Internet users between the ages of 6 and 17 and advertisers interested in reaching the youth demographic. Publisher websites provide a platform for effective and targeted advertising to Internet users. Our advertisers provide us with revenue by paying us to promote their products and services on the websites in the GoFish Network.

We believe that the 6-17 year old demographic is relatively underserved by the current Internet content and website market. The 6-17 year old demographic market tends to be on the cusp of the most recent online trends, including gaming, virtual worlds and social networking. Kids and teens also represent an important consumer segment. Teens alone have a total annual aggregate income of $80 billion, while the buying power of kids is expected to total $21.4 billion in 2010. Combined, kids and teens influence an additional $225 billion in spending by their parents. There are 31.5 million 6 to 17 year old Internet users per month in the U.S. We believe that advertisers must reach this demographic online as this is where they spend most of their time compared to other media. Their ability to do so is being affected by several trends taking place on the Internet.

Consumer behavior on the Internet is changing through a process referred to as “deportalization.” Deportalization describes the phenomenon where Internet traffic is moving from large portals to smaller, disparate sites. From February 2000 to October 2006, the number of websites grew from 10 million to 100 million. During the following 12 months, the number of websites grew to 143 million. The drivers of this trend are search and increased user confidence with regard to the medium. We expect that, in the next several years, the large sites will continue to lose traffic to smaller sites.

This trend is particularly apparent in the youth demographic. In September 2006, the top four youth brands had 70% of the page views on the Web. As of November 2007, the top four youth brands had only 49% of the traffic. In that time, the other 154 kids sites went from 30% market share to 51%, an increase of 70%.

This fragmentation of traffic on the Internet makes it difficult for advertisers to reach their target demographic. The GoFish Network model seeks to bridge this gap by uniting smaller sites into a “collective majority.” The GoFish Network is designed to serve as a bridge between the advertisers and the various publishers that reach the youth demographic by aggregating these sites into a network. We believe that, by buying advertising through the GoFish Network, advertisers can reach their intended audience while achieving scale, simplifying their buying process and increasing the efficiency of their advertising buy. In addition, advertisers can extend their reach by buying on the GoFish Network versus only buying the “branded” sites. In a study conducted by comScore Media Metrix in December 2007, 43% of the users of the GoFish Network did not visit the other top three kids sites.

For publishers, the GoFish Network is designed to provide scale, thus increasing mindshare among marketers, while delivering more relevant advertising at premium rates. We offer our publishers establised relationships with brand advertisers and expertise in high impact, cross-network takeovers and sponsorships, while also providing thought leadership in emerging field of online youth marketing.

Competition

We compete against well-capitalized advertising companies as well as smaller companies. The market for our services is highly competitive.

Advertisers have several options for how to reach kids, teens and moms. Advertisers must first select between the various mediums, including television, radio, direct mail, print media and the Internet, as well as others. In the online advertising market, we compete for advertising dollars with all websites catering to this demographic, including portals, search engines and websites belonging to other advertising networks. Within this context, we believe that vertical networks such as the GoFish Network are growing as a percentage of total ad buys, while spending on portals is decreasing for the reasons discussed above.

The GoFish Network has several attributes which we believe allow it to compete very effectively for online advertising dollars. With over 23 million unique users in the United States, the average U.S. user on the GoFish Network spends 52 minutes per month on the GoFish Network according to comScore MediaMetrix.  The average of 1 minute per page across the GoFish Network is 43% higher than the Internet average and the Teen category average. We have room to grow internationally, as well. Worldwide, our network has over 63 million unique users according to comScore Media Metrix.

Publishers have several options to monetize the traffic on their websites. They can build a sales organization to sell the advertising space on their website directly. However, the high cost to build, train and operate such an organization is significant and cost prohibitive for many of the smaller websites that have become part of the collective majority. In addition, it requires substantial traffic for advertiser mindshare.

Publishers can also implement third party advertising network to sell their advertising. Advertising networks can either function as “self-serve” networks or more full-service firms. The self-serve networks provide publishers with code which is implemented by the publisher to pull advertising from the network and display it on the publisher’s website. This technology is usually free. There are two primary categories of self-serve advertising networks. The largest networks such as Google AdSense, Valueclick, Advertising.com and Tribal Fusion are general networks that serve impressions onto a wide variety of mostly small and medium sites. However, in general, these companies tend to deliver low CPMs, low quality advertisers with low relevance to the sites themselves. Next, there are behavioral networks, such as Tacoda and Blue Lithium, which serve the same inventory as general networks, but add behavioral targeting.

Finally, publishers can choose to use more full-service advertising networks that provide a more complete service when selling advertising. Some companies, such as Gorilla Nation, incorporate a wide variety of sites into their network. The vertical advertising networks, on the other hand, aggregate inventory in a specific vertical and sell advertising to those trying to reach that audience. These companies are able to offer more relevant advertising to the publishers in their network while delivering better advertising opportunities for brands. There are several vertical networks, including Jumpstart (auto inventory), Glam (women 18-34) and Sportgenic (sports-targeted) and GoFish.

We believe our company is attractive to publishers in our demographic because of our ability, as a vertical network, to attract relevant, high quality advertisers at higher CPMs than can otherwise be obtained. The GoFish Network is the only online vertical ad network targeted to the 6-17 year old demographic, although Alloy Media + Marketing, has an online vertical ad network targeting teens, college students and 18-34 year olds. According to comScore Media Metrix, the total size of their network is approximately 5 million unique U.S. users.

Intellectual Property and Other Proprietary Rights

We currently rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Our success depends on the protection of the proprietary aspects of our technology, as well as our ability to operate without infringing on the proprietary rights of others. We also enter into proprietary information and confidentiality agreements with our employees, consultants and commercial partners and generally control access to and distribution of our technologies, documentation and other proprietary information. We rely on the technology of third parties to assist us with several aspects of our business. When doing so, we obtain appropriate licenses which allow us to use that technology. We have registered the trademark GOFISH in the United States.

Government Regulation

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the Internet. Laws applicable to e-commerce, online privacy and the Internet generally are becoming more prevalent and it is possible that new laws and regulations may be adopted regarding the Internet or other online services in the United States and foreign countries. Such new laws and regulations may address user privacy, advertising, freedom of expression, pricing, content and quality of products and services, taxation, intellectual property rights and information security. The nature of such legislation and the manner in which it may be interpreted and enforced cannot be fully determined at this time. Such legislation could subject us and/or our customers to potential liability or restrict our present business practices, which, in turn, could have an adverse effect on our business, results of operations and financial condition. In addition, the FTC has investigated the privacy practices of several companies that collect information about individuals on the Internet. The adoption of any such laws or regulations might also decrease the rate of growth of Internet use generally, which, in turn, could decrease the demand for our service or increase our cost of doing business or in some other manner have a material adverse effect on our business, results of operations and financial condition.

The Child Online Protection Act (“COPA”) and the Child Online Privacy Protection Act (“COPPA”) impose civil and criminal penalties on persons distributing material harmful to minors (such as obscene material) over the Internet to persons under the age of 17, or collecting personal information from children under the age of 13. We do not knowingly distribute harmful materials to minors or collect personal information from children under the age of 13. We do not allow children under the age of 13 to register on our owned and operated websites. Although some recent court decisions have cast doubt on the constitutionality of COPA, we have instituted processes for voluntary compliance with its provisions, nevertheless. We work with our publishers to ensure that they are compliant with both of COPA and COPPA and we currently require all new publishers to protect us from any violation of these laws on their website.

Employees

As of July 15, 2008, we had 34 full-time employees and one part-time employee. None of our employees is represented by a labor union, and we consider our employee relations to be good. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel.

Seasonality

We believe that our business is subject to seasonal fluctuations. In general, advertisers tend to place fewer advertisements during the first and third calendar quarters of each year. In the youth advertising market, the first half of the year tends to have lower spending, while the second half of the year is the strongest. Both of these tendencies can directly affect our business. Further, Internet user traffic typically drops during the summer months, which reduces the amount of online advertising. Online advertising, as well as the demand for performance-based marketing services has, in the past, peaked during the fourth quarter holiday season. Expenditures by direct marketers and advertisers tend to vary in cycles that reflect overall economic conditions as well as budgeting and buying patterns. If these patterns continue our revenue may be affected by these fluctuations. Our revenue has in the past and may in the future be materially affected by a decline in the economic prospects of our customers or in the economy or our industry in general, which could alter our current or prospective customers’ spending priorities or budget cycles or extend our sales cycle.

Description of Property

Our executive offices are located at 706 Mission Street, 10th Floor, San Francisco, California 94103, and our phone number is (415) 738-8706. Our executive offices in San Francisco consist of approximately 10,000 square feet, and we currently lease the facilities for $17,968 per month under a lease expiring in April 2009. Our New York office is located at 34 West 22nd Street, 5th. Floor, New York, New York. The New York office consists of approximately 2,300 square feet, and we currently lease it for $8,625 per month under a lease expiring in October 2011. We also have an office in Los Angeles at 4571 Wilshire Blvd. 3rd. Floor, Los Angeles, California. The office is approximately 250 square feet plus common areas, and we lease it for $1,035 per month on a month-to-month basis.

Legal Proceedings

From time to time we may be named in claims arising in the ordinary course of business. Currently, no legal proceedings, government actions, administrative actions, investigations or claims are pending against us or involve us that, in the opinion of our management, would reasonably be expected to have a material adverse effect on our business and financial condition.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Set forth below is certain information regarding our directors, executive officers and key personnel.

Name	Age	Position
Matt Freeman	38	Chief Executive Officer and Director
Tabreez Verjee	32	President and Director
Lennox L. Vernon	61	Chief Accounting Officer and Director of Operations
John Durham	56	Director
Peter Guber	66	Director
James Moloshok	57	Executive Chairman and Director
Riaz Valani	31	Director

Our directors and officers hold office until the earlier of their death, resignation, or removal or until their successors have been duly elected and qualified. There are no family relationships among our directors and executive officers. Our above-listed officers and directors have neither been convicted in any criminal proceeding during the past five years nor parties to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal of state securities laws or commodities laws. Similarly, no bankruptcy petitions have been filed by or against any business or property of any of our directors or officers, nor has bankruptcy petition been filed against a partnership or business association in which these persons were general partners or executive officers.

Matt Freeman, Chief Executive Officer and Director

Matt Freeman, age 38, is the former founder and Chief Executive Officer of Tribal DDB Worldwide, an interactive agency that is a part of Omnicom Group’s DDB Worldwide. Prior to joining the Company and since 1998, Mr. Freeman served as chief executive officer of Tribal DDB Worldwide, where he helped grow the company from $5 million in annual revenue to over 1,500 employees and $250 million in annual revenue while building a global network of 45 offices spanning 28 countries. Prior to that, from 1997 to 1998, he served as executive creative director for Modem Media/Poppe Tyson, where he helped with the merger integration between Modem Media and Poppe Tyson (since then acquired by Digitas, Inc.; now a Division of Publicis Group). Previously, from 1995 to 1997, he was partner and executive creative director for Poppe Tyson (formerly a division of True North, now Interpublic Group), where he helped shape and scale one of the industry’s first and largest interactive agencies. In January 2006, AdWeek named Tribal DDB Worldwide its Interactive Agency of the Year and in January 2008 Adverting Age awarded it Global Agency Network of the Year. Both publications cited Freeman's leadership as a critical factor in Tribal's enduring success. Mr. Freeman, a graduate of Dartmouth College and the NY School of Visual Arts, has been inducted into the American Advertising Federation Hall of Achievement; is the Founder of the Interactive Agency Board of the IAB, is an active Board member of the Advertising Club and the American Association of Advertising Agencies (4As) and is a member of the Marketing Advisory Board of the Modern Museum of Art (MOMA).

Tabreez Verjee, President and Director

Tabreez Verjee has served as GoFish’s President since February 26, 2007 and has served as a director since October 27, 2006. Mr. Verjee is currently a General Partner at Global Asset Capital, LLC, which directed more than $500 million in committed assets from leading global institutional investors across two venture capital funds and over 40 portfolio companies in the United States and Europe. Prior to that, Mr. Verjee co-headed IMDI/Sonique and successfully negotiated its sale to Lycos. Sonique was one of the most popular consumer internet music applications with approximately four million unique users and status as the fifth most downloaded application on the Internet in 1999. Mr. Verjee also brings media finance expertise to GoFish from his prior role as managing director of Global Entertainment Capital, which was a pioneer in media asset securitizations with $150 million in committed capital. Mr. Verjee began his career as a strategy consultant at Bain & Company. Mr. Verjee received his bachelor of science in Engineering with honors at the University of California at Berkeley.

Lennox L. Vernon, Chief Accounting Officer & Director of Operations

Lennox Vernon joined GoFish as its Chief Accounting Officer and Director of Operations on October 30, 2006. Mr. Vernon brings over 25 years of successful financial and operations experience to GoFish. Prior to joining GoFish and since 2004, Mr. Vernon was Controller of Moderati Inc., a provider of high-impact mobile content to consumers and wireless carriers. Previously, from 2003 to 2004, Mr. Vernon was the Controller of Optiva Inc. and from 2002 to 2003, he was the Controller of PaymentOne Corporation. From 2000 through 2002, Mr. Vernon was a financial consultant whereby he managed financial accounting and economic projects, and completed year end reports, annual reports and proxy statements. Mr. Vernon has also worked for many years at various software companies including Fair Isaac, as Acting CFO, at Macromedia, a developer of software tools for web publishing, multimedia and graphics, as Vice President Controller and at Pixar, a high-tech graphics and animation studio, as Corporate Controller. Mr. Vernon graduated from San Jose State University with a Bachelor of Science, and is a certified public accountant in the State of California.

John Durham, Director

John Durham joined our board of directors on November 1, 2007. Mr. Durham is currently CEO and Managing Partner at Catalyst, which specializes in connecting emerging technology companies, publishers and brand marketers facilitating the integration of paid media, non-paid media and emerging media. Mr. Durham was previously President of Sales & Marketing for Jumpstart Automotive Media since August 2006 and on the board of directors of Jumpstart Automotive Media since 2004. From 2004 to 2006, Mr. Durham had served as the Executive Vice President, Business Strategy at Carat Fusion. Prior to that, he was a founder of Pericles Communication. Before the launch of Pericles Communication, Mr. Durham had served as Chief Operating Officer of Interep Interactive. Prior to that, he was with Winstar Interactive/Interep Interactive, which he joined in March 1998 as Vice President of Advertising Sales. Mr. Durham has been teaching advertising and marketing classes since 1992 and currently teaches advertising in the MBA program at the University of San Francisco. He also founded and is the president of the Bay Area Interactive Group, an Internet industry networking group.

Peter Guber, Director

Peter Guber joined our board of directors on November 3, 2006. Mr. Guber is a thirty-year veteran of the entertainment industry. His positions previously held include: Former Studio Chief, Columbia Pictures; Founder of Casablanca Record and Filmworks; Founder, and Former Chairman/CEO, PolyGram Filmed Entertainment; Founder and Former Co-owner, Guber-Peters Entertainment Company; and Former Chairman and CEO, Sony Pictures Entertainment. After leaving Sony in 1995, Mr. Guber formed Mandalay as a multimedia entertainment vehicle in motion pictures, television, sports entertainment and new media. Mr. Guber is a professor at the UCLA School of Theater, Film and Television and has been a member of the faculty for over 30 years. He also can be seen every Sunday morning on the American Movie Channel (AMC), as the co-host of the critically acclaimed show, Sunday Morning Shootout.

James Moloshok, Executive Chairman and Director

James Moloshok joined us as our Executive Chairman and a director on December 18, 2007. Prior to joining us, from 2005 to 2007, Mr. Moloshok was President of Digital Initiatives for HBO Network, where Mr. Moloshok was responsible for exploring new opportunities for the company, focusing on innovative content and fast-changing technology. Prior to that, from 2001 to 2005, Mr. Moloshok served in various positions with Yahoo! Inc., serving most recently as Senior Vice President, Entertainment and Content Relationships, during which he helped build partnerships with movie studios, TV networks and producers. Prior to that, Mr. Moloshok was a co-founder of Windsor Digital, an entertainment and investment company. From 1999 to 2000, Mr. Moloshok served as president of Warner Bros. Online and president and CEO of Entertaindom.com, an original entertainment destination for Time Warner. From 1989 to 1999, Mr. Moloshok served as Senior Vice President of Marketing at Warner Bros. and previously held the same position at Lorimar Telepictures, a television distribution company, which was formed when Lorimar merged with Telepictures in 1986 where he was also responsible for marketing to consumers, broadcasters and advertisers.

Riaz Valani, Director

Riaz Valani joined our board of directors on October 27, 2006. Mr. Valani is currently a General Partner at Global Asset Capital, LLC, where he has worked since 1997. He previously served as Chairman of Viventures Partners SA and President of IMDI/Sonique. Mr. Valani was a Managing Director of Global Entertainment Capital and was with Gruntal & Co. focused on private equity and asset securitizations. Mr. Valani was one of the two investment bankers that engineered the acclaimed “David Bowie Bonds” which was awarded Euromoney’s Deal of the Year in 1997. Mr. Valani also privatized Quorum Growth Capital, one of Canada’s leading publicly traded venture capital firms in a successful management led buyout. Cumulatively he has several billion dollars of transactional expertise across structured finance, real estate, and private equity. He has overseen portfolios of over fifty venture investments in technology, media, and telecom companies, and real estate investments in over twenty office and hospitality properties. He currently serves as a director of Maritz Properties, Inc., Avex Funding Corporation and is a Charter Member of TiE.

Board of Directors and Corporate Governance

Our board of directors consists of six members: Matt Freeman, James Moloshok, Tabreez Verjee, John Durham, Peter Guber and Riaz Valani. There is one vacancy on the seven-member board. Our board of directors has commenced a search for a qualified candidate to fill the vacancy on our board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

We are not subject to Section 16(a) of the Exchange Act.

Board Committees

We have not formally designated a nominating committee, an audit committee, a compensation committee, or committees performing similar functions. Based on the size of our company, our board of directors has not yet designated such committees. Unibio did not designate such committees before the reverse merger was completed. Our board of directors intends to designate one or more such committees in the future.

Our board of directors intends to appoint such persons and form such committees as may be required to meet the corporate governance requirements imposed by Sarbanes-Oxley Act of 2002. Therefore, we intend that a majority of our directors will eventually be independent directors and at least one director will qualify as an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-B, as promulgated by the SEC. Additionally, our board of directors is expected to appoint an audit committee, nominating committee and compensation committee, and to adopt charters relative to each such committee. Until further determination by our board of directors, the full board of directors will undertake the duties of the audit committee, compensation committee and nominating committee. We do not currently have an “audit committee financial expert” since we currently do not have an audit committee in place.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees and officers, including our principal executive, financial and accounting officers, and our directors and employees. We have posted the Code of Ethics on our Internet website at www.gofishcorp.com under the “Code of Conduct” section of the “Investors” webpage. We intend to make all required disclosures concerning any amendments to, or waivers from, our Code of Ethics that, in each case, apply to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, on our Internet website.

Material Changes to Procedures to Nominate Directors

We did not make any material changes to the procedures by which security holders may recommend nominees to our board of directors.

Consideration and Determination of Executive and Director Compensation

Because compensation decisions for executive officers are made by the entire board of directors, several employees, including our senior executives, participate in the determination of compensation policy. These executive officers are Matt Freeman (Chief Executive Officer) and Tabreez Verjee (President). As members of our board of directors, these executive officers make recommendations and participate in the voting with respect to the compensation of executive officers.

Stockholder Communication

Stockholders desiring to send a communication to our board of directors, or to a specific director, may do so by delivering a letter to the Secretary of the Company at 706 Mission Street, 10th Floor, San Francisco, California 94103. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “stockholder-board communication” or “stockholder-director communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients of the letter are all members of our board of directors or certain specified individual directors. The Secretary will circulate such letters to the appropriate director or directors of GoFish.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 15, 2008. The table sets forth the beneficial ownership of each person who, to our knowledge, beneficially owns more than 5% of the outstanding shares of common stock, each of our directors and executive officers, and all of our directors and executive officers as a group. The address of each director and executive officer is c/o GoFish Corporation, 706 Mission Street, 10th Floor, San Francisco, California 94103.

Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Class of Shares Beneficially Owned(1)
Tabreez Verjee	6,157,658(2)	24.2%
Riaz Valani	5,462,932(3)	21.4%
James Moloshok	600,000(4)	2.4%
Matt Freeman	416,667(5)	1.6%
Peter Guber	366,667(6)	1.4%
John Durham	122,222(7)	0.5%
Lennox L. Vernon	49,479(8)	0.2%
Executive Officers and Directors as Group (7 persons)	8,337,411	32.7%
_____________
(1) Beneficial ownership percentages are calculated based on 25,494,739 shares of common stock issued and outstanding as of July 15, 2008. Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. The number of shares beneficially owned by a person includes shares underlying options, warrants or other convertible securities held by that person that are currently exercisable (or convertible) or exercisable (or convertible) within 60 days of July 15, 2008. The shares issuable pursuant to the exercise of those options, warrants or other convertible securities are deemed outstanding for computing the percentage ownership of the person holding those options, warrants or other convertible securities, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite that person’s name, subject to community property laws, where applicable, unless otherwise noted in the applicable footnote. The table above does not include any holder of the June 2007 Notes who may be deemed to beneficially own more than 5% of the outstanding shares of common stock by virtue of such holder's ownership of the June 2007 Notes, where the terms thereof contain restrictions that limit the ability of such holder from acquiring shares of our common stock to the extent that such conversion or exercise would result in such holder and its affiliates (or any person whose beneficial ownership would be aggregated with such holder) beneficially owning or having the right to vote in excess of 4.99% of the total number of issued and outstanding shares of our common stock following such exercise or conversion.

(2)  Includes (i) 1,319,445 shares underlying stock options exercisable within 60 days of July 15, 2008 held by Mr. Verjee, (ii) 4,079,642 shares of common stock and 289,821 warrants exercisable within 60 days of July 15, 2008 held by Internet Television Distribution LLC, of which Mr. Verjee is a member and over which Mr. Verjee and Mr. Valani have shared voting and investment power over the shares owned of record by Internet Television Distribution LLC; and (iii) 468,750 shares into which a June 2007 Note is convertible within 60 days of July 15, 2008, held through an affiliate and over which Mr. Valani and Mr. Verjee have shared voting and investment power. Excludes 1,180,555 shares underlying stock options not exercisable within 60 days of July 15, 2008 held by Mr. Verjee. Excludes (i) 895,388 shares into which 2008 Notes held by Internet Television Distribution are convertible, which 2008 Notes are not convertible within 60 days of July 15, 2008, and (ii) 1,798,973 shares issuable upon the exercise of 2008 Warrants held by Internet Television Distribution LLC, which 2008 Warrants are not exercisable within 60 days of July 15, 2008.

(3) Includes (i) 46,805 shares of common stock held by Mr. Valani; (ii) 556,554 shares underlying stock options exercisable within 60 days of July 15, 2008 held by Mr. Valani; (iii) 21,360 warrants exercisable within 60 days of July 15, 2008 held by Mr. Valani; (iv) 4,079,642 shares of common stock and 289,821 warrants exercisable within 60 days of July 15, 2008 held by Internet Television Distribution LLC, of which Mr. Valani is a member and over which Mr. Valani and Mr. Verjee have shared voting and investment power over the shares owned of record by Internet Television Distribution LLC; and (v) 468,750 shares into which a June 2007 Note is convertible within 60 days of July 15, 2008, held through an affiliate and over which Mr. Valani and Mr. Verjee have shared voting and investment power. Excludes 396,667 shares underlying stock options not exercisable within 60 days of July 15, 2008 held by Mr. Valani. Excludes (i) 895,388 shares into which 2008 Notes held by Internet Television Distribution are convertible, which 2008 Notes are not convertible within 60 days of July 15, 2008, and (ii) 1,798,973 shares issuable upon the exercise of 2008 Warrants held by Internet Television Distribution LLC, which 2008 Warrants are not exercisable within 60 days of July 15, 2008.

(4) Includes 600,000 shares underlying stock options exercisable within 60 days of July 15, 2008 held by Mr. Moloshok. Excludes 900,000 shares underlying stock options not exercisable within 60 days of July 15, 2008 held by Mr. Moloshok. Excludes (i) 157,052 shares into which 2008 Notes are convertible, which 2008 Notes are not convertible within 60 days of July 15, 2008, and (ii) 314,108 shares issuable upon the exercise of 2008 Warrants, which 2008 Warrants are not exercisable within 60 days of July 15, 2008.

(5) Includes 416,667 shares underlying stock options exercisable within 60 days of July 15, 2008 held by Mr. Freeman. Excludes 4,583,333 shares underlying stock options not exercisable within 60 days of July 15, 2008 held by Mr. Freeman.

(6) Includes 291,667 shares underlying stock options exercisable within 60 days of July 15, 2008 held by Mr. Guber. Excludes 208,333 shares underlying stock options not exercisable within 60 days of July 15, 2008 held by Mr. Guber.

(7) Includes 122,222 shares underlying stock options exercisable within 60 days of July 15, 2008 held by Mr. Durham. Excludes 277,778 shares underlying stock options not exercisable within 60 days of July 15, 2008 held by Mr. Durham.

(8) Includes 49,479 shares underlying stock options exercisable within 60 days of July 15, 2008 held by Mr. Vernon. Excludes 88,021 shares underlying stock options not exercisable within 60 days of July 15, 2008 held by Mr. Vernon.

EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us in each of fiscal year 2007 and 2006 for (i) our former principal executive officer, (ii) our two most highly compensated executive officers other than our former principal executive officer, each of whom was serving as an executive officer at the end of fiscal year 2007 and whose total compensation exceeded $100,000 in fiscal year 2007 and (iii) up to two additional individuals for whom disclosure would have been provided under (ii) above but for the fact that the individual was not serving as one of our executive officers at the end of  fiscal year 2007. Such officers are referred to herein as our “Named Executive Officers.”

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Michael Downing (2)	2007	$175,000	—	—	—	—	—	—	$175,000
Former Chief Executive Officer	2006	$97,168	—	—	$275,000	—	—	—	$372,168

Tabreez Verjee (3)	2007	$148,264	$100,000	—	—	—	—	—	$248,264
President

Lennox L. Vernon (4)	2007	$160,000	—	—	$13,117	—	—	—	$173,117
Chief Accounting Officer and Director of Operations

Greg Schroeder (5)	2007	$144,751	—	—	—	—	—	—	$144,751
Former Chief Technology Officer	2006	$39,205	—	—	$151,250	—	—	—	$190,455

(1) The amounts shown in this column represent the compensation costs of stock options for financial reporting purposes for fiscal year 2007 under FAS 123(R), rather than an amount paid to or realized by the named executive officer. The FAS 123(R) value as of the grant date for options is spread over the number of months of service required for the grant to become non-forfeitable. Compensation costs shown in column (f) reflect ratable amounts expensed for grants that were made in fiscal years 2007 and 2006. There can be no assurance that the FAS 123(R) amounts will ever be realized.

(2) Mr. Downing’s employment was terminated as of June 4, 2008.

(3)  Mr. Verjee was not one of our Named Executive Officers for fiscal 2006.

(4) Mr. Vernon was not one of our Named Executive Officers for fiscal 2006.

(5) Mr. Schroeder’s employment was terminated as of October 26, 2007.

Outstanding Equity Awards

The following table sets forth the stock option and stock awards of each of our Named Executive Officers outstanding at the end of fiscal 2007.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Inventive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
Michael Downing (1)	263,889	236,111	—	$1.50	10/27/2016	236,111	$56,667	—	$—
Chief Executive Officer

Tabreez Verjee	—	—	—	$—	—	—	$—	—	$—
President

Lennox L. Vernon	24,740	37,760	—	$1.50	10/30/2016	37,760	$9,062	—	$—
Chief Accounting Officer and Director of Operations	14,583	60,417	—	$0.37	10/24/2017	60,417	$14,500

Greg Schroeder (2)	—	63,021	—	$1.50	11/25/2007	—	$—	—	$—
Former Chief Technology Officer

(1)  Mr. Downing’s employment was terminated as of June 4, 2008.
(2) Mr. Schroeder’s employment was terminated as of October 26, 2007.

Director Compensation

The compensation paid by us to the non-employee directors for fiscal year 2007 is set forth in the table below:

Name	Fees Earned or Paid in Cash ($)		Stock Awards(1) ($)	Option Awards(2) ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
Peter Guber	$—		$—	$—		$—	$—	$—	$—
John Durham	$—		$—	$51,067	(1)	$—	$—	$—	$51,067
James Moloshok	$9,600	(2)	$—	$177,406	(3)	$—	$—	$—	$187,006
Riaz Valani	$70,000	(4)	$—	$—		$—	$—	$—	$70,000

(1)
Represents a November 1, 2007 grant of non-qualified stock options to purchase 400,000 shares of our common stock, with an exercise price equal to $0.27 per share, in connection with Mr. Durham's appointment as a member of our board of directors. The options granted to Mr. Durham vest monthly at the rate of 1/36th per month over a three-year period commencing on the date of grant.

(2)	Represents payments under Mr. Moloshok’s Consulting Agreement.

(3)
Represents a December 18, 2007 grant of non-qualified stock options to purchase 1,500,000 shares of our common stock, with an exercise price equal to $0.23 per share, in connection with his appointment as Executive Chairman and as a member of our board of directors. 10% of the total amount of the options granted to Mr. Moloshok vests on the date of Mr. Moloshok’s appointment and the remainder of the options granted to Mr. Moloshok will vest monthly at the rate of 1/24th per month, provided that Mr. Moloshok continues to provide services to the Company under his Consulting Agreement.

(4)
Represents payments under Mr. Valani’s consulting agreement dated as of February 26, 2007. This consulting agreement was terminated during the quarter ended June 30, 2007 with such termination being given retroactive effect to April 1, 2007.

Employment Agreements with Our Named Executive Officers

Downing Employment Agreement

On October 27, 2006, we entered into an employment agreement with Michael Downing pursuant to which Mr. Downing served as our President and Chief Executive Officer. Mr. Downing’s employment agreement provided for a term of four years, subject to annual renewal thereafter, with an annual base salary of $175,000 and a bonus subject to our achieving our target performance levels as approved by our board of directors or the compensation committee thereof. Pursuant to the employment agreement, on October 27, 2006 Mr. Downing received an option grant from our 2006 Plan, to acquire 500,000 shares of our common stock at a price of $1.50 per share, which was the fair market value of our common stock on the date of grant. One-third (1/3) of the options vest upon the first anniversary of the date of grant. An additional one-thirty sixth (1/36) of the options vest on the last day of each month thereafter. Under the agreement, Mr. Downing was subject to traditional non-competition and employee non-solicitation restrictions while he was employed by us. Mr. Downing and his spouse and dependents were entitled to participate in our benefit plans in substantially the same manner, including but not limited to responsibility for the cost thereof, and at substantially the same levels as we make such opportunities available to all of our managerial or salaried executive employees and their dependents.

On February 26, 2007, in conjunction with Mr. Downing’s resignation as president, we and Mr. Downing entered into an amendment to his employment agreement. The amendment clarified that Mr. Downing was no longer our President but continued to serve as our Chief Executive Officer. The amendment also provided that the appointment of Tabreez Verjee as our president did not constitute good reason for Mr. Downing to terminate his employment with us under his employment agreement.

Mr. Downing’s employment was terminated effective as of June 4, 2008. As a result, the above option was canceled.

In connection with Mr. Downing’s resignation as our Chief Executive Officer and a director, on June 4, 2008, we and Mr. Downing entered into a Separation Agreement and Mutual Release pursuant to which, among other things: (i) we agreed to pay Mr. Downing all accrued salary and all accrued and unused vacation benefits earned through June 4, 2008, subject to standard payroll deductions, withholding taxes and other obligations; (ii) we agreed to forgive outstanding debt in the amount of $17,876.05 owed by Mr. Downing to us; (iii) the parties agreed to cancel an outstanding stock option previously granted to Mr. Downing to purchase 500,000 shares of our common stock; and (iv) the parties agreed to terminate Mr. Downing’s existing employment agreement and to release each other from any and all claims that they may have against each other.

Verjee Employment Agreement

On February 26, 2007, we entered into a four year employment agreement, subject to annual renewal thereafter, in connection with the appointment of Tabreez Verjee as our President. Pursuant to the employment agreement, Mr. Verjee has agreed to devote at least 80% of his working time to us during the term of his employment. Mr. Verjee’s annual base salary under the employment agreement is $175,000. Our board of directors or compensation committee thereof will review Mr. Verjee’s base salary annually and make a recommendation as to whether such base salary should be increased. Under the employment agreement, Mr. Verjee received a cash bonus of $100,000 as an inducement to Mr. Verjee to execute the employment agreement and in recognition of the full-time service Mr. Verjee had provided to us without compensation since approximately July 2006. Mr. Verjee is also entitled to receive a bonus at the discretion of the compensation committee (or the independent members of our board of directors, if no compensation committee exists), the aggregate of which bonus can not exceed 40% of Mr. Verjee’s base salary. The actual amount of any such bonus will be determined according to the achievement of performance-related financial and operating targets established annually for us and Mr. Verjee by the compensation committee of our board of directors (or the independent members of our board of directors, if no compensation committee exists). Mr. Verjee will be entitled to receive any such bonus on a semi-annual basis, unless the compensation committee (or the independent members of our board of directors, if no compensation committee exists) subsequently determines that Mr. Verjee is entitled to receive such bonus on an annual basis. In connection with the employment agreement, on February 26, 2007, Mr. Verjee was granted an option from our 2006 Stock Option Plan to purchase 500,000 shares of our common stock. Pursuant to the terms of our 2006 Stock Option Plan, the exercise price of the option was equal to $5.35 per share, which was the closing price of our common stock on the trading day immediately preceding the date of grant. The options were cancelled during the quarter ended June 30, 2007. Pursuant to the employment agreement, Mr. Verjee may be granted additional options to purchase shares of common stock under our 2006 Stock Option Plan as determined in the sole discretion of the compensation committee or our board of directors. The option granted to Mr. Verjee provided and any additional options granted to Mr. Verjee under the employment agreement will provide that upon termination of his employment for cause or termination of his employment without good reason, the unvested portion of the option will expire immediately and the vested portion of the option will expire within 120 days after the termination of his employment. Upon any termination of Mr. Verjee’s employment (a) in connection with a change of control of us (or following a change of control of us), (b) by us without cause, or (c) by Mr. Verjee for good reason, any unvested options shall immediately vest and shall expire one year after any such event. If we terminate Mr. Verjee’s employment without cause or Mr. Verjee terminates his employment for good reason, we must pay or provide to Mr. Verjee (a) any earned but unpaid salary, (b) Mr. Verjee’s full salary until the end of the term of the employment agreement, (c) the value of Mr. Verjee’s vacation days that would have been accrued until the end of the then current term, (d) continuous coverage of benefit plans, and (e) severance in an amount equal to one year of Mr. Verjee’s base salary. Mr. Verjee has agreed that, for a period of one year following the termination of his employment by us (or for a two year period if Mr. Verjee terminates his employment without good reason), he will not work in a capacity that would compete directly with us in the United States and he will not solicit any employees or customers of us during such period.

Vernon Employment Agreement

On October 30, 2006, we entered into an employment agreement with Lennox Vernon pursuant to which Mr. Vernon serves as our Chief Accounting Officer and Director of Operations. Mr. Vernon’s employment agreement provides for an annual base salary of $160,000, and an annual bonus of up to 15% of the base salary, beginning in 2007. In connection with the employment agreement, on October 30, 2006, Mr. Vernon received an option grant under our 2006 Equity Incentive Plan to purchase 62,500 shares of our common stock at a price of $1.50 per share, which was the fair market value of our common stock on the date of grant. One-quarter of the options vest and become exercisable on the first anniversary of the grant. The balance of the options vests and becomes exercisable on the last day of each month thereafter over the next 36 months, subject to Mr. Vernon’s continued employment us. Under the agreement, Mr. Vernon is subject to traditional non-competition and employee non-solicitation restrictions while he is employed by us and for an additional (i) one year if we terminate the employment agreement for cause or Mr. Vernon terminates the employment agreement without good reason, or (ii) three months if Mr. Vernon terminates the employment agreement for good reason or if we terminate the employment agreement without cause. Mr. Vernon and his dependents are entitled to participate in our benefit plans at our expense. Subject to certain notice requirements, either Mr. Vernon or we are entitled to terminate the employment agreement at any time. If we terminate the employment agreement without cause or if Mr. Vernon terminates the employment agreement for good reason, then Mr. Vernon is entitled to receive his earned but unpaid base salary, unpaid pro rata annual bonus, and unused vacation days through his last day of employment plus a one time severance payment equal to three months of his then-current annual base salary.

Schroeder Employment Agreement

On October 30, 2006, we entered into an employment agreement with Greg Schroeder pursuant to which Mr. Schroeder served as our Chief Technology Officer. Mr. Schroeder’s employment agreement provided for an annual base salary of $225,000, an annual bonus of up to 20% of the base salary, beginning in 2007, and a potential one time bonus of up to 100,000 stock options in 2007. In connection with the employment agreement, on October 30, 2006, Mr. Schroeder received an option grant under our 2006 Equity Incentive Plan to purchase 275,000 shares of our common stock at an exercise price of $1.50 per share, which was the fair market value of our common stock on the date of grant. One-quarter of the options were to vest and become exercisable on the first anniversary of the date of grant. The balance of the options was to vest and become exercisable on the last day of each month thereafter over the next 36 months, subject to Mr. Schroeder’s continued employment with us. Under the agreement, Mr. Schroeder is subject to traditional non-competition and employee non-solicitation restrictions while he is employed by us. As of July 11, 2007, the Schroeder employment agreement was amended to provide, among other things, for a substantial reduction in Mr. Schroeder’s time commitment to us and related changes in our compensation obligation to Mr. Schroeder. Pursuant to the amendment, Mr. Schroeder was obligated to provide us with an average of eight hours of work per week and was compensated at the rate of $3,200 per month. Effective as of June 30, 2007, 45,834 of his options granted under the employment agreement were deemed to have been vested and exercisable, 126,042 of his options expired and the balance of 103,124 options became exercisable at the rate of one-eighteenth per month on the last day of each month thereafter subject to Mr. Schroeder’s continued employment by us. Mr. Schroeder’s employment was terminated effective as of October 26, 2007. As a result, all of his unvested options immediately expired as of October 26, 2007, and all of his vested options, to the extent unexercised, expired one month thereafter.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Tabreez Verjee

In connection with Mr. Verjee’s continued service as our President and a member of our board of directors, on February 5, 2008, our board of directors granted to Mr. Verjee non-qualified stock options under the 2007 Plan to purchase 2,500,000 shares of common stock, with an exercise price of $0.31 per share, which was the closing price per share of our common stock on the OTC Bulletin Board on the date of grant. 33% of the total amount of such options granted to Mr. Verjee vests on the date of the grant and the remainder of the options granted to Mr. Verjee will vest monthly at the rate of 1/24th per month, provided that Mr. Verjee continues to provide services to us.

Transactions with Riaz Valani

Effective February 26, 2007, we entered into a one year consulting agreement with Riaz Valani under which Mr. Valani provided us with consulting services in the areas of business and corporate development. The consulting agreement was terminated during the quarter ended June 30, 2007 with such termination being given retroactive effect to April 1, 2007. Under the consulting agreement, Mr. Valani devoted approximately 30% of his working time to providing us with these services. Pursuant to the consulting agreement, we paid Mr. Valani $10,000 per month. On February 26, 2007, we issued to Mr. Valani 250,000 non-qualified stock options under our 2006 Plan, exercisable at a price of $5.35 per share, which was the fair market value of our common stock on the date of grant. The options were cancelled and Mr. Valani ceased providing consulting services under this consulting agreement for us effective June 30, 2007. In connection with the consulting agreement, we also paid Mr. Valani a cash payment of $60,000 in recognition of his seven months of consulting work completed prior to the consulting agreement without compensation, and as an incentive for Mr. Valani to formalize his existing consulting relationship with us.

Effective as of February 1, 2008, we entered into another one-year consulting agreement with Mr. Valani under which Mr. Valani is to provide us with business and corporate development consulting services and devote an average of 20% of his working time to provide such services. Pursuant to the terms of the consulting agreement, on February 5, 2008, our board of directors granted to Mr. Valani, non-qualified stock options under the 2007 Plan to purchase 440,000 shares of common stock, with an exercise price of $0.31 per share, which was the closing price per share of our common stock on the OTC Bulletin Board on the date of grant. 33% of the total amount of such options granted to Mr. Valani vests on the date of the grant and the remainder of the options granted to Mr. Valani will vest monthly at the rate of 1/24th per month, provided that Mr. Valani continues to provide services to us. In addition, the consulting agreement provides for us to pay to Mr. Valani a fee consisting of cash compensation of $8,000 per month, the payment of which is deferred until (i) our board of directors elects to pay the cash compensation in its discretion, (ii) the occurrence of a change in control, (iii) two years after the effective date of the consulting agreement or (iv) the date when Mr. Valani ceases to provide services to us and is no longer a member of our board of directors.

In connection with Mr. Valani’s continued service as a member of our board of directors, on February 5, 2008, our board of directors granted to Mr. Valani, additional non-qualified stock options under the 2007 Plan to purchase 400,000 shares of common stock, with an exercise price of $0.31 per share, which was the closing price per share of our common stock on the OTC Bulletin Board on the date of grant. 33% of the total amount of such options granted to Mr. Valani vests on the date of the grant and the remainder of the options granted to Mr. Valani will vest monthly at the rate of 1/24th per month, provided that Mr. Valani continues to serve as a member of our board of directors.

Transactions with Internet Television Distribution LLC, an Affiliate of Mr. Verjee and Mr. Valani

In two separate closings, on April 18, 2008 and June 30, 2008, Internet Television Distribution LLC (“ITD”), a limited liability company that is an affiliate of Mr. Verjee and Mr. Valani, purchased our 2008 Notes in the aggregate principal amount of $1,852,941.17 and 2008 Warrants to purchase an aggregate of 1,798,973 shares of our common stock, in a private placement transaction for an aggregate purchase price of $1,575,000. More information about the terms of the 2008 Notes and the 2008 Warrants is included in this prospectus under “Recent Developments.”

Transactions with Catalyst Strategy, Inc., an affiliate of Mr. Durham

In connection with a services agreement between the Company and Catalyst Strategy, Inc. (“Catalyst”), a corporation that is an affiliate of Mr. Durham, on February 28, 2008 we issued to Catalyst a warrant to purchase 50,000 shares of our common stock for a period of five years at an exercise price of $1.75 per share. Both the services agreement and the terms of the warrant grant were approved by our board of directors following disclosure of Mr. Durham’s relationship with Catalyst. More information about the terms of the warrant is included in this prospectus under “Description of Securities.”

Transactions with Lennox Vernon

On October 24, 2007, our board of directors granted options under the 2007 Plan to Lennox Vernon. The grant to Mr. Vernon consists of options to purchase 75,000 shares of common stock, with an exercise price of $0.37 per share, which was the closing price per share of our common stock on the OTC Bulletin Board on the date of grant. One-thirty-sixth (1/36) of such options granted to Mr. Vernon vest at the end of each calendar month following the date of grant, such that the options will be 100% vested after three years from the date of grant.

Transactions with John Durham

In connection with the November 1, 2007 appointment of John Durham to our board of directors, we granted to Mr. Durham, options to purchase 400,000 shares of common stock at a price of $0.27 per share. One-twelfth (1/12) of the options vest on each quarterly anniversary of the date of grant. The options granted to Mr. Durham vest monthly at the rate of one-thirty-sixth (1/36) per month over a three-year period commencing on the date of grant.

Transactions with James Moloshok

In connection with Mr. Moloshok’s appointment to serve as our Executive Chairman and a member of our board of directors, on December 18, 2007, we entered into a consulting agreement with Mr. Moloshok. Under the terms of the consulting agreement, Mr. Moloshok is required to devote an average of 20 hours per week to his work for us for a term of two years, unless earlier terminated in accordance with the terms of the consulting agreement. In connection with Mr. Moloshok’s appointment, on December 18, 2007, we granted options under the 2007 Plan to Mr. Moloshok. The grant to Mr. Moloshok consists of non-qualified stock options to purchase 1,500,000 shares of our common stock, with an exercise price equal to the closing price per share of our common stock on the OTC Bulletin Board on December 18, 2007, which was $0.23 per share. 10% of the total amount of such options granted to Mr. Moloshok vests on the date of Mr. Moloshok’s appointment, and the remainder of the options granted to Mr. Moloshok will vest monthly, at the rate of 1/24th per month, provided that Mr. Moloshok continues to provide services us under the consulting agreement. In addition, the consulting agreement provides for payment for services to Mr. Moloshok as follows: (i) for the first six months of the term, we are required to pay Mr. Moloshok at a monthly rate of $15,000, and Mr. Moloshok shall accrue additional compensation at a monthly rate of $5,000 that is payable at the earlier of the closing of a change of control or the end of such six-month period and (ii) after the first six months of the term, we are required to pay Mr. Moloshok at a monthly rate of $20,000. Under the consulting agreement, Mr. Moloshok will also be eligible to (i) receive incentive compensation of $100,000 per year, contingent upon attainment of performance targets to be agreed to with our board of directors and (ii) participate in an incentive compensation plan to be established by our board of directors under which Mr. Moloshok will be eligible to receive up to 150,000 fully vested shares of restricted stock per year, contingent upon attainment of performance targets to be agreed to with our board of directors. In the event Mr. Moloshok’s engagement is terminated by us other than for cause, death or disability, the consulting agreement provides for a severance payment of $120,000 and an additional six months of vesting on any options, restricted stock or RSUs awarded to Mr. Moloshok.

In two separate closings, on April 18, 2008 and June 30, 2008, Mr. Moloshok purchased our 2008 Notes in the aggregate principal amount of $323,529.41 and 2008 Warrants to purchase an aggregate of 314,108 shares of our common stock, in a private placement transaction for an aggregate purchase price of $275,000. More information about the terms of the 2008 Notes and the 2008 Warrants is included in this prospectus under “Recent Developments.”

Transactions with Michael Downing

In connection with Mr. Downing’s resignation as our Chief Executive Officer and a director, on June 4, 2008, we and Mr. Downing entered into an Independent Contractor Agreement pursuant to which Mr. Downing agreed to provide certain consulting services as may reasonably be requested by us for a period of one year in exchange for $120,000, which is generally payable monthly. In addition, as compensation for services as a consultant, we granted Mr. Downing an option to purchase 300,000 shares of our common stock.

Director Independence

We believe that Mr. Guber and Mr. Durham are “independent” directors as that term is defined by SEC rules. We do not currently have a separately designated audit, nominating or compensation committee.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our Articles of Incorporation, as amended, authorize the issuance of 310,000,000 shares of capital stock, of which there are authorized 300,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of blank-check preferred stock, par value $0.001 per share. On the close of business on October 9, 2006 we effected an 8.333334-for-1 forward stock split in the form of a stock dividend with respect to our common stock.

Capital Stock Issued and Outstanding

As of July 15, 2008, we had issued and outstanding:

•	25,494,739 shares of common stock;

•	0 shares of preferred stock;

•
options to purchase 17,652,739 shares of our common stock, including options to purchase 418,609 shares of common stock under our 2004 Plan, options to purchase 926,771 shares of common stock under our 2006 Plan, and options to purchase 16,100,359 shares of common stock under our 2007 Plan and options to purchase 207,000 shares of common stock under our 2008 Stock Incentive Plan; and

•
Warrants to purchase 12,066,608 shares of our common stock, including warrants to purchase 3,133,333 shares of our common stock issued to the investors and a financial advisor in our private offering which closed on October 27, 2006, warrants to purchase 80,510 shares of our common stock issued to the former warrantholders of GoFish Technologies, Inc. in connection with the October 27, 2006 merger between GF Acquisition Corp., GoFish Technologies, Inc. and the former shareholders of GoFish Technologies, Inc., warrants to purchase 166,667 shares of our common stock issued to designees of Kaleidescope Sports and Entertainment LLC (“KSE”) in connection with our Amended and Restated Strategic Alliance Agreement with KSE (which Agreement was terminated as of August 4, 2008), warrants to purchase 3,862,500 shares of our common stock issued to investors in our June 2007 private placement, warrants to purchase 309,000 shares of our common stock issued to the placement agents in our June 2007 private placement warrants to purchase 46,875 shares of our common stock issued to an accredited investor in November 2007, warrants to purchase 300,000 shares of our common stock issued to MiniClip Limited, warrants to purchase 120,000 shares of our common stock issued to The Investor Relations Group (“IRG”) in connection with our letter agreement with IRG, a warrant to purchase 50,000 shares of our common stock issued to Catalyst Strategy, Inc. (“Catalyst”) in connection with our services agreement with Catalyst, and the 2008 Warrants to purchase 3,997,723 shares of our common stock.

The following description of our capital stock is derived from the provisions of our articles of incorporation and by-laws, the terms of the warrants, registration rights agreements and option agreements executed by us, as well as provisions of applicable law. Such description is not intended to be complete and is qualified in its entirety by reference to the relevant provisions of our articles of incorporation and by-laws, which have been publicly filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Description of Common Stock

We are authorized to issue 300,000,000 shares of common stock, 25,494,739 shares of which are issued and outstanding. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any preferred stock, amendments to our Articles of Incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. The Articles of Incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, our common stock holders will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available. Subject to any preferential rights of any outstanding series of preferred stock, upon liquidation, dissolution or winding up of us, our common stock holders will be entitled to receive pro rata all assets available for distribution to such holders.

Description of Preferred Stock

We are authorized to issue 10 million shares of “blank check” preferred stock, $0.001 par value per share, none of which as of the date hereof is designated or outstanding. Our board of directors is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series. Once authorized, the dividend or interest rates, conversion rates, voting rights, redemption prices, maturity dates and similar characteristics of the preferred stock will be determined by our board of directors, without the necessity of obtaining approval of our stockholders.

Description of Warrants

In connection with the October 27, 2006 consummation of two mergers and a private placement, we issued 8,266,669 warrants to investors and a financial advisor in the private placement (the “Investor Warrants”) and issued 80,510 warrants to the former warrantholders of GoFish Technologies, Inc. (the “Merger Warrants”). Each Investor Warrant gives the holder the right to purchase one half share of our common stock for a period of five years at an exercise price of $1.72 per share, which is the revised exercise price of such warrants as a result of the triggering of the anti-dilution provision of such warrants caused by our issuance of the June 2007 Notes in our June 2007 Private Placement with a conversion price of $1.60 per share. 2,000,000 of the Investor Warrants were exercised for the purchase of 1,000,000 shares of our common stock in January 2007. Each Merger Warrant, as amended, gives the holder the right to purchase one share of our common stock until October 2008 at an exercise price of $0.61 per share.

The Investor Warrants are callable by us under certain circumstances. At the option of the holder, the Investor Warrants may be exercised by cash payment of the exercise price or, in the event that a registration statement covering the shares underlying the Investor Warrants is not declared effective by the SEC on or before October 26, 2007, by “cashless exercise.” A “cashless exercise” means that in lieu of paying the aggregate purchase price for the shares being purchased upon exercise of the warrants in cash, the holder will forfeit a number of shares underlying the Investor Warrants with a “fair market value” equal to such aggregate exercise price. We will not receive additional proceeds if the Investor Warrants are exercised by cashless exercise.

The exercise price and number of shares of our common stock issuable on exercise of the Investor Warrants and Merger Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

In connection with our original Strategic Alliance Agreement, effective as of January 1, 2007, with Kaleidescope Sports and Entertainment LLC (“KSE”), we issued 500,000 warrants to KSE. Each warrant gave the holder the right to purchase one share of our common stock for a period of up to five years at an exercise price of $3.00 per share. The issued base warrants originally were to vest one-third on July 1, 2007 and one-eighteenth per month (in arrears) for each of the remaining 12 months of the term. The original Strategic Alliance Agreement was amended twice to delay a portion of the vesting of the issued base warrants so that such warrants vest four-ninths on September 1, 2007 and one-eighteenth per month (in arrears) for each month of the remaining term . On August 10, 2007, we entered into an Amended and Restated Strategic Alliance Agreement with KSE, which amended and restated the original Strategic Alliance Agreement. Pursuant to the Amended and Restated Strategic Alliance Agreement, KSE surrendered such warrants in return for new warrants to purchase 166,667 shares of our common stock, exercisable at a price of $3.00 per share, upon commencement of the term of the Amended and Restated Strategic Alliance Agreement, while the Amended and Restated Strategic Alliance Agreement was terminated as of August 4, 2008, KSE continues to have six months from the date of termination within which to exercise its warrants to purchase 166,667 shares of common stock.

In connection with our June 2007 private placement, we issued an aggregate of 3,862,500 warrants to investors, each exercisable to purchase one share of our common stock at a price of $1.75 per share at any time during a five year period commencing on the one year anniversary of the issuance date. The warrants contain a cashless exercise provision. We also issued an aggregate of 309,000 warrants to the placement agents for the offering, 193,125 of which have an exercise price of $1.60 and 115,875 of which have an exercise price of $1.75. In November 2007, we issued to an accredited investor warrants to purchase 46,875 shares of our common stock at an exercise price of $1.75. These warrants are substantially identical to the warrants issued to the investors in the offering except that they are exercisable at any time during a four year period commencing on the one year anniversary of the issuance date and except for the $1.60 exercise price applicable to 193,125 of the warrants.

On December 10, 2007, we entered into a stock and warrant issuance agreement with MiniClip Limited, pursuant to which we agreed to issue 300,000 shares of our common stock and a warrant to purchase an additional 300,000 shares of our common stock at an exercise price of $1.75 per share for a period of five years. On July 1, 2008, MiniClip Limited’s right to purchase 150,000 shares of our common stock pursuant to the warrants vested in full. MiniClip Limited’s right to purchase the remaining 150,000 shares pursuant to the warrants will vest January 1, 2009, provided that the advertising representation agreement between the Company and MiniClip Limited remains in effect.

In connection with an engagement agreement with IRG, on February 28, 2008 we issued warrants to purchase an aggregate of 120,000 shares of our common stock for a period of five years at an exercise price of $1.75 per share to designees of IRG. The IRG designees’ right to purchase shares of our common stock pursuant to the warrants will vest monthly at the rate of 1/24th per month, provided that the engagement agreement between IRG and the Company remains in effect. Also on February 28, 2008, in connection with a services agreement between the Company and Catalyst, we issued a warrant to purchase 50,000 shares of our common stock for a period of five years to Catalyst at an exercise price of $1.75 per share. Catalyst’s right to purchase shares of our common stock pursuant to the warrants will vest monthly at the rate of 1/4th per month, provided that the service agreement between Catalyst and the Company remains in effect.

In two separate closings, on April 18, 2008 and June 30, 2008, we sold unsecured convertible original issue discount notes due June 8, 2010 in the aggregate principal amount of $4,117,647.06 (the “2008 Notes”) and warrants (“2008 Warrants”) to purchase an aggregate of 3,997,723 shares of our common stock, in a private placement transaction for an aggregate purchase price of $3,500,000. The 2008 Notes are discounted 15% from their respective principal amounts, and will bear interest at a rate of 15% per annum beginning one year from the date of issuance, payable on any conversion date or the maturity date of the 2008 Notes in cash or shares of our common stock, at the investor’s option. The 2008 Notes will mature on June 8, 2010 and will be convertible into shares of our common stock, at the investor’s option, 181 days after the date of issuance at a conversion price of $2.06 per share, subject to full-ratchet anti-dilution protection.

Description of Options

As of July 15, 2008, we have an aggregate of 17,652,739 options issued and outstanding, including 418,609 options under our 2004 Plan, 926,771 under our 2006 Plan, 16,100,359 under our 2007 Plan and 207,000 under our 2008 Plan. All of the outstanding options under our 2004 Plan are incentive stock options. 54,346 of the outstanding options under our 2004 Plan are exercisable at a price of $1.50 per share. 364,263 of the outstanding options under our 2004 Plan are exercisable at a price of $0.058 per share. 500,000 of the outstanding options issued under our 2006 Plan are non-statutory stock options and 426,771 of the outstanding options issued under our 2006 Plan are incentive stock options. 562,500 of the outstanding options under our 2006 Plan are exercisable at a price of $1.50 per share; 50,000 are exercisable at a price of $3.08 per share; 64,271 are exercisable at a price of $3.65 per share; 15,000 are exercisable at a price of $3.78 per share; 65,000 are exercisable at a price of $3.80 per share; and 170,000 are exercisable at a price of $5.79 per share. All of the outstanding options under our 2007 Plan are non-statutory stock options. 750,000 of the outstanding options are exercisable at a price of $1.50 per share; 2,500,000 are exercisable at a price of $0.80 per share; 2,030,359 are exercisable at a price of $0.37 per share; 4,840,000 are exercisable at a price of $0.35 per share ; 400,000 are exercisable at a price of $0.29 per share; 400,000 are exercisable at a price of $0.27 per share; 130,000 are exercisable at a price of $0.42 per share; and 5,050,000 are exercisable at a price of $0.23 per share. 20,000 of the outstanding options issued under our 2008 Plan are non-statutory stock options and are exercisable at $0.24 per share; and 187,000 of the outstanding options issued under our 2008 Plan are incentive stock options and all are exercisable at $0.24 per share. As of July 15, 2008 approximately 409,514 of the issued and outstanding options under the 2004 Option Plan were fully vested; approximately 447,292 of the issued and outstanding options under the 2006 Plan were fully vested; approximately 4,126,320 of the issued and outstanding options under the 2007 Option Plan were fully vested; and approximately 31,375 of the issued and outstanding options under the 2008 Option Plan were fully vested.

Registration Rights Agreements

Pursuant to the registration rights agreement, as amended, entered into between us and the investors in our private offering of securities which we closed on October 27, 2006, we were obligated to file a registration statement with the SEC on or before April 30, 2007 registering for resale all of the shares of common stock, including shares underlying warrants, sold to investors in the offering, as well as certain shares of our common stock issued to a financial advisor in connection with the offering. We were further obligated to have the registration statement declared effective within 120 days of the initial filing date. If the shares were not registered according to the terms of the registration rights agreement, then we were required make payments to each investor at a rate equal to 1% of the purchase price per share of registrable securities then held by each investor monthly, for each calendar month of the registration default period. As discussed in greater detail under “Business - October 2006 Private Placement” we were in default under the registration rights agreement as we did not meet the effectiveness deadline. The terms of the registration rights agreement further provided that we could not file or request acceleration of any other registration statement until the registration statement covering the registrable securities issued to investors in the offering has been declared effective by the SEC. Under the registration rights agreement, we have agreed to use commercially reasonable efforts to maintain the effectiveness of the registration statement through the second anniversary of the date the registration statement was declared effective by the SEC or until Rule 144(k) of the Securities Act is available to the investors in the offering with respect to all of their shares, whichever is earlier.

We entered into a registration rights agreement pursuant to our June 7, 2007 Purchase Agreement. Under the terms thereof, we agreed to prepare and file a registration statement to register for resale the shares of our common stock issuable upon conversion of the notes and warrants issued pursuant to the Purchase Agreement on or prior to the earlier of (i) 30 days from the effective date of this registration statement and (ii) 60 days following the closing date of the June 2007 private placement. We further agreed to use our reasonable best efforts to cause the registration statement to be declared effective as soon as possible, but no later than the earlier of (i) 70 days from the initial filing date and (ii) the fifth trading day following notice from the Securities and Exchange Commission that the registration statement will not be reviewed or is no longer subject to further review and comments. The registration rights agreement also provides for us to make payments of partial liquidated damages to the investors under certain circumstances based on our failure to file the registration statement on time, have it declared effective on time, or maintain the effectiveness of the registration statement for a certain period of time.

Indemnification; Limitation of Liability

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors and officers (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which the director or officer is made a party by reason of being or having been a director or officer of ours or any of our subsidiaries.

Our bylaws also provide that our directors may cause us to purchase and maintain insurance for the benefit of a person who is or was serving as a director, officer, employee or agent of ours or any of our subsidiaries (including heirs and personal representatives) against a liability incurred by him/her as a director, officer, employee or agent.

Our indemnification agreements with certain of our executive officers and directors contain provisions which require us to indemnify them for costs, charges and expenses incurred in connection with their service as such. We are required to provide such indemnification if (i) the executive officer acted honestly and in good faith with a view to our best interests, and (ii) in the case of a criminal action or proceeding, the executive officer had reasonable grounds for believing that his conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Anti-Takeover Effects of Provisions of Nevada State Law

We may be or in the future we may become subject to Nevada's control share law. A corporation is subject to Nevada's control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares is sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

Nevada's control share law may have the effect of discouraging corporate takeovers.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and "interested stockholders" for three years after the "interested stockholder" first becomes an "interested stockholder" unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an "interested stockholder" is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of us from doing so if it cannot obtain the approval of our board of directors.

LEGAL MATTERS

The validity of the common stock being offered hereby has been passed upon by McDonald Carano Wilson, LLP, Reno, Nevada.

EXPERTS

Rowbotham & Company LLP, an independent registered public accounting firm, have audited our financial statements for the year ended December 31, 2007, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We have filed with the SEC a registration statment on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On October 27, 2006 our wholly-owned subsidiary, GF Acquisition Corp., merged with and into GoFish Technologies, Inc. and as a result of the merger we have continued the existing business of GoFish Technologies, Inc. Before the merger our independent registered public accounting firm was Dale Matheson Carr-Hilton LaBonte LLP and the independent registered public account firm for GoFish Technologies, Inc. was Rowbotham & Company LLP. Because the merger was treated as a reverse acquisition for accounting purposes, the historical financial reports filed by us will be those of GoFish Technologies, Inc., the accounting acquirer. Accordingly, our board of directors determined to change our independent registered public accounting firm from Dale Matheson Carr-Hilton LaBonte LLP to Rowbotham & Company LLP. Dale Matheson Carr-Hilton LaBonte LLP was dismissed as our independent registered public accounting firm on November 1, 2006 and Rowbotham & Company LLP was engaged as our independent registered public accounting firm on the same date. As a result of being the auditors of GoFish Technologies, Inc. Rowbotham & Company LLP consulted with GoFish Technologies, Inc. and us regarding the above-described transactions.

The reports of Dale Matheson Carr-Hilton LaBonte LLP on our financial statements from our inception through November 1, 2006 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, but did include an explanatory paragraph relating to our ability to continue as a “going concern.”

In connection with the audit of our financial statements from inception through November 1, 2006, the date of their dismissal, there were no disagreements between us and with Dale Matheson Carr-Hilton LaBonte LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of would have caused Dale Matheson Carr-Hilton LaBonte LLP to make reference to the matter in its reports.

GOFISH CORPORATION AND SUBSIDIARIES.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
GoFish Corporation

We have audited the accompanying consolidated balance sheet of GoFish Corporation (a development stage company) (the “Company”) as of December 31, 2007, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis of designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial positions of the Company as of December 31, 2007, and the results of their operations and their cash flows for each of the years in the two year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has incurred net loss since its inception and has experienced liquidity problems. Those conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rowbotham & Company LLP

San Francisco, California
March 28, 2008

GOFISH CORPORATION

Consolidated Balance Sheet

December 31,
2007
Assets

Current assets:
Cash	$1,108,834
Trade accounts receivable	1,604,209
Prepaid expenses	503,792

Total current assets	3,216,835

Property and equipment, net	457,317

Convertible note fees, net amortization of $273,714	1,189,486

Deposits	117,979

Total assets	$4,981,617

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities:
Accounts payable	$1,398,262
Accrued liabilities	714,693

Total current liabilities	2,112,955

Convertible notes, net discount of $4,039,718	6,260,282

Commitments and contingencies	—

Stockholders’ equity (deficit):
Preferred Stock: $0.001 par value; 10,000,000 shares authorized; zero shares issued and outstanding at December 31, 2007	—
Common Stock: $0.001 par value; 300,000,000 shares authorized; 25,169,739 shares issued and outstanding at December 31, 2007	25,171
Notes receivable from stockholders	(18,910)
Additional paid-in capital	20,727,408
Accumulated deficit	(24,125,289)

Total stockholders’ equity (deficit)	(3,391,620)

Total liabilities and stockholders’ equity (deficit)	$4,981,617

The accompanying notes are an integral part of these consolidated financial statements.

GOFISH CORPORATION

Consolidated Statements of Operations

	Year Ended	Year Ended
	December 31,	December 31,
	2007	2006

Revenues	$2,081,182	$25,779

Cost of revenues and expenses:
Cost of revenue	2,437,047	280,870
Sales and marketing	6,174,158	1,843,935
Product development	2,261,481	1,502,910
General and administrative	5,186,981	1,544,283
Acquisition costs	1,270,348	—

Total costs of revenues and expenses	17,330,015	5,171,998

Operating loss	(15,248,833)	(5,146,219)

Other income (expense):
Interest income	147,007	—
Miscellaneous income	536	16,149
Interest expense	(1,276,568)	(181,826)

Total other income (expense)	(1,129,025)	(165,677)

Net loss before provision for income taxes	(16,377,858)	(5,311,896)

Provision for income taxes	—	—

Net loss	$(16,377,858)	$(5,311,896)

Net loss per share - basic and diluted	$(0.74)	$(0.87)

Shares used to compute net loss per share - basic and diluted	22,123,237	6,137,224

The accompanying notes are an integral part of these consolidated financial statements.

GOFISH CORPORATION

Consolidated Statements of Stockholders’ Equity (Deficit)

	Preferred Stock		Common Stock		Notes Receivable From	Additional Paid-in	Deferred Stock- Based	Accumulated
	Shares	Amount	Shares	Amount	Stockholders	Capital	Compensation	Deficit	Total

Balance at January 1, 2006	3,905,000	$3,905	3,339,887	$3,340	$(44,576)	$855,008	$(46,664)	$(2,435,535)	$(1,664,522)

Reclassification of deferred stok-based compensation	—	—	—	—	—	(46,664)	46,664	—	—
Issuance of Common Stock in April in exchange for notes receivable	—	—	13,029	13	(750)	737	—	—	—

Repurchase of Common Stock in April and cancellation of notes receivable	—	—	(148,207)	(148)	8,531	(8,383)	—	—	—

Repurchase of Common Stock in May and cancellation of notes receivable	—	—	(751,078)	(751)	10,498	(9,747)	—	—	—

Repurchase of Common Stock in August and cancellation of notes receivable	—	—	(130,292)	(130)	7,500	(7,370)	—	—	—

Repurchase of Common Stock in September and cancellation of notes receivable	—	—	(52,117)	(52)	150	(98)	—	—	—

Issuance of Common Stock in September in exchange for a notes receivable	—	—	4,560	5	(263)	258	—	—	—

Issuance of GoFish Corporation Common Stock in October to GoFish Technologies, Inc’c Preferred Stockholders	(3,905,000)	(3,905)	1,356,773	1,356	—	2,549	—	—	—

Issuance of GoFish Corporation Common Stock in October to ITD	—	—	3,500,000	3,500	—	(3,500)	—	—	—

GoFish Corporation shares outstanding	—	—	16,666,674	16,667	—	(16,667)	—	—	—

Shares cancelled in October in accordance with Split-Off Agreement	—	—	(9,166,666)	(9,167)	—	9,167	—	—	—

Issuance of GoFish Corporation Common Stock in October as a result of the private placement	—	—	8,166,667	8,167	—	10,979,534	—	—	10,987,701

Issuance of GoFish Corporation Common Stock in October to consultants	—	—	300,000	300	—	(300)	—	—	—

Non-employees stock-based compensation charge	—	—	—	—	—	268,098	—	—	268,098

Stock-based compensation charge	—	—	—	—	—	265,676	—	—	265,676

Net loss	—	—	—	—	—	—	—	(5,311,896)	(5,311,896)

Balances at December 31, 2006	—	$—	23,099,230	$23,100	$(18,910)	$12,288,298	$—	$(7,747,431)	$4,545,057

The accompanying notes are an integral part of these consolidated financial statements.

GOFISH CORPORATION

Condensed Consolidated Statements of Stockholders’ Equity (Deficit)

	Preferred Stock		Common Stock		Notes Receivable From	Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Stockholders	Capital	Deficit	Total

Balances at January 1, 2007	—	$—	23,099,230	$23,100	$(18,910)	$12,288,298	$(7,747,431)	$4,545,057

Issuance of Common Stock in January for cash upon exercise of warrants	—	—	1,000,000	1,000	—	1,749,000	—	1,750,000

Issuance of Common Stock in January for cash upon exercise of options	—	—	25,879	25	—	1,475	—	1,500

Issuance of Common Stock in April for cash upon exercise of options	—	—	5,167	6	—	7,772	—	7,778

Issuance of warrants in June	—	—	—	—	—	5,298,493	—	5,298,493

Nonemployee stock-based compensation charge	—	—	—	—	—	227,883	—	227,883

Stock-based compensation charge	—	—	—	—	—	944,623	—	944,623

Issuance of Common Stock in November for cash upon exercise of options	—	—	39,463	40	—	2,248	—	2,288

Issuance of Common Stock in December for license, distribution and marketing agreement	—	—	1,000,000	1,000	—	199,000	—	200,000

Discount on investor warrant	—	—			—	8,616	—	8,616

Net loss	—	—	--	—	—	—	(16,377,858)	(16,377,858)

Balances at December 31, 2007	—	$—	25,169,739	$25,171	$(18,910)	$20,727,408	$(24,125,289)	$(3,391,620)

The accompanying notes are an integral part of these consolidated financial statements.

GOFISH CORPORATION

Consolidated Statements of Cash Flows

	December 31,	December 31,
	2007	2006

Cash flow from operating activities:
Net loss	$(16,377,858)	$(5,311,896)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	224,784	48,607
Amortization of convertible note fees	273,714	—
Stock-based compensation	1,172,506	533,774
Non cash interest expense	884,484	137,353
Write-off of acquisition advances	420,338	—
Changes in operating assets and liabilities:
Trade accounts receivable	(1,599,057)	11,472
Prepaid expenses	(158,917)	(144,875)
Deferred direct acquisition costs	66,040	(66,040)
Other assets	—	340
Accounts payable	902,180	164,559
Accrued liabilities	641,752	7,963

Net cash used in operating activities	(13,550,034)	(4,618,743)

Cash flow from investing activities:
Acquisition advances	(1,020,338)	—
Payment of acquisition advances	600,000	—
Funds held as restricted cash	1,728,728	(1,728,728)
Funds held as deposits	(107,979)	—
Advances to founder and stockholder	17,216	—
Purchase of property and equipment	(524,781)	(140,866)

Net cash provided by (used in) investing activities	692,846	(1,869,594)

Cash flow from financing activities:
Proceeds from issuance of common stock, net of issuance cost	1,761,566	8,822,698
Due to stockholder	—	384,793
Repayment of due to stockholder	(384,793)	—
Proceeds from issuance of notes payable	200,000	100,000
Repayment of notes payable	(200,000)	(100,000)
Proceeds from issuance of secured bridge notes	—	800,000
Proceeds from issuance of convertible promissory notes	—	826,650
Repayment of convertible promissory notes	—	(1,020,000)
Proceeds from issuance of convertible notes and related warrants, net of fees of $1,080,293	9,219,707	—

Net cash provided by financing activities	10,596,480	9,814,141

Net increase (decrease) in cash and cash equivalents	(2,260,708)	3,325,804

Cash at beginning of the period	3,369,542	43,738

Cash at the end of the period	$1,108,834	$3,369,542

The accompanying notes are an integral part of these consolidated financial statements.

GOFISH CORPORATION

Notes to the Consolidated Financial Statements

1.	The Company

General - GoFish Technologies, Inc. was incorporated in the State of California on May 13, 2003.

Unibio Inc. was incorporated in the state of Nevada on February 2, 2005. On September 14, 2006, Unibio Inc. changed its name to GoFish Corporation.

Mergers and Acquisitions - The original shareholders of GoFish Corporation prior to the below transactions owed 16,666,674 shares of Common Stock, 100% of GoFish Corporation. On October 27, 2006, the following transaction occurred simultaneously, each one being dependent on the other:

•
GoFish Technologies, Inc. was acquired by GoFish Corporation. In the transaction, GoFish Technologies, Inc. merged with a subsidiary of GoFish Corporation and became a wholly-owned subsidiary of GoFish Corporation. 3,632,555 shares of GoFish Corporation Common Stock were exchanged for all the outstanding Series A Preferred Stock and Common Stock of GoFish Technologies, Inc.

•	GoFish Corporation assumed all outstanding GoFish Technologies, Inc.’s stock options and warrants.

•
GoFish Corporation executed a Split-Off Agreement with certain of its shareholders whereby all the assets and liabilities of GoFish Corporation just prior to the mergers were exchanged for 9,166,666 shares of Common Stock of GoFish Corporation.

•
Internet Television Distribution, Inc. was acquired by GoFish Technologies, Inc and became a wholly-owned subsidiary of GoFish Corporation. 3,500,000 shares of GoFish Corporation Common Stock were exchanged for all the outstanding shares of Common Stock of Internet Television Distribution, Inc.

•
GoFish Corporation consummated a private offering (the “Offering”) of 8,166,667 units of its securities (the “Units”), at a purchase price of $1.50 per Unit, each Unit consists of one share of Common Stock and a warrant to purchase one-half of a share of Common Stock for a period of five years at an exercise price of $1.75 per share (the “Investor Warrants”), which Investor Warrants are callable by the Company under certain circumstances.

•	The officers and board members of GoFish Corporation resigned and were replaced by officers of GoFish Technologies, Inc. along with newly elected board members.

GoFish Technologies, Inc.’s shareholders exchanged their Common Stock for a total of 2,275,882 shares of GoFish Corporation’s Common Stock and GoFish Technologies, Inc.’s shareholders exchanged their Series A Preferred Stock for a total of 1,356,773 shares of GoFish Corporation’s Common Stock.

The transactions between GoFish Technologies, Inc. and GoFish Corporation have been treated as a reverse merger and recapitalization of GoFish Technologies, Inc. for reporting purposes. GoFish Technologies, Inc. is the acquirer for accounting purposes. GoFish Corporation is the issuer. The historical financial statements for periods prior to the acquisition become those of the acquirer. In a recapitalization, historical stockholders' equity of the acquirer prior to the merger is retroactively restated for the equivalent number of shares received in the merger after giving effect to any difference in par value of the issuer's and acquirer's stock with an offset to additional paid-in capital. Accumulated deficit of the acquirer is carried forward after the acquisition. Operations prior to the merger are those of the accounting acquirer. Earnings per share for the periods prior to the merger are restated to reflect the equivalent number of shares outstanding.
Contemporaneously with the closing of the mergers, GoFish Corporation executed a Split-Off Agreement with certain shareholders whereby all the assets and liabilities of GoFish Corporation just prior to the mergers were exchanged for 9,166,666 shares of Common Stock of GoFish Corporation. This resulted in a GoFish Corporation balance sheet with zero total assets, zero total liabilities, and zero total stockholders’ equity and a purchase price of zero.

GOFISH CORPORATION

Notes to the Consolidated Financial Statements

Internet Television Distribution, Inc. was an entity that was originally formed to take advantage of opportunities in the internet video sector. Specifically, opportunities to build/aggregate audiences and capture a share of the advertising dollars shifting into online video. GoFish Technologies, Inc. and Internet Television Distribution, Inc. determined that it was in the best interest of each entity to merge. The transaction between GoFish Technologies, Inc. and Internet Television Distribution, Inc. has been treated as an acquisition by GoFish Technologies, Inc. Internet Television Distribution, Inc. is considered to be an entity under common control and as such GoFish Technologies, Inc. recognized the assets and liabilities transferred at their carrying value, which was zero for both assets and liabilities.

GoFish Technologies, Inc. had issued convertible promissory notes in the amount of $2,247,650 of principal and accrued interest expense in the amount of $139,770 for a total of $2,387,419 of principal and accrued interest outstanding. GoFish Corporation solicited subscriptions in the Offering from the GoFish Technologies, Inc. noteholders. Rather than accepting cash consideration for the Units to be acquired by these noteholders, GoFish Corporation agreed to issue the Units at a rate of one Unit for each $1.50 of debt (including accrued interest) in consideration for the noteholders’ cancellation of the existing notes and accrued interest. The noteholders who elected not to participate in the Offering were repaid in full, the principal and accrued interest on their notes, from the proceeds of the Offering. Also, Internet Television Distribution, Inc. had made bridge loans to GoFish Technologies, Inc. in the amount of $800,000 of principal and accrued interest expense in the amount $69,463 for a total of $869,463of principal and accrued interest outstanding. Rather than accepting cash consideration for the Units to be acquired by Internet Television Distribution, Inc., GoFish Corporation agreed to issue the Units at a rate of one Unit for each $1.50 of debt (including accrued interest) in consideration for Internet Television Distribution, Inc.’s cancellation of the existing notes and accrued interest.

A summary is as follows:

Gross proceeds from the Offering	$12,250,000

Offering costs	(1,262,299)

Effect of the merger	10,987,701

Cancellation of convertible promissory notes and interest	(1,295,540)

Cancellation of loan and accrued interest	(869,463)

Net proceeds	$8,822,698

A consultant also received 300,000 shares of Common Stock for services related to the Offering.

Subsequent to all of the above transactions the original shareholders of GoFish Corporation now own 7,500,008 or 32% of GoFish Corporation.

GOFISH CORPORATION

Notes to the Consolidated Financial Statements

A summary of the common stock outstanding of GoFish Corporation subsequent to the above is as follows:

Shares outstanding prior to the Merger	16,666,674

Shares issued to GoFish Technologies, Inc. shareholders	3,632,555

Shares issued to Internet Television Distribution LLC	3,500,000

Shares issued from the private placement	8,166,667

Shares issued to consultants	300,000

Shares cancelled in accordance with the Split-Off Agreement	(9,166,666)

Shares outstanding	23,099,230

GoFish Corporation also assumed all outstanding GoFish Technologies, Inc.’s stock options and warrants with proportionate adjustments to the number of underlying shares and exercise prices based on a exchange ratio of .345022 for 1.

GoFish Corporation and subsidiaries (the “Company”) operates an online youth media and entertainment network (the "GoFish Network"). The Company specializes in creating, aggregating, distributing, and monetizing premium youth content on a network of quality youth sites. The Company has been able to generate revenue by selling advertising on the websites in the GoFish Network. The GoFish network is comprised of owed and operated websites as well as third-party websites.

Management's Plan - The Company has incurred operating losses and negative cash flows since inception. Management expects that revenue will increase in fiscal 2008 as a result of its planned continued expansion of the GoFish Network’s reach, scale and scope. The Company also expects to incur additional expenses for the development and expansion of its publisher network, marketing campaigns for a number of its programming launches and the continuing integration of its businesses. In addition, the Company also anticipates gains in operating efficiencies as a result of the increase to its sales and marketing organization. However, the Company expects operating losses and negative cash flows to continue for the foreseeable future but anticipates that losses will decrease from current levels as the Company continues to grow and develop The Company believes that it will be successful in expanding operations, gaining market share, and raising additional funds. However, there can be no assurance that in the event the Company requires additional financing, such financing will be available or terms which are favorable or at all. Failure to generate sufficient cash flows from operations or raise additional capital could have a material adverse effect on the Company's ability to achieve its intended business objectives. These factors raise substantial doubt about the Company's ability to continue as a going concern.

Going Concern - The Company's financial statements have been presented on a basis that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company continues to face significant risks associated with the successful execution of its strategy given the current market environment for similar companies. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Development Stage Company - From May 13, 2003 (inception) to December 31, 2006, the Company was a development stage company. In 2007, the principal operations of the Company commenced and significant revenues have been generated and the Company is no longer considered to be a development stage company.

GOFISH CORPORATION

Notes to the Consolidated Financial Statements

2.	Summary of Significant Accounting Policies

Basis of Presentation - The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation - The consolidated financial statements include the financial statements of GoFish Corporation and its wholly-owned subsidiaries. All significant transactions and balances between the GoFish Corporation and its subsidiaries have been eliminated in consolidation.

Use of Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Reclassifications - Certain financial statement reclassifications have been made to prior period amounts to conform to the current period presentation.

Fair Value of Financial Instruments - The carrying amounts of cash, restricted cash, accounts receivable, due from founder and stockholder, prepaid expenses, accounts payable, accrued liabilities, and due to stockholder approximate fair value due to the short-term maturities of these instruments.

Cash and Cash Equivalents - For purposes of reporting cash flows, the Company considers all short-term, interest-bearing deposits with original maturities of three months or less to be cash equivalents.

Concentration of Credit Risk - Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and accounts receivable.

The Company places its cash in banks. Cash in excess of federally-insured limits totaled $1,008,834 at December 31, 2007.

Accounts Receivable - The Company generally requires no collateral from its customers. An allowance for doubtful accounts will be recorded based on a combination of historical experience, aging analysis, and information on specific accounts. Account balances will be written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company has recorded an allowance against its receivables of $17,216 at December 31, 2007.

Accounts Receivable Concentrations - The Company’s accounts receivable is mainly generated by Starcom IP, RET, Universal McCann, RC2 Corporation and Moxie Interactive, which represent 27%, 21%, 9%, 9% and 8% , respectively, for the year ended December 31, 2007. Accounts receivable concentrations were immaterial to the consolidated financial statements for the year ended December 31, 2006.

Revenue Concentrations - The Company’s revenue is generated mainly from advertisers who purchase inventory in the form of graphical, text-based or video ads on the Company’s Network of websites. These advertisers’ respective agencies facilitate the purchase of inventory on behalf of their advertisers. The Company received revenue from the following agencies and their respective advertisers: Starcom IP, RET, Universal McCann, RC2 Corporation and Touch Point Integrated which provided 24%, 20%, 7%, 7% and 7% of the Company’s revenues for the year ended December 31, 2007. Revenue concentrations were immaterial to the consolidated financial statements for the year ended December 31, 2006.

Property and Equipment - Property and equipment are stated at cost less accumulated depreciation and amortization. Major improvements are capitalized, while repair and maintenance costs that do not improve or extend the lives of the respective assets are expensed as incurred. Depreciation and amortization charges are calculated using the straight-line method over the useful lives of the assets, generally three years. Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operating expenses.

GOFISH CORPORATION

Notes to the Consolidated Financial Statements

Impairment of Long-Lived Assets - The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of long-lived assets may not be recoverable. When factors indicate that long-lived assets should be evaluated for possible impairment, the Company typically makes various assumptions about the future prospects the asset relates to, considers market factors and uses an estimate of the related undiscounted future cash flows over the remaining life of the long-lived assets in measuring whether they are recoverable. If the estimated undiscounted future cash flows are less than the carrying value of the asset, a loss is recorded as the excess of the asset's carrying value over its fair value. There have been no such impairments of long-lived assets through December 31, 2007

Income Taxes - Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for loss carryforwards and other deferred tax assets where it is more likely than not that such loss carryforwards and deferred tax assets will not be realized.

Revenue Recognition - Revenues are derived from advertising programs. The Company’s advertising programs offer advertisers the ability to place graphical or text-based ads on its Network or video ads within its video programming. Revenues are recognized at the time the ads appear.

Expense Recognition - Expenses are charged to expense as incurred.

Advertising and Promotion Costs - Expenses related to advertising and promotions of products are charged to expense as incurred. Advertising and promotional costs totaled $1,731,170 and $243,048 for the years ended December 31, 2007 and 2006, respectively.

Stock-Based Compensation - On January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (R), “Share-Based Payment” (“SFAS 123 (R)”), using the modified prospective transition method. Under the fair value recognition provisions of SFAS 123 (R), stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period. Compensation for grants that were outstanding as of January 1, 2006 is being recognized over the remaining service period using the compensation cost previously estimated in the Company’s SFAS 123 pro forma disclosures.

The Company currently uses the Black-Scholes option pricing model to determine the fair value of stock options. The determination of the fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as by assumptions regarding a number of complex and subjective variables. These variables include the Company’s expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends. The Company estimates the volatility of the Company’s common stock at the date of the grant based on a combination of the implied volatility of publicly traded options on the Company’s common stock and the Company’s historical volatility rate. The dividend yield assumption is based on historical dividend payouts. The risk-free interest rate is based on observed interest rates appropriate for the term of the Company’s employee options. The Company uses historical data to estimate pre-vesting option forfeitures and record share-based compensation expense only for those awards that are expected to vest. For options granted, the Company amortizes the fair value on a straight-line basis. All options are amortized over the requisite service periods of the awards, which are generally the vesting periods. If factors change, the Company may decide to use different assumptions under the Black-Scholes option model and stock-based compensation expense may differ materially in the future from that recorded in the current periods.

GOFISH CORPORATION

Notes to the Consolidated Financial Statements

Included in cost of revenues and expenses is $1,172,506 and $533,774 of stock-based compensation for the years ended December 31, 2007 and 2006, respectively. At December 31, 2007, this amount includes $86,216 of stock-based compensation related to non-employees and $944,623 related to employees and $141,667 related to warrants. At December 31, 2006, this amount includes $198,865 of stock-based compensation related non-employees, $265,676 related to employees and $69,233 related to the warrants.

The following table presents share-based compensation expense included in the Consolidated Statement of Operation related to employee and non-employee stock options and restricted shares as follows:

	December 31,	December 31,
	2007	2006

Cost of revenue	$—	$—
Sales and marketing	461,526	58,369
Product development	213,053	153,059
General and administrative	497,927	322,346
Total share-based compensation	$1,172,506	$533,774

Share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the service period, generally the vesting period of the equity grant.

The fair value of each option grant has been estimated on the date of grant using the Black-Scholes valuation model with the following assumptions at December 31:

	December 31,	December 31,
	2007	2006

Risk free interest rate	4.08%	4.63%

Expected lives	5.95 Years	6.13 Years

Expected volatility	68.33%	65.23%

Dividend yields	0%	0%

The Company estimates the fair value of stock options using the Black-Scholes valuation model. Key input assumptions used to estimate the fair value of stock options include the exercise price of the award, expected option term, expected volatility of the stock over the option’s expected term, risk-free interest rate over the option’s expected term, and the expected annual dividend yield. The Company believes that the valuation technique and approach utilized to develop the underlying assumptions are appropriate in calculating the fair values of the stock options granted in the twelve months ended December 31, 2007 and 2006.

GOFISH CORPORATION

Notes to the Consolidated Financial Statements

Research and Development - Research and development costs are charged to operations as incurred.

Loss Per Share - Basic net loss per share to common stockholders is calculated based on the weighted-average number of shares of common stock outstanding during the period excluding those shares that are subject to repurchase by the Company. Diluted net loss per share attributable to common shareholders would give effect to the dilutive effect of potential common stock consisting of stock options, warrants, and preferred stock. Dilutive securities have been excluded from the diluted net loss per share computations as they have an antidilutive effect due to the Company’s net loss.

The following outstanding stock options, warrants, and preferred stock (on an as-converted into common stock basis) were excluded from the computation of diluted net loss per share attributable to holders of common stock as they had an antidilutive effect as of December 31, 2007 and 2006:

	December 31,	December 31,
	2007	2006

Options issuable upon exercise of stock options	335,725	485,251
Shares issuable upon exercise of warrants	—	2,393,427
Shares issuable upon conversion of Series A preferred stock	—	3,416,875

Total	335,725	6,295,553

Comprehensive Loss - The Company has no components of comprehensive income (loss) other than its net loss and, accordingly, comprehensive loss is the same as the net loss for all periods presented.

Segments - Segments are defined as components of the Company’s business for which separate financial information is available that is evaluated by the Company’s chief operating decision maker (its CEO) in deciding how to allocate resources and assess performance. The Company has only one overall operating segment.

Recent Accounting Pronouncements - In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets - An Amendment of FASB Statement No. 140” (“SFAS 156”). SFAS 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. SFAS 156 is effective as of the beginning of the first fiscal year that begins after September 15, 2006, with earlier adoption permitted. The Company does not believe the adoption of SFAS 156 will have a significant effect on the Company’s financial statements.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109,” which clarifies the accounting for uncertainty in tax positions. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. In addition, FIN 48 provides guidance on de-recognition, classification, interest and penalties, and accounting in interim periods and requires expanded disclosure with respect to the uncertainty in income taxes. FIN 48 requires that the Company recognizes in the Company’s financial statements the impact of a tax position if that position is more likely than not to be sustained on audit, based on the technical merits of the position. The Company adopted the provisions of FIN 48 as of January 1, 2007, with the cumulative effect of the change in accounting principle to have been recorded as an adjustment to opening retained earnings if there had been any (there were none). At the adoption date and as of December 31, 2007, the Company did not have any unrecognized tax benefits and no adjustments to liabilities or operations were required.

GOFISH CORPORATION

Notes to the Consolidated Financial Statements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not believe that the adoption of SFAS 157 will have a significant effect on the Company’s financial statements.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” “SFAS 159”). SFAS No. 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company does not believe that the adoption of SFAS 159 will have a significant effect on the Company’s financial statements.

In February 2008, the FASB issued FASB Staff Position No. FAS 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13. This staff position amends FASB Statement No. 157, Fair Value Measurements, to exclude FASB Statement No. 13, Accounting for Leases, and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under Statement 13. This statement is not expected to have a material effect on the Company’s results of operations or financial condition.

In September 2006, the SEC released SAB 108 “Considering the effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial statements” (SAB 108). SAB 108 addresses the process of quantifying financial statement misstatements, such as addressing both the carryover and reversing effect of prior year misstatements on the current year financial statements. SAB 108 became effective for our fiscal year ended December 31, 2006. The adoption of this statement had no impact on our financial position or results of operations.

In December, 2007 the FASB issued Statement 141R, “Business Combinations” (SFAS 141R). SFAS 141R replaces SFAS 141. SFAS 141R requires the acquirer of a business to recognize and measure the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at fair value. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The effective date for Alpha Irmotech will be January 1, 2009. We have not yet determined the impact of SFAS 141R related to future acquisition, if any, on our consolidated financial statements.

In February 2008, the FASB Staff Position No. 140-3 Accounting for Transfer of Financial Assets and Repurchase Transactions (FSP 140-3). This position provides guidance on accounting for a transfer of a financial asset and a repurchase financing. This statement will become effective for the Company as of January 1, 2009, and is not expected to resulting additional disclosures nor expected to have a material effect on the Company’s results of operations or financial condition.

3.	Property and Equipment

Property and equipment, net consists of the following at December 31, 2007:

December 31,
2007

Computer equipment and software	$614,009
Leasehold improvements	145,794
Furniture and fixtures	7,737

Total property and equipment	767,540

Less accumulated depreciation and amortization	(310,223)

Property and equipment, net	$457,317

Depreciation and amortization expense totaled $224,784 and $48,607 for the years ended December 31, 2007 and 2006, respectively.

GOFISH CORPORATION

Notes to the Consolidated Financial Statements

4.	Accrued Liabilities

Accrued liabilities consists of the following at December 31, 2007:

December 31,
2007

Accrued vendor obligations	$236,833
Accrued compensation	182,253
Accrued travel and entertainment	106,904
Accrued legal expenses	91,878
Accrued city and county taxes	53,182
Accrued interest expenses	39,483
Other	4,160

Total accrued liabilities	$714,693

5.	Convertible Notes

In June 2007, the Company entered into a purchase agreement (the “Purchase Agreement”) pursuant to which they sold the June 2007 Notes in the aggregate principal amount of $10,300,000 and the June 2007 warrants to purchase an aggregate of 3,862,500 shares of common stock in a private placement transaction.

The June 2007 Notes bear interest at a rate of 6% per annum, payable semi-annually in cash or shares of the Company’s common stock, at the Company’s option. The June 2007 Notes mature three years from the date of issuance and are convertible, commencing six months after the date of issuance, into shares of the Company’s common stock at a conversion price of $1.60 per share, subject to full-ratchet anti-dilution protection. The Company has the right to force conversion of a specified amount of the June 2007 Notes at the then-applicable conversion price, provided that their common stock trades at or above $2.06 per share for the preceding 20 consecutive trading days and certain other conditions are satisfied. Subject to certain conditions, the Company also has the right to prepay the June 2007 Notes at par plus accrued interest and plus certain other amounts. The Investors have the right to require the Company to purchase all or some of the June 2007 Notes in cash, plus a redemption premium to provide a total return on the June 2007 Notes of 10% per annum, upon the occurrence of certain change of control events prior to maturity. The Investors also have the right to put the June 2007 Notes for a 30-day period following two years from the date of issuance.

The Purchase Agreement governing the June 2007 Notes contains various negative covenants that provide that, unless the holders of greater than 75% of the aggregate principal amount of the June 2007 Notes then outstanding consent, the Company may not, among other things:

•	incur indebtedness (other than permitted indebtedness, including junior debt in connection with certain strategic transactions);

•	create liens on the Company’s properties (other than permitted liens);

•	amend the Company’s Articles of Incorporation so as to adversely affect the rights or privileges granted under the June 2007 Notes;

•	make certain restricted payments (including cash dividends); and

•
issue equity securities with registration rights (subject to certain exceptions, including issuances of equity securities with registration rights in connection with certain strategic transactions) for a specified period after the effective date of the initial registration statement required to be filed by us under the Registration Rights Agreement.

GOFISH CORPORATION

Notes to the Consolidated Financial Statements

Events of default under the June 2007 Notes include, without limitation:

•	failure to pay principal, interest or other amounts when due;

•	breaches of covenants;

•	materially incorrect representations and warranties;

•	cross-payment defaults and cross-acceleration to other material indebtedness;

•	certain judgment defaults;

•	events of bankruptcy; and

•	failure to comply with certain registration obligations under the Registration Rights Agreement.

Upon the occurrence of any event of default under the June 2007 Notes, the Investors have the right to require the Company to purchase all or any part of the outstanding principal amount of the June 2007 Notes at a purchase price in cash equal to the greater of: (i) 102% of such outstanding principal amount, plus all accrued and unpaid interest, any unpaid liquidated damages and other amounts then owing to the Investors or (ii) an event equity value of the underlying shares of the Company’s common stock that would be issuable upon conversion of such principal amount, plus payment in shares of the Company’s common stock of all such accrued but unpaid interest thereon, plus an amount payable in cash of any liquidated damages and other amounts payable to the Investors.

The June 2007 Warrants issued to the investors in the June 2007 Private Placement are exercisable for a period of five years commencing one year after the date of issuance at an exercise price of $1.75 per share. Utilizing the Black-Scholes valuation model and the following assumptions: estimated volatility of 85%, a contractual life of six years, a zero dividend rate, 5.12% risk free interest rate, and the fair value of common stock of $1.72 per share at date of grant, the Company determined the allocated fair value of the warrant to be $4,924,202. The Company has recorded this amount as a debt discount and is amortizing the debt discount over the term of the June 2007 Notes. The amortization is being recorded as interest expense and totaled $884,484 for the year ended December 31, 2007.

As part of the June 2007 Private Placement, the Company paid placement agent fees equal to 7% of the gross proceeds raised in the June 2007 Private Placement, $721,000, and associated expenses of $367,909 for a total of $1,088,909. In addition, the Company issued 193,125 warrants to purchase an aggregate of 193,125 shares Common Stock. These warrants are exercisable for a period of five years commencing one year after the issuance at an exercise price of $1.60 per share. Utilizing the Black-Scholes valuation model and the following assumptions: estimated volatility of 85%, a contractual life of five years, a zero dividend rate, 5.12% risk free interest rate, and the fair value of common stock of $1.72 per share at date of grant, the Company determined the allocated fair value of the warrants to be $235,722. The Company issued 115,875 warrants to purchase an aggregate of 115,875 shares of Common Stock. These warrants are exercisable for a period of five years commencing one year after the issuance at an exercise price of $1.75 per share. Utilizing the Black-Scholes valuation model and the following assumptions: estimated volatility of 85%, a contractual life of five years, a zero dividend rate, 5.12% risk free interest rate, and the fair value of common stock of $1.72 per share at date of grant, the Company determined the allocated fair value of the warrant to be $138,569. The total convertible note fees were $1,463,200. These fees are being amortized to expense over the term of the June 2007 Notes and amounted to $273,214 for the year ended December 31, 2007.

Interest expense totaled $1,276,568 for the year ended December 31, 2007.

GOFISH CORPORATION

Notes to the Consolidated Financial Statements

6.	Commitments and Contingencies

The Company leases office space under non-cancelable operating leases with expiration dates through 2011. The future minimum rental payments under these leases at December 31, 2007, are as follows:

Future Minimum
Year	Lease Payments

2008	$332,057
2009	200,414
2010	122,770
2011	106,666

$761,907

In April 2007 the Company entered into a new lease agreement for its executive offices in San Francisco, California.

In October 2007, the Company entered into a new lease agreement for its East Coast Sales Office in New York, New York.

Rent expense totaled $244,452 and $79,921 for the years ended December 31, 2007 and 2006, respectively.

7.	Stockholders' Equity

On September 14, 2006, GoFish Corporation increased its authorized capital stock from 75,000,000 shares of common stock, par value $0.001, to 300,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of preferred stock, par value $0.001.

8.	Stock Options and Warrants

In 2004, the Company’s Board of Directors adopted a 2004 Stock Plan (the “2004 Plan”).

The 2004 Plan authorized the Board of Directors to grant incentive stock options and nonstatutory stock options to employees, directors, and consultants for up to 2,000,000 shares of common stock. Under the Plan, incentive stock options and nonqualified stock options are to be granted at a price that is no less than 100% of the fair value of the stock at the date of grant. Options will be vested over a period according to the Option Agreement, and are exercisable for a maximum period of ten years after date of grant. Options granted to stockholders who own more than 10% of the outstanding stock of the Company at the time of grant must be issued at an exercise price no less than 110% of the fair value of the stock on the date of grant.

In May 2006, the Company increased the shares reserved for issuance under the 2004 Plan from 2,000,000 to 4,588,281. Upon completion of the Mergers, the Company decreased the shares reserved under the 2004 Plan from 4,588,281 to 804,188 and froze the 2004 Plan resulting in no additional options being available for grant under the 2004 Plan.

In 2006, the Company’s Board of Directors adopted a 2006 Stock Plan (the “2006 Plan”).

The 2006 Plan authorized the Board of Directors to grant incentive stock options and nonstatutory stock options to employees, directors, and consultants for up to 2,000,000 shares of common stock. In October 2006, the Board of Directors approved an additional issuance of 2,000,000 shares. Under the Plan, incentive stock options and nonqualified stock options are to be granted at a price that is no less than 100% of the fair value of the stock at the date of grant. Options will be vested over a period according to the Option Agreement, and are exercisable for a maximum period of ten years after date of grant. Options granted to stockholders who own more than 10% of the outstanding stock of the Company at the time of grant must be issued at an exercise price no less than 110% of the fair value of the stock on the date of grant.

GOFISH CORPORATION

Notes to the Consolidated Financial Statements

On October 24, 2007, the Company’s board of directors approved the Non-Qualified Stock Option Plan (the “2007 Plan”). The purposes of the 2007 Plan are to attract and retain the best available personnel, to provide additional incentives to employees, directors and consultants and to promote the success of the Company’s business. The 2007 Plan initially provided for a maximum aggregate of 3,600,000 shares of the Company’s common stock that may be issued upon the exercise of options granted pursuant to the 2007 Plan. On November 1, 2007, the Company’s board of directors adopted an amendment to the 2007 Plan to increase the total number of shares of the Company’s common stock that may be issued pursuant to the 2007 Plan from 3,600,000 shares to 4,000,000 shares. On December 18, 2007, the Company’s board of directors adopted a further amendment to the 2007 Plan to increase the total number of shares of the Company’s common stock that may be issued pursuant to the 2007 Plan from 4,000,000 shares to 5,500,000 shares.

The Company’s board of directors (or any committee composed of members of the Company’s board of directors appointed by it to administer the 2007 Plan), has the authority to administer and interpret the 2007 Plan. The administrator has the authority to, among other things, (i) select the employees, consultants and directors to whom options may be granted, (ii) grant options, (iii) determine the number of shares underlying option grants, (iv) approve forms of option agreements for use under the 2007 Plan, (v) determine the terms and conditions of the options and (vi) subject to certain exceptions, amend the terms of any outstanding option granted under the 2007 Plan.

The 2007 Plan authorizes grants of nonqualified stock options to eligible employees, directors and consultants. The exercise price for an Option shall be determined by the administrator. The term of each option under the 2007 Plan shall be no more than ten years from the date of grant.

The 2007 Plan became effective upon its adoption by the Company’s board of directors, and will continue in effect for a term of ten years, unless sooner terminated. The Company’s board of directors may at any time amend, suspend or terminate the 2007 Plan.

The 2007 Plan also contains provisions governing: (i) the treatment of options under the 2007 Plan upon the occurrence of certain corporate transactions (including merger, consolidation, sale of all or substantially all the assets of the Company, or complete liquidation or dissolution of the Company) and changes in control of the Company, (ii) transferability of options and (iii) tax withholding upon the exercise or vesting of an option.

GOFISH CORPORATION

Notes to the Consolidated Financial Statements

A summary of stock option transactions is as follows:

	Options Outstanding
	Options	Number of	Weighted
	Available for	Options	Average
	Grant	Outstanding	Exercise Price

Balances at January 1, 2006	1,386,508	613,492	$0.06
Additional shares reserved - 2004 Plan	2,588,281	—	—
Options exercised - 2004 Plan	—	(33,640)	0.06
Options canceled - 2004 Plan	47,441	(47,441)	0.06
Options granted - 2004 Plan	(254,454)	254,454	0.17
Decrease in shares reserved - 2004 Plan	(3,767,776)	—	—
Shares originally reserved - 2006 Plan	2,000,000	—	—
Additional shares reserved - 2006 Plan	2,000,000	—	—
Options granted - 2006 Plan	(2,824,000)	2,824,000	1.74

Balances at December 31, 2006	1,176,000	3,610,865	1.38
Additional shares reserved	5,500,000	—
Options granted	(6,476,400)	6,476,400	1.40
Option exercised	—	(70,511)	0.17
Options cancelled	2,821,984	(2,821,984)	2.68

Balances at December 31, 2007	3,021,584	7,194,770	$0.91

GOFISH CORPORATION

Notes to the Consolidated Financial Statements

The following table summarizes information concerning outstanding options as of December 31, 2007:

	Options Outstanding				Options Exercisable
		Weighted				Weighted
	Number	Average			Number	Average
	Outstanding	Remaining	Weighted		Exercisable	Remaining	Weighted
	as of	Contractual	Average	Aggregate	as of	Contractual	Average	Aggregate
Exercise	December 31,	Life	Exercise	Intrinsic	December 31,	Life	Exercise	Intrinsic
Price	2007	(in Years)	Price	Value	2007	(in Years)	Price	Value

$0.06	364,300	5.43	$0.06		351,901	5.43	$0.06
$0.23	1,500,000	8.96	$0.23		150,000	8.96	$0.23
$0.27	400,000	8.83	$0.27		22,222	8.83	$0.27
$0.37	2,442,859	8.76	$0.37		491,669	8.76	$0.37
$1.50	1,986,111	8.20	$1.50		771,703	8.20	$1.50
$3.08	56,500	7.96	$3.08		26,500	7.96	$3.08
$3.65	145,000	7.87	$3.65		53,854	7.87	$3.65
$3.78	15,000	8.38	$3.78		—		$3.78
$3.80	115,000	8.30	$3.80		—		$3.80
$5.79	170,000	8.08	$5.79		—		$5.79

	7,194,770	8.43		$80,574	1,867,849	7.88		64,842

The weighted-average grant date fair value of the options granted during the years ended December 31, 2007 and 2006 were $0.81 and $1.05, respectively.

At December 31, 2007, there was $1,947,794 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the plans. This cost is expected to be recognized over the weighted average period of 3.15 years.

During 2007, the Company accelerated vesting for certain employees who terminated their employment. As a result, of these modifications the Company recognized additional compensation expense of $153,900 for the year ended December 31, 2007.

The Company did not realize any tax benefits from tax deductions of share-based payment arrangements during the years ended December, 2007 and 2006.

Stock-based compensation expense related to stock options granted to non-employees is recognized as earned. At each reporting date, the Company re-values the stock-based compensation using the Black-Scholes pricing model. As a result, stock-based compensation expense will fluctuate as the estimated fair market value of the Company’s common stock fluctuates. The Company recorded stock-based compensation expense related to non-employees of $86,216 and $198,865 for the years ended December 31, 2007 and 2006, respectively.

GOFISH CORPORATION

Notes to the Consolidated Financial Statements

A summary of outstanding Common Stock Warrants as of December 31, 2007 is as follows:

		Exercise	Expiration
Securities into which warrants are convertible	Shares	Price	Date

Common Stock	80,510	$0.60	October 2008
Common Stock	3,909,375	$1.75	June 2013
Common Stock	193,125	$1.60	June 2013
Common Stock	3,133,347	$1.75	October 2011
Common Stock	115,875	$1.75	June 2013
Common Stock	166,667	$3.00	January 2012

Total	7,598,899

In October 2004, the Company issued fully vested warrants exercisable into 233,328 shares of Common Stock, 80,503 shares after the Mergers, to individuals on its advisory board. The warrants are immediately exercisable into shares of Common Stock at a per share price of $0.21, $0.61 after the Mergers, and expire two years from the date of issuance if unexercised. In 2004, the Company determined the fair market value of the warrants to be approximately zero using the following assumptions: fair market value of the Common Stock of $0.20, risk free interest rate of 4.17%, no dividend yield, expected volatility of 0%, and an expected life of two years. The warrants were scheduled to expire in October 2006. However, in October 2006, the Company extended the expiration date to October 2008. In 2006, the Company determined the fair market value of the warrants to be approximately $69,233 using the following assumptions: fair market value of Common Stock of $1.35, risk free interest rate of 4.75%, no dividend yield, expected volatility of 62%, and an expected life of two years. The $69,233 was expensed in the year ended December 31, 2006.

In October 2006, in accordance with the Mergers, the Company assumed warrants exercisable into 4,133,333 shares of Common Stock. The warrants are immediately exercisable into shares of Common Stock at a per share price of $1.75 and expire five years from the date of issuance if unexercised and are callable by the Company under certain circumstances. 2,000,000 of the Investor Warrants were exercised for the purchase of 1,000,000 shares of the Company’s Common Stock in January 2007.

In January 2007, in conjunction with a Strategic Alliance Agreement, the Company issued warrants to purchase 500,000 shares of its common stock at an exercise price of $3.00 per share to a company. The warrants are exercisable for a period of five years. Utilizing the Black-Scholes valuation model and the following assumptions: estimated volatility of 62%, a contractual life of two and one-half -years, a zero dividend rate, 4.50% risk free interest rate, and the fair value of the common stock of $3.70 per share, the Company determined the fair value of the warrant to be $850,000. In August 2007, the Strategic Alliance Agreement was modified and the number of warrants was reduced from 500,000 to 166,667. Utilizing the Black-Scholes valuation model and the following assumptions: estimated volatility of 94%, a contractual life of two and one-half -years, a zero dividend rate, 4.76% risk free interest rate, and the fair value of the common stock of $0.34 per share at date of grant, the Company determined the fair value of the warrant to be $7,484. Because this amount is not in excess of amounts previously expensed, no addition stock-based compensation will be recognized.

In June 2007, the Company entered into a purchase agreement (the “Purchase Agreement”) pursuant to which they sold the June 2007 Notes in the aggregate principal amount of $10,300,000 and the June 2007 warrants to purchase an aggregate of 3,862,500 shares of Common Stock in a private placement transaction at a per share price of $1.75 and expires six years from the date of issuance. In addition, the Company issued to the placement agents for the June 2007 Private Placement, warrants to purchase an aggregate of 309,000 shares of the Company’s Common Stock, 193,125 of which have an exercise price of $1.60 per share and 115,875 of which have an exercise price of $1.75 per share. These warrants are exercisable for a period of five years commencing one year after the issuance at an exercise price of $1.60 per share.

GOFISH CORPORATION

Notes to the Consolidated Financial Statements

In November 2007, the Company issued to an accredited investor warrants to purchase 46,875 shares of the Company’s Common Stock at a per share price of $1.75 which expires in June 2013.

9.	Income Taxes

The provision for income taxes consists of the following for the years ended December 31, 2007 and 2006:

	December 31,	December 31,
	2007	2006

Currently payable (refundable):
Federal	$—	$—
State	—	—

Total current	—	—

Deferred:
Federal	—	—
State	—	—

Total deferred	—	—

Provision for income taxes	$—	$—

A reconciliation of the provision for income taxes with the expected provision for income taxes computed by applying the federal statutory income tax rate (34%) to the net loss before provision for income taxes for the years ended December 31, 2007 and 2006 is as follows:

	December 31,	December 31,
	2007	2006

Provision for income taxes at federal statutory rate	$(5,642,436)	$(1,806,045)
Federal research tax credits	146,576	(75,000)
Expenses not deductible	259,337	211,371
Provision to return reconciliation	(33,014)	—
Change in federal valuation allowance	5,269,537	1,669,674

Provision for income taxes	$—	$—

GOFISH CORPORATION

Notes to the Consolidated Financial Statements

As of December 31, 2007, the Company had approximately $21,427,000 of federal and state operating loss carryforwards potentially available to offset future taxable income. These net operating loss carryforwards are expected to expire as follows:

Year	Federal	State

2013	$—	$21,000
2014	—	357,000
2015	—	1,804,000
2016	—	4,918,000
2017	—	14,327,000
2023	21,000	—
2024	366,000	—
2025	1,793,000	—
2026	4,920,000	—
2027	14,327,000	—
	$21,427,000	$21,427,000

The Tax Reform Act of 1986 (the “Act”) provides for a limitation on the annual use of net operating loss carryforwards following certain ownership changes (as defined in the Act) that could limit the Company’s ability to utilize these carryforwards. Prior equity financings may significantly limit the Company’s ability to utilize the net operating loss carryforwards.

GOFISH CORPORATION

Notes to the Consolidated Financial Statements

The components of the deferred tax assets as of December 31, 2007 and 2006 are as follows:

	December 31,	December 31,
	2007	2006

Deferred tax assets:
Net operating losses	$8,508,905	$2,975,272
Depreciation and amortization	34,488	(1,719)
Stock-based compensation	176,900	—
Debt discount	352,290	—
Reserves and accruals	52,561	16,550
Research credits	—	250,258

Total deferred tax assets	9,125,144	3,240,361

Valuation allowance	(9,125,144)	(3,240,361)

Net deferred tax assets	$—	$—

Based on the available objective evidence, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company has provided a full valuation allowance against its net deferred tax assets.

There are no prior or current year tax returns under audit by taxing authorities, and management is not aware of any impending audits.

The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. In the event the Company has had a change in ownership, utilization of the carryforwards could be restricted.

GOFISH CORPORATION

Notes to the Consolidated Financial Statements

10.	Related Party Transactions

The following is the activity between the Company and a founder and stockholder related to amounts due from this individual:

December 31,
2007

Beginning balance	$17,216
Amounts advanced	660
Allowance for doubtful account	(17,876)

Due from founder and stockholder	$—

The following is the activity between the Company and stockholders related to non-interest bearing notes receivable:

December 31,
2007

Beginning balance	$18,910

Notes receivable from stockholders	$18,910

GOFISH CORPORATION

Notes to the Consolidated Financial Statements

The following is the activity between the Company and a stockholder related to amounts due to this individual:

December 31,
2007

Beginning balance	$384,793
Amounts repaid by the Company	(384,793)

Due to stockholder	$—

11.	Cash Flow Information

Cash paid during the years ended December 31, 2007and 2006 is as follows:

	December 31,	December 31,
	2007	2006

Interest	$309,000	$78,708

Income taxes	$—	—

GOFISH CORPORATION

Notes to the Consolidated Financial Statements

Supplemental disclosure of non-cash investing and financing activities for the years ended December 31, 2007 and 2006 is as follows:

	December 31,	December 31,
	2007	2006

Repayment of Convertible Promissory Notes with Units	$—	$1,227,650

Repayment of accrued interest on Convertible Promissory Notes with Units	$—	$67,890

Repayment of Bridge Notes with Units	$—	$800,000

Repayment of accrued interest on Bridge Notes with Units	$—	$69,463

Conversion of Series A preferred stock into common stock	$—	$3,905

Reclassification of deferred stock-based compensation	$—	$46,664

Issuance of notes receivable for common stock	$—	$1,013

Cancellation of notes receivable for common stock	$—	$26,679

Issuance of warrants with convertible notes	$4,924,202	$—

Issuance of warrants to placement agents	$374,291	$—

Issuance of common stock for license agreement	$200,000	$—

Issuance of warrants to investors	$8,616	$—

GOFISH CORPORATION

Notes to the Consolidated Financial Statements

12.	Acquisitions

In February 2007, the Company announced that it had entered into a merger agreement, pursuant to which Bolt, Inc., a/k/a Bolt Media, Inc., a Delaware corporation (“Bolt”), pursuant to which Bolt would merge with and in to a wholly-owned subsidiary of the Company. In August 2007, the Company terminated the Bolt merger.

During the period from February 2007 to September 2007, the Company advanced Bolt $1,020,338. The Company only has a secured interest in Bolt’s trade accounts receivables of $600,000. As a result, the Company recorded an allowance for doubtful accounts of $420,338. In addition, the Company incurred $850,010 of direct acquisition costs. The total related acquisition costs of $1,270,348 for the year ended December 31, 2007 have been expensed.

The accounts receivable of $600,000 has been repaid.

GOFISH CORPORATION

Notes to the Consolidated Financial Statements

13.	Quarterly Financial Data (Unaudited)

	For the year ended December 31, 2007
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenues	$24,074	$31,686	$485,812	$1,539,610

Cost of revenues and expenses	3,526,008	5,836,555	3,719,304	4,248,148

Operating loss	(3,501,934)	(5,804,869)	(3,233,492)	(2,708,538)

Other income (expense):
Interest income	33,839	21,292	65,471	26,405
Miscellaneous income	954	(417)	—	(1)
Interest expense	—	(97,067)	(612,501)	(567,000)

Total other income (expense)	34,793	(76,192)	(547,030)	(540,596)

Net loss before provision for income taxes	(3,467,141)	(5,881,061)	(3,780,522)	(3,249,134)

Provision for income taxes	—	—	—	—

Net loss	$(3,467,141)	$(5,881,061)	$(3,780,522)	$(3,249,134)

Net loss per share - basic and diluted	$(0.15)	$(0.24)	$(0.16)	$(0.13)

Shares used to compute net loss per share - basic and diluted	23,811,698	24,129,424	24,130,276	24,346,947

GOFISH CORPORATION

Notes to the Consolidated Financial Statements

	For the year ended December 31, 2006
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenues	$4,272	$7,484	$7,101	$6,922

Cost of revenues and expenses	617,359	717,441	913,402	2,923,796

Operating loss	(613,087)	(709,957)	(906,301)	(2,916,874)

Other income (expense):
Miscellaneous income	62	—	—	16,087
Interest expense	(27,815)	(30,565)	(39,603)	(83,843)

Total other income (expense)	(27,753)	(30,565)	(39,603)	(67,756)

Net loss before provision for income taxes	(640,840)	(740,522)	(945,904)	(2,984,630)

Provision for income taxes	—	—	—	—

Net loss	$(640,840)	$(740,522)	$(945,904)	$(2,984,630)

Net loss per share - basic and diluted	$(0.19)	$(0.26)	$(0.44)	$(0.19)

Shares used to compute net loss per share - basic and diluted	3,339,887	2,855,579	2,174,316	16,082,633

GoFish Corporation

Condensed Consolidated Balance Sheet (Unaudited)

	March 31,	December 31,
	2008	2007
Assets

Current assets:
Cash	$116,226	$1,108,834
Restricted cash	550,000	—
Trade accounts receivable	982,883	1,604,209
Prepaid expenses	634,983	503,792
Total current assets	2,284,092	3,216,835

Property and equipment, net	403,778	457,317

Convertible note fees, net amortization of $395,791 and $273,714	1,067,409	1,189,486

Deposits	117,979	117,979
Total assets	$3,873,258	$4,981,617

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities:
Accounts payable	$2,312,672	$1,398,262
Accrued liabilities	1,464,409	714,693
Due to stockholder	210,000	—
Total current liabilities	3,987,081	2,112,955

Commitments and contingencies	—	—

Convertible notes, net discount of $3,625,261 and $4,039,718	6,674,739	6,260,282

Stockholders’ equity (deficit):
Preferred Stock: $0.001 par value; 10,000,000 shares authorized; zero shares issued and outstanding at March 31, 2008 and 2007	—	—
Common Stock: $0.001 par value; 300,000,000 shares authorized; 25,469,739 and 25,169,739 shares issued and outstanding at March 31, 2008 and December 31, 2007	25,471	25,171
Notes receivable from stockholders	(18,910)	(18,910)
Additional paid-in capital	21,509,564	20,727,408
Accumulated deficit	(28,304,687)	(24,125,289)
Total stockholders’ equity (deficit)	(6,788,562)	(3,391,620)
Total liabilities and stockholders’ equity (deficit)	$3,873,258	$4,981,617

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GoFish Corporation

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2008	2007

Revenues	$657,150	$24,074

Cost of revenues and expenses
Cost of revenue	803,806	214,348
Sales and marketing	1,686,889	1,524,125
Product development	174,381	732,566
General and administrative	1,607,140	1,054,969
Total costs of revenues and expenses	4,272,216	3,526,008
Operating loss	(3,615,066)	(3,501,934)

Other income (expense):
Interest income	4,525	33,839
Miscellaneous income	100	954
Interest expense	(568,957)	—
Total other income (expense)	(564,332)	34,793
Net loss before provision for income taxes	(4,179,398)	(3,467,141)

Provision for income taxes	—	—
Net loss	$(4,179,398)	$(3,467,141)

Net loss per share - basic and diluted	$(0.17)	$(0.15)

Shares used to compute net loss per share - basic and diluted	25,298,310	23,811,698

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GoFish Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2008	2007

Cash flow from operating activities:
Net loss	$(4,179,398)	$(3,467,141)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	65,145	29,088
Amortization of convertible note fees	122,077	—
Stock-based compensation	680,456	479,684
Non cash interest expense	414,457	—
Changes in operating assets and liabilities:
Trade accounts receivable	621,327	(14,696)
Prepaid expenses	(29,191)	(197,241)
Accounts payable	914,410	133,929
Accrued liabilities	749,715	429,573
Net cash used in operating activities	(641,002)	(2,606,804)

Cash flow from investing activities:
Payment of direct acquisition costs	—	(205,960)
Funds held as restricted cash	(550,000)	(318,943)
Funds held as deposits	—	(100,000)
Purchase of property and equipment	(11,606)	(343,626)
Net cash used in investing activities	(561,606)	(968,529)

Cash flow from financing activities:
Payment of financing costs	—	(18,000)
Proceeds from issuance of common stock, net of issuance cost	—	1,751,500
Advances from a stockholder	210,000	—
Net cash provided by financing activities	210,000	1,733,500

Net decrease in cash and cash equivalents	(992,608)	(1,841,833)

Cash at beginning of the period	1,108,834	3,369,542
Cash at the end of the period	$116,226	$1,527,709

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GoFish Corporation

Notes to the Condensed Consolidated Financial Statements (Unaudited)

1.	The Company

General – GoFish Technologies, Inc. was incorporated in the State of California on May 13, 2003.

GoFish Corporation and subsidiaries (the “Company”) operates an online youth media and entertainment network (the “GoFish Network”). The Company specializes in creating, aggregating, distributing, and monetizing premium youth content on a network of quality youth sites. The Company has been able to generate revenue by selling advertising on the websites in the GoFish Network. The GoFish Network is comprised of owned and operated websites as well as third-party websites.

Management's Plan – The Company has incurred operating losses and negative cash flows since inception. Management expects that revenues will increase as a result of its planned continued expansion of the GoFish Networks’s reach, scale and scope. The Company also expects to incur additional expenses for the development and expansion of its publisher network, marketing campaigns for a number of its programming launches and the continuing integration of its businesses. In addition, the Company also anticipates gains in operating efficiencies as a result of the increase to its sales and marketing organization. However, the Company expects operating losses and negative cash flows to continue for the foreseeable future but anticipates that losses will decrease from current levels as the Company continues to grow and develop. The Company’s expectations are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by such expectations, including those identified under the heading “Risk Factors” included elsewhere in this prospectus. While the Company believes that it will be successful in expanding operations, gaining market share, and raising additional funds, there can be no assurance that in the event the Company requires additional financing, such financing will be available on terms which are favorable or at all. Failure to generate sufficient cash flows from operations or raise additional capital could have a material adverse effect on the Company's ability to achieve its intended business objectives. These factors raise substantial doubt about the Company's ability to continue as a going concern.

Going Concern – The Company's financial statements have been presented on a basis that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company continues to face significant risks associated with the successful execution of its strategy given the current market environment for similar companies. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.	Summary of Significant Accounting Policies

Basis of Presentation – The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The accompanying unaudited interim condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements as discussed below. In the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for the fair presentation of the financial statements, have been included. The results of operations for any interim period are not necessarily indicative of the results of operations for the full year or any other subsequent interim period. Further, the preparation of condensed financial statements requires management to make estimates and assumptions that affect the recorded amounts reported therein. Actual results could differ from those estimates. A change in facts or circumstances surrounding the estimate could result in a change to estimates and impact future operating results.

The financial statements and related disclosures have been prepared with the presumption that users of the interim financial statements have read or have access to the Company’s audited consolidated financial statements for the preceding fiscal year. Accordingly, the accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in our Form 10-KSB for the fiscal year ended December 31, 2007 filed with the Securities and Exchange Commission on March 31, 2008.

GoFish Corporation

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Reclassifications – Certain financial statement reclassifications have been made to prior period amounts to conform to the current period presentation.

Comprehensive Loss – The Company has no components of comprehensive income (loss) other than its net loss and, accordingly, comprehensive loss is the same as the net loss for all periods presented.

Loss Per Share – Basic net loss per share to common stockholders is calculated based on the weighted-average number of shares of common stock outstanding during the period excluding those shares that are subject to repurchase by the Company. Diluted net loss per share attributable to common shareholders would give effect to the dilutive effect of potential common stock consisting of stock options, warrants, and preferred stock. Dilutive securities have been excluded from the diluted net loss per share computations as they have an antidilutive effect due to the Company’s net loss.

The following outstanding stock options, warrants, and convertible notes (on an as-converted into common stock basis) were excluded from the computation of diluted net loss per share attributable to holders of common stock as they had an antidilutive effect as of March 31, 2008 and 2007:

	March 31,	March 31,
	2008	2007

Options issuable upon exercise of stock options	12,247,853	2,050,336
Shares issuable upon exercise of warrants	8,068,899	1,955,927
Nonvested restricted stock	300,000	—
Shares issuable upon conversion of convertible notes	6,437,500	—
Total	27,054,252	4,006,263

Segments – Segments are defined as components of the Company’s business for which separate financial information is available that is evaluated by the Company’s chief operating decision maker (its CEO) in deciding how to allocate resources and assess performance. The Company has only one overall operating segment.

Restricted Cash – Restricted cash represents funds deposited as security for a letter of credit that the Company has provided to a publisher that guarantees minimum payments for the first quarter of 2008.

Accounts Receivable Concentrations – The Company’s accounts receivable is mainly generated by Starcom IP, Katz Dochtermann & Epstein, Inc., RET, Moxie Interactive and ScanScout, which represented 75%, 6%, 3%, 3%, and 3%, respectively, for the three months ended March 31, 2008. Starcom IP, RET, Universal McCann, RC2 Corporation and Moxie Interactive represented 27%, 21%, 9%, 9% and 8%, respectively, for the fiscal year ended December 31, 2007.

Revenue Concentrations – The Company’s revenue is generated mainly from advertisers who purchase inventory in the form of graphical, text-based or video ads on the GoFish Network. These advertisers’ respective agencies facilitate the purchase of inventory on behalf of their advertisers. The Company received revenue from the following agencies and their respective advertisers: Starcom IP, Katz Dochtermann& Epstein, Inc. ZenithOptimedia, ScanScout and RET, provided 58%, 8%, 7%, 6% and 5% of the Company’s revenues for the three months ended March 31, 2008. Revenue concentrations were immaterial to the consolidated financial statements for the three months ended March 31, 2007.

Stock-Based Compensation – On January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment (“SFAS 123(R)”), using the modified prospective transition method. Under the fair value recognition provisions of SFAS 123(R), stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period. Compensation for grants that were outstanding as of January 1, 2006 is being recognized over the remaining service period using the compensation cost previously estimated in our SFAS 123 pro forma disclosures.

GoFish Corporation

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The Company currently uses the Black-Scholes option pricing model to determine the fair value of stock-based awards. The determination of the fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as by assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends. We estimate the volatility of our common stock at the date of the grant based on a combination of the implied volatility of publicly traded options on our common stock and our historical volatility rate. The dividend yield assumption is based on historical dividend payouts. The risk-free interest rate is based on observed interest rates appropriate for the term of our employee options. We use historical data to estimate pre-vesting option forfeitures and record share-based compensation expense only for those awards that are expected to vest. For options granted, we amortize the fair value on a straight-line basis. All options are amortized over the requisite service periods of the awards, which are generally the vesting periods. If factors change we may decide to use different assumptions under the Black-Scholes option model and stock-based compensation expense may differ materially in the future from that recorded in the current periods.

Included in cost of revenues and expenses is $680,456 and $479,684 of stock-based compensation for the three months ended March 31, 2008 and 2007, respectively. At March 31, 2008, this amount included $23,475 of stock-based compensation related to non-employees on the issuance of warrants and restricted stock and $656,981 related to employees. At March 31, 2007, this amount included $227,883 of stock-based compensation related to non-employees on the issuance of warrants and restricted stock, $246,858 related to employees, and $4,943 related to deferred stock-based compensation.

The following table presents stock-based compensation expense included in the Consolidated Statement of Operation related to employee and non-employee stock options, warrants and restricted shares as follows for the three month periods ended March 31:

	March 31,	March 31,
	2008	2007

Cost of revenue	$20,933	$—
Sales and marketing	239,940	191,529
Product development	15,386	72,343
General and administrative	404,197	215,812
Total stock-based compensation	$680,456	$479,684

Stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the service period, generally the vesting period of the equity grant.

GoFish Corporation

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The fair value of each option grant has been estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for the three months periods ended March 31:

	March 31,	March 31,
	2008	2007

Risk free interest rate	2.86%	4.65%

Expected term	5.63 Years	6.25 Years

Expected volatility	68.74%	66.60%

Dividend yields	0%	0%

The Company estimates the fair value of stock options using the Black-Scholes option pricing model. Key input assumptions used to estimate the fair value of stock options include the exercise price of the award, expected option term, expected volatility of the stock over the option’s expected term, risk-free interest rate over the option’s expected term, and the expected annual dividend yield. The Company believes that the valuation technique and approach utilized to develop the underlying assumptions are appropriate in calculating the fair values of the stock options granted in the three months ended March 31, 2008 and 2007.

Recent accounting pronouncements

During the first quarter of fiscal 2008, the Company adopted the following accounting standard

In February 2008, the FASB issued FASB Staff Position (FSP) Financial Accounting Standard (FAS) 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Its Related Interpretive Accounting Pronouncements That Address Leasing Transactions,” and FSP FAS 157-2, “Effective Date of FASB Statement No. 157.” FSP FAS 157-1 removes leasing from the scope of SFAS No. 157, Fair Value Measurements. FSP FAS 157-2 delays the effective date of SFAS No. 157 from 2008 to 2009 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, at least annually.

In September 2006, the FASB finalized SFAS No. 157 which became effective January 1, 2008 except as amended by FSP FAS 157-1 and FSP FAS 157-2 as described above. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements; however, it does not require any new fair value measurements. The provisions of SFAS No. 157 were applied prospectively to fair value measurements and disclosures for financial assets and financial liabilities and nonfinancial assets and nonfinancial liabilities recognized or disclosed at fair value in the financial statements on at least an annual basis beginning in the first quarter of 2008. The adoption of this Statement did not have a material effect on the condensed consolidated financial statements for fair value measurements made during the first quarter of 2008. While the Company does not expect the adoption of this Statement to have a material impact on its consolidated financial statements in subsequent reporting periods, the company continues to monitor any additional implementation guidance that is issued that addresses the fair value measurements for certain financial assets and nonfinancial assets and nonfinancial liabilities not disclosed at fair value in the consolidated financial statements on at least an annual basis.

In February 2007, the FASB issued SFAS No. 159 (SFAS159), The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to elect to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. This election is irrevocable. SFAS 159 was effective in the first quarter of fiscal 2008. The Company has not elected to apply the fair value option to any of its financial instruments.

GoFish Corporation

Notes to the Condensed Consolidated Financial Statements (Unaudited)

3.	Property and Equipment

Property and equipment, net consisted of the following at March 31, 2008 and December 31, 2007:

	March 31,	December 31,
	2008	2007

Computer equipment and software	$625,615	$614,009
Leasehold improvements	145,794	145,794
Furniture and fixtures	7,737	7,737
Total property and equipment	779,146	767,540
Less accumulated depreciation and amortization	(375,368)	(310,223)
Property and equipment, net	$403,778	$457,317

Depreciation and amortization expense totaled $65,145 and $29,088 for the three months ended March 31, 2008 and 2007, respectively.

4.	Accrued Liabilities

Accrued liabilities consisted of the following at March 31, 2008 and December 31, 2007:

	March 31,	December 31,
	2008	2007

Accrued vendor obligations	$635,998	$236,833
Accrued compensation	343,283	182,253
Accrued travel and entertainment	108,102	106,904
Accrued legal expenses	100,708	91,878
Accrued city and county taxes	64,575	53,182
Accrued interest expense	193,983	39,483
Other	17,760	4,160
Total accrued liabilities	$1,464,409	$714,693

5.	Convertible Notes

In June 2007, the Company entered into a purchase agreement (the “June 2007 Purchase Agreement”) pursuant to which they sold the June 2007 Notes in the aggregate principal amount of $10,300,000 and the June 2007 warrants to purchase an aggregate of 3,862,500 shares of common stock in a private placement transaction.

The June 2007 Notes bear interest at a rate of 6% per annum, payable semi-annually in cash or shares of the Company’s common stock, at the Company’s option. The June 2007 Notes mature three years from the date of issuance and are convertible, commencing six months after the date of issuance, into shares of our common stock at a conversion price of $1.60 per share, subject to full-ratchet anti-dilution protection. The Company has the right to force conversion of a specified amount of the June 2007 Notes at the then applicable conversion price, provided that their common stock trades at or above $2.06 per share for the preceding 20 consecutive trading days and certain other conditions are satisfied. Subject to certain conditions, the Company also has the right to prepay the June 2007 Notes at par plus accrued interest and plus certain other amounts. The Investors have the right to require the Company to purchase all or some of the June 2007 Notes in cash, plus a redemption premium to provide a total return on the June 2007 Notes of 10% per annum, upon the occurrence of certain change of control events prior to maturity. The Investors also have the right to put the June 2007 Notes for a 30-day period following two years from the date of issuance.

GoFish Corporation

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The June 2007 Purchase Agreement governing the June 2007 Notes contains various negative covenants that provide that, unless the holders of greater than 75% of the aggregate principal amount of the June 2007 Notes then outstanding consent, the Company may not, among other things:

•	incur indebtedness (other than permitted indebtedness, including junior debt in connection with certain strategic transactions);

•	create liens on our properties (other than permitted liens);

•	amend the Company’s Articles of Incorporation so as to adversely affect the rights or privileges granted under the June 2007 Notes;

•	make certain restricted payments (including cash dividends); and

•
issue equity securities with registration rights (subject to certain exceptions, including issuances of equity securities with registration rights in connection with certain strategic transactions) for a specified period after the effective date of the initial registration statement required to be filed by us under the Registration Rights Agreement.

Events of default under the June 2007 Notes include, without limitation:

•	failure to pay principal, interest or other amounts when due;

•	breaches of covenants;

•	materially incorrect representations and warranties;

•	cross-payment defaults and cross-acceleration to other material indebtedness;

•	certain judgment defaults;

•	events of bankruptcy; and

•	failure to comply with certain registration obligations under the Registration Rights Agreement.

Upon the occurrence of any event of default under the June 2007 Notes, the Investors have the right to require the Company to purchase all or any part of the outstanding principal amount of the June 2007 Notes at a purchase price in cash equal to the greater of: (i) 102% of such outstanding principal amount, plus all accrued and unpaid interest, any unpaid liquidated damages and other amounts then owing to the Investors or (ii) an event equity value of the underlying shares of our common stock that would be issuable upon conversion of such principal amount, plus payment in shares of our common stock of all such accrued but unpaid interest thereon, plus an amount payable in cash of any liquidated damages and other amounts payable to the Investors.

The June 2007 Warrants issued to the investors in the June 2007 Private Placement are exercisable for a period of five years commencing one year after the date of issuance at an exercise price of $1.75 per share. Utilizing the Black-Scholes valuation model and the following assumptions: estimated volatility of 85%, a contractual life of six years, a zero dividend rate, 5.12% risk free interest rate, and the fair value of common stock of $1.72 per share at date of grant, the Company determined the allocated fair value of the warrant to be $4,924,202. The Company has recorded this amount as a debt discount and is amortizing the debt discount over the term of the June 2007 Notes. The amortization is being recorded as interest expense and totaled $414,456 for the three months ended March 31, 2008.

GoFish Corporation

Notes to the Condensed Consolidated Financial Statements (Unaudited)

As part of the June 2007 Private Placement, the company paid placement agent fees equal to 7% of the gross proceeds raised in the June 2007 Private Placement, $721,000, and associated expenses of $367,909 for a total of $1,088,909. In addition, the Company issued 193,125 warrants to purchase an aggregate of 193,125 shares Common Stock. These warrants are exercisable for a period of five years commencing one year after the issuance at an exercise price of $1.60 per share. Utilizing the Black-Scholes option pricing model and the following assumptions: estimated volatility of 85%, a contractual life of five years, a zero dividend rate, 5.12% risk free interest rate, and the fair value of common stock of $1.72 per share at date of grant, the Company determined the allocated fair value of the warrants to be $235,722. The Company issued 115,875 warrants to purchase an aggregate of 115,875 shares of Common Stock. These warrants are exercisable for a period of five years commencing one year after the issuance at an exercise price of $1.75 per share. Utilizing the Black-Scholes object pricing model and the following assumptions: estimated volatility of 85%, a contractual life of five years, a zero dividend rate, 5.12% risk free interest rate, and the fair value of common stock of $1.72 per share at date of grant, the Company determined the allocated fair value of the warrant to be $138,569. The total convertible note fees were $1,463,200. These fees are being amortized to expense over the term of the June 2007 Notes and amounted to $122,077 for the three months ended March 31, 2008.

Interest expense totaled $568,957 for the three month ended March 31, 2008.

6.	Stock Options and Warrants

In 2004, the Company’s Board of Directors adopted a 2004 Stock Plan (the “2004 Plan”).

The 2004 Plan authorized the Board of Directors to grant incentive stock options and nonstatutory stock options to employees, directors, and consultants for up to 2,000,000 shares of common stock. Under the Plan, incentive stock options and nonqualified stock options are to be granted at a price that is no less than 100% of the fair value of the stock at the date of grant. Options will be vested over a period according to the Option Agreement, and are exercisable for a maximum period of ten years after date of grant. Options granted to stockholders who own more than 10% of the outstanding stock of the Company at the time of grant must be issued at an exercise price no less than 110% of the fair value of the stock on the date of grant.

In May 2006, the Company increased the shares reserved for issuance under the 2004 Plan from 2,000,000 to 4,588,281. Upon completion of the Mergers, the Company decreased the shares reserved under the 2004 Plan from 4,588,281 to 804,188 and froze the 2004 Plan resulting in no additional options being available for grant under the 2004 Plan.

In 2006, the Company’s Board of Directors adopted a 2006 Stock Plan (the “2006 Plan”).

The 2006 Plan authorized the Board of Directors to grant incentive stock options and nonstatutory stock options to employees, directors, and consultants for up to 2,000,000 shares of common stock. In October 2006, the Board of Directors approved an additional issuance of 2,000,000 shares. Under the Plan, incentive stock options and nonqualified stock options are to be granted at a price that is no less than 100% of the fair value of the stock at the date of grant. Options will be vested over a period according to the Option Agreement, and are exercisable for a maximum period of ten years after date of grant. Options granted to stockholders who own more than 10% of the outstanding stock of the Company at the time of grant must be issued at an exercise price no less than 110% of the fair value of the stock on the date of grant.

GoFish Corporation

Notes to the Condensed Consolidated Financial Statements (Unaudited)

On October 24, 2007, the Company's Board of Directors approved the Non-Qualified Stock Option Plan (the “Non-Qualified Plan”). The purposes of the Non-Qualified Plan are to attract and retain the best available personnel, to provide additional incentives to employees, directors and consultants and to promote the success of our business. The Non-Qualified Plan initially provided for a maximum aggregate of 3,600,000 shares of our common stock that may be issued upon the exercise of options granted pursuant to the Non-Qualified Plan. On November 1, 2007, the Company's Board of Directors adopted an amendment to the Non-Qualified Plan to increase the total number of shares of our common stock that may be issued pursuant to the Non-Qualified Plan from 3,600,000 shares to 4,000,000 shares. On December 18, 2007, the Company’s board of directors adopted a further amendment to the Non-Qualified Plan to increase the total number of shares of our common stock that may be issued pursuant to the Non-Qualified Plan from 4,000,000 shares to 5,500,000 shares. During the three months ended March 31, 2008, the Company’s board of directors adopted an additional amendment to the Non-Qualified Plan to increase the total plan shares that may be issued from 5,500,000 shares to 10,500,000 shares.

The Company's Board of Directors (or any committee composed of members of the Company board of directors appointed by it to administer the Non-Qualified Plan), has the authority to administer and interpret the Non-Qualified Plan. The administrator has the authority to, among other things, (i) select the employees, consultants and directors to whom options may be granted, (ii) grant options, (iii) determine the number of shares underlying option grants, (iv) approve forms of option agreements for use under the Non-Qualified Plan, (v) determine the terms and conditions of the options and (vi) subject to certain exceptions, amend the terms of any outstanding option granted under the Non-Qualified Plan.

The Non-Qualified Plan authorizes grants of nonqualified stock options to eligible employees, directors and consultants. The exercise price for an Option shall be determined by the administrator. The term of each option under the Non-Qualified Plan shall be no more than ten years from the date of grant.

The Non-Qualified Plan became effective upon its adoption by our board of directors, and will continue in effect for a term of ten years, unless sooner terminated. The Company’s Board of Directors may at any time amend, suspend or terminate the Non-Qualified Plan.

The Non-Qualified Plan also contains provisions governing: (i) the treatment of options under the Non-Qualified Plan upon the occurrence of certain corporate transactions (including merger, consolidation, sale of all or substantially all the assets of our company, or complete liquidation or dissolution of our company) and changes in control of our company, (ii) transferability of options and (iii) tax withholding upon the exercise or vesting of an option.

A summary of stock option transactions is as follows:

	Options	Number of	Weighted
	Available for	Options	Average
	Grant	Outstanding	Exercise Price
Balances at December 31, 2007	3,021,584	7,194,770	$0.91
Additional shares reserved	5,000,000	—	—
Options granted	(5,370,000)	5,370,000	$0.35
Options cancelled	316,917	(316,917)	$1.49
Balances at March 31, 2008	2,968,501	12,247,853	$0.65

GoFish Corporation

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The following table summarizes information concerning outstanding options as of March 31, 2008:

	Options Outstanding			Options Exercisable
Exercise price	Number of Options	Weighted Average Remaining Contractual Life (in Years)	Aggregate Intrinsic Value	Number of Options	Weighted Average Remaining Contractual Life (in Years)	Aggregate Intrinsic Value
$0.06	364,300	5.43		353,524	5.43
$0.23	1,500,000	8.96		318,750	8.96
$0.24	130,000	9.02		—	—
$0.27	400,000	8.83		55,556	8.83
$0.35	4,840,000	9.08		1,612,362	9.08
$0.37	2,276,192	8.75		750,627	8.75
$0.42	400,000	9.24		—	—
$1.50	1,923,090	8.21		842,801	8.21
$3.08	50,000	7.96		21,667	7.96
$3.65	64,271	7.87		64,271	7.87
$3.78	15,000	8.38		—	—
$3.80	115,000	8.30		—	—
$5.79	170,000	8.08		49,167	8.08
	12,247,853	8.73	$544,553	4,068,725	8.47	$315,653

The weighted-average grant date fair value of the options granted during the three month periods ended March 31, 2008 and 2007 were $0.22 and $3.46, respectively.

At March 31, 2008, there was $2,179,312 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the plans. This cost is expected to be recognized over the weighted average period of 2.42 years.

During the three month period ended March 31, 2007, the Company accelerated vesting for certain employees who terminated their employment with the Company. As a result, of these modifications the Company recognized additional compensation expense of $151,435 for the three month period ended March 31, 2008.

The Company did not realize any tax benefits from tax deductions of share-based payment arrangements during the three month periods ended March 31, 2008 and 2007.

Stock-based compensation expense related to stock options, warrants and restricted stock granted to non-employees is recognized as earned. At each reporting date, the Company re-values the stock-based compensation using the Black-Scholes option pricing model. As a result, stock-based compensation expense will fluctuate as the estimated fair market value of the Company’s common stock fluctuates. The Company recorded stock-based compensation expense related to non-employees of $23,475 and $227,883 for the three months ended March 31, 2008 and 2007, respectively.

GoFish Corporation

Notes to the Condensed Consolidated Financial Statements (Unaudited)

A summary of outstanding Common Stock Warrants as of March 31, 2008 is as follows:

		Exercise	Expiration
Securities into which warrants are convertible	Shares	Price	Date

Common Stock	80,510	$0.60	October 2008
Common Stock	3,909,375	$1.75	June 2013
Common Stock	193,125	$1.60	June 2013
Common Stock	3,133,347	$1.75	October 2011
Common Stock	115,875	$1.75	June 2013
Common Stock	470,000	$1.75	February 2013
Common Stock	166,667	$3.00	January 2012
Total	8,068,899

In February 2008, the Company issued warrants to purchase 470,000 shares of the Company’s common stock at the exercise price of $1.75 in exchange for services rendered to the Company.

7.	Fair Value

The Company adopted the provisions of SFAS No. 157 as amended by FSP FAS 157-1 and FSP FAS 157-2 on January 1, 2008. Pursuant to the provisions of FSP FAS 157-2, the Company will not apply the provisions of SFAS No. 157 until January 1, 2009 for the following major categories of nonfinancial assets and liabilities from the consolidated balance sheet: property and equipment. The Company recorded no change to its opening balance of accumulated deficit as of January 1, 2008 as it did not have any financial instruments requiring retrospective application per the provisions of SFAS No. 157.

Fair Value Hierarchy – SFAS No. 157 specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon market data obtained from independent sources (observable inputs) or reflect the company’s own assumptions of market participant valuation (unobservable inputs). In accordance with SFAS No. 157, these two types of inputs have created the following fair value hierarchy:

Level 1 – Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 – Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly;

Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

SFAS No. 157 requires the use of observable market data if such data is available without undue cost and effort.

Measurement of Fair Value - The Company measures fair value as an exit price using the procedures described below for all assets and liabilities measured at fair value. When available, the company uses unadjusted quoted market prices to measure fair value and classifies such items within Level 1. If quoted market prices are not available, fair value is based upon internally developed models that use, where possible, current market-based or independently-sourced market parameters such as interest rates and currency rates. Items valued using internally generated models are classified according to the lowest level input or value driver that is significant to the valuation. Thus, an item may be classified in Level 3 even though there may be inputs that are readily observable. If quoted market prices are not available, the valuation model used generally depends on the specific asset or liability being valued.

GoFish Corporation

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Credit risk adjustments are applied to reflect the company’s own credit risk when valuing all liabilities measured at fair value. The methodology is consistent with that applied in developing counterparty credit risk adjustments, but incorporates the company’s own credit risk as observed in the credit default swap market.

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2008:

	Level 1	Level 2	Level 3	Total

Cash	$116,226	$—	$—	$116,226
Restricted cash	550,000	—	—	550,000
Total assets	$666,226	$—	$—	$666,226

8.	Related Party Transactions

The following is the activity between the Company and a stockholder related to amounts due to this individual:

March 31,
2008

Beginning balance	$—
Amounts received by the Company	210,000
Amounts repaid by the Company	—
Due to stockholder	$210,000

9.	Cash Flow Information:

Cash paid during the three months ended March 31, 2008 and 2007 is as follows:

	March 31,	March 31,
	2008	2007

Interest	$—	$—

Income taxes	$—	$—

10.	Subsequent Event:

On April 18, 2008, the Company sold unsecured convertible original issue discount notes due June 8, 2010 in the aggregate principal amount of $1,764,705.88 (the “April 2008 Notes”) and warrants to purchase an aggregate of 1,719,309 shares of the Company’s common stock, in a private placement transaction for an aggregate purchase price of $1,500,000. The April 2008 Notes are discounted 15% from the principal amount, and will bear interest at a rate of 15% per annum beginning on April 18, 2009, payable on any conversion date or the maturity date of the April 2008 Notes in cash or shares of the Company’s common stock, at the Investor’s option. The April 2008 Notes will mature on June 8, 2010 and will be convertible into shares of the Company’s common stock, at the Investor’s option, 181 days after the date of issuance at a conversion price of $2.06 per share, subject to full-ratchet anti-dilution protection.

9,667,458 Shares of Common Stock

GoFish Corporation

PROSPECTUS

, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of common stock.

EXPENSE	AMOUNT
Registration Fees	$95.00
Legal Fees	$20,000
Accounting Fees	$10,000
Miscellaneous Fees and Expenses	$5,000
Total	$35,094.98

Item 14. Indemnification of Directors and Officers.

Under Nevada law, a corporation shall indemnify a director or officer against expenses, including attorneys’ fees, actually and reasonably incurred by him, to the extent the director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding. A corporation may indemnify a director or officer who was or is a party or is threatened to e made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him/her in connection with the action, suit or proceeding. Except from that immunity are:

•	A willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest;

•	A violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

•	A transaction from which the director derived an improper personal profit; and

•	Willful misconduct.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, employees and other agents (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which the director or officer is made a party by reason of being or having been a director or officer of ours. Our bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined that the party is not entitled to be indemnified under our bylaws. No advance will be made by us to a party if it is determined that the party acted in bad faith. The indemnification rights are contractual rights and will continue as to a person who has ceased to be a director, officer, employee, or other agent, and will inure to the benefit of the heirs, executors, and administrators of such a person.

We have entered into indemnity agreements with certain of our directors and executive officers. Each of these indemnity agreements generally provides for indemnification of certain expenses, judgments, fines, and settlement amounts incurred by such director or executive officer in any action or proceeding, including any action by or in the right of ours arising out of his services to us, to any of our subsidiaries, or to any other company or enterprise to which he provides services at our request. Each of these indemnity agreements generally provides for the advancement of expenses, makes indemnification contingent on his good faith in acting or failing to act, and excepts the obligation to indemnify for expenses or liabilities paid directly to him by directors’ and officers’ insurance.

Anti-Takeover Effects of Provisions of Nevada State Law

We may be or in the future we may become subject to Nevada's control share law. A corporation is subject to Nevada's control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares is sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with that person, obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

Nevada's control share law may have the effect of discouraging corporate takeovers.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder” unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ours under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in said Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

There have been no sales of unregistered securities within the last three years which would be required to be disclosed pursuant to Item 701 of Regulation S-K, except for the following:

2008 Warrant Issuances

In two separate closings, on April 18, 2008 and June 30, 2008, we sold unsecured convertible original issue discount notes due June 8, 2010 in the aggregate principal amount of $4,117,647.06 (the “2008 Notes”) and warrants (“2008 Warrants”) to purchase an aggregate of 3,997,723 shares of our common stock, in a private placement transaction for an aggregate purchase price of $3,500,000. The 2008 Notes are discounted 15% from their respective principal amounts, and will bear interest at a rate of 15% per annum beginning one year from the date of issuance, payable on any conversion date or the maturity date of the 2008 Notes in cash or shares of our common stock, at the investor’s option. The 2008 Notes will mature on June 8, 2010 and will be convertible into shares of our common stock, at the investor’s option, 181 days after the date of issuance at a conversion price of $2.06 per share, subject to full-ratchet anti-dilution protection. We previously disclosed this transaction in Current Reports on Form 8-K filed with the SEC on April 21, 2008 and July 3, 2008, which disclosures are incorporated herein by reference.

On February 28, 2008 we issued restricted warrants to purchase an aggregate of 120,000 shares of our common stock at an exercise price of $1.75 per share for a period of five years (the “IRG Restricted Warrants”) to designees of  IRG, as well as a restricted warrant to purchase 50,000 shares of our common stock for a period of five years (the “Catalyst Restricted Warrant”) to Catalyst at an exercise price of $1.75 per share. The IRG Restricted Warrants and the Catalyst Restricted Warrant are subject to vesting, as described under the heading “Description of Securities” in this prospectus. The IRG Restricted Warrants and Catalyst Restricted Warrant were offered without registration under the Securities Act, in reliance upon the exemption from such registration requirements provided by Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder. IRG and Catalyst represented that they are each “accredited investors” as defined in Rule 501(a) under the Securities Act) and that they are acquiring the IRG Restricted Warrants and Catalyst Restricted Warrants solely for their own respective accounts for investment and not for the interest of any other person and not with a view to, or in connection with, any resale or distribution of the IRG Restricted Warrants, Catalyst Restricted Warrant or any part thereof.

2007 Warrant and Stock Issuances

On December 10, 2007, in connection with our advertising representation agreement with MiniClip Limited, a company registered in the United Kingdom (“MiniClip”), we issued to MiniClip 300,000 restricted shares of our common stock (the “MiniClip Restricted Shares”) and a restricted warrant to purchase an additional 300,000 shares of our common stock at an exercise price of $1.75 per share for a period of five years, subject to vesting, as described under the heading “Description of Securities” in this prospectus (the “MiniClip Restricted Warrant”). The MiniClip Restricted Shares and MiniClip Restricted Warrant were offered to MiniClip without registration under the Securities Act, in reliance upon the exemption from such registration requirements provided by Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder. MiniClip represented that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act) and that it is acquiring the MiniClip Restricted Shares and the MiniClip Restricted Warrant solely for its own account for investment and not for the interest of any other person and not with a view to, or in connection with, any resale or distribution of the MiniClip Restricted Shares and the MiniClip Restricted Warrant or any part thereof. We previously disclosed this transaction in our Current Report on Form 8-K filed with the SEC on December 14, 2007, which disclosure is incorporated herein by reference.

On December 12, 2007, in connection with our license agreement with MTV Networks, a division of Viacom International Inc. (“MTVN”), we issued to MTVN 1,000,000 restricted shares registered in the name of Viacom International, Inc. of common stock of the Company (the "MTVN Restricted Shares") and granted MTVN a participation right in certain future financings of the Company to purchase additional securities equal to an aggregate of 35% of the aggregate gross proceeds of any such financing during the term our license agreement with MTVN. The MTVN Restricted Shares were offered to MTVN without registration under the Securities Act, in reliance upon the exemption from such registration requirements provided by Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder. MTVN represented that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act and that it is acquiring the MTVN Restricted Shares solely for its own account for investment and not for the interest of any other person and not with a view to, or in connection with, any resale or distribution of the MTVN Restricted Shares or any part thereof. We previously disclosed this transaction in our Current Report on Form 8-K filed with the SEC on December 14, 2007, which disclosure is incorporated herein by reference.

On November 28, 2007, we issued to an accredited investor a warrant to purchase 46,875 shares at an exercise price of $1.75 per share. The warrant was offered without registration under the Securities Act, in reliance upon the exemption from such registration requirements provided by Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder. We previously disclosed this transaction in our Quarterly Report on Form 10-Q filed with the SEC on May 15, 2008, which disclosure is incorporated herein by reference.

In connection with our original Strategic Alliance Agreement with Kaleidoscope Sports and Entertainment LLC ("KSE"), we issued 500,000 warrants to KSE. Each of these warrants gave holder the right to purchase one share of our common stock for a period of up to five years at a price of $3.00 per share. The issuance of such warrants was exempt from registration under Section 4(2) of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. On August 10, 2007, we entered into an Amended and Restated Strategic Alliance Agreement with KSE, pursuant to which, among other things, KSE surrendered its warrants under the original Strategic Alliance Agreement in exchange for new warrants to purchase 166,667 shares of common stock, exercisable at a price of $3.00 per share, upon commencement of the term of the Amended and Restated Strategic Alliance Agreement, while the Amended and Restated Strategic Alliance Agreement was terminated as of August 4, 2008, KSE continues to have six months from the date of termination within which to exercise its warrants to purchase 166,667 shares of common stock.

In connection with our June 2007 private placement, we issued an aggregate of 3,862,500 warrants to investors, each exercisable to purchase one share of our common stock at a price of $1.75 per share at any time during a five year period commencing on the one year anniversary of the issuance date. The warrants contain a cashless exercise provision. We also issued an aggregate of 309,000 warrants to the placement agents for the June 2007 private placement, 193,125 of which have an exercise price of $1.60 and 115,875 of which have an exercise price of $1.75. These placement agent warrants are substantially identical to the warrants issued to the investors in the June 2007 private placement except that such placement agent warrants are exercisable during a four year period commencing on the one year anniversary of the issuance date and except for the $1.60 exercise price applicable to 193,125 of the warrants. The issuance of the warrants was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the Securities and Exchange Commission.

Option Issuances Under 2007 Plan and 2008 Plan

During the period October 27, 2006 through April 1, 2008, we issued an aggregate of 16,828,400 stock options under our 2007 Non-Qualified Stock Option Plan and our 2008 Stock Incentive Plan to 44 individuals. The options have exercise prices ranging from $0.23 to $1.50. The issuance of the options was exempt from registration under Section 4(2) of the Securities Act. None of the securities were sold through an underwriter and accordingly, there was no underwriting discounts or commissions involved.

Option Issuances Under 2006 Plan

During the period October 27, 2006 through September 30, 2007 we issued an aggregate of 4,099,000 stock options under our 2006 Plan to 33 individuals. The options have exercise prices ranging from $1.50 to $5.79. The issuance of the options was exempt from registration under Section 4(2) of the Securities Act. None of the securities were sold through an underwriter and accordingly, there was no underwriting discounts or commissions involved. 1,491,292 of the options issued under our 2006 Plan have been cancelled.

Option Exercises Under 2004 Plan

In connection with our October 2006 merger we adopted the GoFish Technologies, Inc. 2004 Option Plan. In January 2007, 25,879 options granted thereunder were exercised for a like number of shares at an exercise price of $0.058 per share. In May 2007, 5,176 options granted thereunder were exercised for a like number of shares at an exercise price of $1.50 per share. The issuance of the shares was exempt from registration under Section 4(2) of the Securities Act.

Securities issued in connection with the private offering

On October 27, 2006, we closed a private offering of 8,166,669 units of our securities to accredited investors, as defined under Regulation D, Rule 501(a) promulgated by the SEC, raising an aggregate of approximately $12,250,000 in cash and cancelled indebtedness, each unit consisting of one share of our common stock and an Investor Warrant to purchase one-half (1/2) of a share of our common stock for a period of five years at an exercise price of $1.75 per whole share. Due to applicable anti-dilution provisions, the exercise price of the warrants was subsequently reduced to $1.72 per whole share. In connection with the private offering we also issued 100,000 Investor Warrants to a financial advisor. In January 2007, 2,000,000 of the Investor Warrants were exercised for 1,000,000 shares of our common stock.

The transactions described above were exempt from registration under Section 4(2) of the Securities Act or Rule 506 of Regulation D as promulgated by the SEC. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

Securities issued in connection with the GF merger

Prior to October 27, 2006, all of the issued and outstanding shares of Series A Preferred Stock of GoFish Technologies Inc. converted, on a one-for-one basis, into shares of GoFish Technologies Inc. common stock. On October 27, 2006, the holders of the common stock of GoFish Technologies Inc. surrendered all of their issued and outstanding shares and received 3,632,555 shares of common stock of the Company. Also on the Closing Date, (i) holders of issued and outstanding warrants to purchase common shares of GoFish Technologies Inc. received warrants for the purchase of shares of our common stock, and (ii) holders of issued and outstanding options to purchase common shares of GoFish Technologies Inc. received options for the purchase of shares of our common stock. 80,510 and 786,935 shares of our common stock are reserved for issuance upon exercise of these warrants and options.

Our Stockholders retained 7,500,006 shares of our common stock and 1-0 Holdings LLC was issued 300,000 shares of our common stock for finder and advisory services in connection with the GF Merger and a concurrent private placement. Gamma Capital Partners, LC was issued 100,000 warrants to purchase 50,000 shares of our common stock at a price of $1.75 per share for advisory services in connection with the private placement.

The transactions described above were exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the SEC. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

Shares issued in connection with the ITD merger

On October 27, 2006, the holders of the common stock of Internet Television Distribution Inc. surrendered all of their issued and outstanding shares and received 3,500,000 shares of our common stock.

The transaction described above was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the SEC. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

Shares issued prior to mergers

On August 20, 2005, we accepted subscription agreements for sale of shares of our common stock, at the offering price of $0.02 per share, raising aggregate gross proceeds of $44,500, in offshore transactions pursuant to Regulation S of the Securities Act. Each purchaser represented to us that he was a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

Shares issued by GoFish Technologies, Inc. before the GF merger

In 2004 and 2005, GoFish Technologies Inc. completed the sale of 11,140,833 shares of its common stock for an aggregate purchase price of $45,330. Such sales of common shares were made to GoFish Technologies Inc. employees. Also in 2004 and 2005, GoFish Technologies Inc. completed the sale of 3,905,000 shares of its Series A Preferred stock for an aggregate purchase price of $706,443. Such sales of Series A Preferred shares were made to accredited investors as defined under Regulation D, Rule 501(a) promulgated by the SEC. In 2004, GoFish Technologies Inc. agreed to issue warrants to note holders of GoFish Technologies Inc., who were all accredited investors, in connection with the conversion of such notes into securities of GoFish Technologies Inc. The transactions described above were exempt from registration under Section 4(2) of the Securities Act. None of the shares were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Description	Reference

2.1
Agreement and Plan of Merger and Reorganization, dated as of October 27, 2006, by and among GoFish Corporation, a Nevada corporation, GF Acquisition Corp., a California corporation, GoFish Technologies, Inc., a California corporation, ITD Acquisition Corp., a Delaware corporation and Internet Television Distribution Inc., a Delaware corporation.
Incorporated by reference to Exhibit 2.1 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

2.2
Agreement and Plan of Merger, dated as of February 11, 2007, by and among GoFish Corporation, BM Acquisition Corp., Inc., Bolt, Inc., a/k/a Bolt Media, Inc. and the Indemnification Representative (schedules omitted).

Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated February 11, 2007 filed with the Securities and Exchange Commission on February 12, 2007 (File No. 333-131651).

2.3	First Amendment to Merger Agreement dated as of March 29, 2007 by and among GoFish Corporation, BM Acquisition Corp., Inc., Bolt, Inc. (a/k/a Bolt Media Inc.) and John Davis.	Incorporated by reference to Exhibit 10.25 to Registrant’s Quarterly Report on Form 10-QSB dated March 31, 2007 filed with the Securities and Exchange Commission on May 15, 2007 (File No. 333-131651)

2.4	Second Amendment to Merger Agreement dated as of May 31, 2007 by and among GoFish Corporation, BM Acquisition Corp., Inc., Bolt, Inc. (a/k/a Bolt Media, Inc.) and John Davis.	Incorporated by reference to Exhibit 2.4 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on July 11, 2007 (File No. 333-142460)

2.5	Third Amendment to Merger Agreement, dated as of June 15, 2007, by and among GoFish Corporation, BM Acquisition Corp. Inc., Bolt, Inc. (a/k/a Bolt Media, Inc.) and John Davis.	Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated June 21, 2007 filed with the Securities and Exchange Commission on June 26, 2007 (File No. 333-131651).

2.6	Fourth Amendment to Merger Agreement, dated as of June 20, 2007, by and among GoFish Corporation, BM Acquisition Corp. Inc., Bolt, Inc. (a/k/a Bolt Media, Inc.) and John Davis.	Incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated June 21, 2007 filed with the Securities and Exchange Commission on June 26, 2007 (File No. 333-131651).

2.7	Fifth Amendment to Merger Agreement, dated as of June 21, 2007, by and among GoFish Corporation, BM Acquisition Corp. Inc., Bolt, Inc. (a/k/a Bolt Media, Inc.) and John Davis.	Incorporated by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K dated June 21, 2007 filed with the Securities and Exchange Commission on June 26, 2007 (File No. 333-131651).

2.8	Sixth Amendment to Merger Agreement, dated as of July 12, 2007, by and among GoFish Corporation, BM Acquisition Corp. Inc., Bolt, Inc. (a/k/a Bolt Media, Inc.) and John Davis.	Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated July 12, 2007 filed with the Securities and Exchange Commission on July 13, 2007 (File No. 333-131651).

3.1	Articles of Incorporation of GoFish Corporation (f/k/a Unibio Inc.) filed with the Nevada Secretary of State on February 2, 2005.	Incorporated by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on February 7, 2006 (File No. 333-131651).

3.2	Certificate of Amendment of the Articles of Incorporation of GoFish Corporation (f/k/a Unibio Inc.) filed with the Nevada Secretary of State on September 14, 2006.
Incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated September 14, 2006 filed with the Securities and Exchange Commission on September 22, 2006 (File No. 333-131651).

3.3	Bylaws of GoFish Corporation (f/k/a Unibio Inc.).	Incorporated by reference to Exhibit 3.2 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on February 7, 2006 (File No. 333-131651).

4.1	Form of warrant of GoFish Corporation issued in private offering completed October 27, 2006.	Incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

4.2	Lock-Up Agreement by and between Michael Downing and Tompkins Capital Group.	Incorporated by reference to Exhibit 4.2 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

4.3	Lock-Up Agreement by and between Riaz Valani and Tompkins Capital Group.	Incorporated by reference to Exhibit 4.3 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

4.4	Lock-Up Agreement by and between Tabreez Verjee and Tompkins Capital Group.	Incorporated by reference to Exhibit 4.4 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

4.5	Purchase Agreement dated as of June 7, 2007 by and among GoFish Corporation and the investors identified on the signature pages thereto.	Incorporated by referenced to Exhibit 4.1 to Registrant’s Current Report on Form 8-K dated June 7, 2007 filed with the Securities and Exchange Commission on June 8, 2007 (File No. 333-131651).

4.6	Registration Rights Agreement dated as of June 7, 2007, by and among GoFish Corporation and the investors signatory thereto.	Incorporated by referenced to Exhibit 4.2 to Registrant’s Current Report on Form 8-K dated June 7, 2007 filed with the Securities and Exchange Commission on June 8, 2007 (File No. 333-131651).

4.7	Form of Note issued in June 2007 financing.	Incorporated by referenced to Exhibit 4.3 to Registrant’s Current Report on Form 8-K dated June 7, 2007 filed with the Securities and Exchange Commission on June 8, 2007 (File No. 333-131651).

4.8	Form of Warrant issued in June 2007 financing.	Incorporated by referenced to Exhibit 4.4 to Registrant’s Current Report on Form 8-K dated June 7, 2007 filed with the Securities and Exchange Commission on June 8, 2007 (File No. 333-131651).

5.1	Opinion of McDonald Carano Wilson, LLP.	Filed herewith.

10.1	Escrow Agreement, dated as of October 27, 2006, by and between GoFish Corporation, Michael Downing, Riaz Valani and Gottbetter & Partners, LLP.	Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.2	Form of Subscription Agreement, dated as of October 27, 2006, by and between GoFish Corporation and the investors in the private offering completed October 27, 2006.	Incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.3
Form of Registration Rights Agreement, dated as of October 27, 2006, including the Consent and Acknowledgment thereto, by and between GoFish Corporation and the investors in the private offering completed October 27, 2006.
Incorporated by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.4	Split Off Agreement, dated as of October 27, 2006, by and among GoFish Corporation, Dianxiang Wu, Jianhua Xue, GoFish Technologies, Inc. and GF Leaseco, Inc.	Incorporated by reference to Exhibit 10.4 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.5	Employment Agreement, dated October 27, 2006, by and between GoFish Corporation and Michael Downing.	Incorporated by reference to Exhibit 10.5 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.6	Form of Indemnity Agreement by and between GoFish Corporation and Outside Directors of GoFish Corporation.	Incorporated by reference to Exhibit 10.6 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.7	2006 Equity Incentive Plan.	Incorporated by reference to Exhibit 10.7 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.8	Form of Incentive Stock Option Agreement by and between GoFish Corporation and participants under the 2006 Equity Incentive Plan.	Incorporated by reference to Exhibit 10.8 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.9	Form of Non-Qualified Stock Option Agreement by and between GoFish Corporation and participants under the 2006 Equity Incentive Plan.	Incorporated by reference to Exhibit 10.9 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.10	Employment Agreement dated as of October 30, 2006 by and between GoFish Corporation and Greg Schroeder.	Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated October 30, 2006 filed with the Securities and Exchange Commission on November 3, 2006 (File No. 333-131651).

10.11	Employment Agreement dated as of October 30, 2006 by and between GoFish Corporation and Lennox L. Vernon.	Incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated October 30, 2006 filed with the Securities and Exchange Commission on November 3, 2006 (File No. 333-131651).

10.12	Strategic Alliance Agreement between GoFish Corporation and Kaleidescope Sports and Entertainment LLC entered into December 22, 2006.
Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated December 22, 2006 filed with the Securities and Exchange Commission on December 28, 2006 (File No. 333-131651).

10.13	Form of Base Warrant issued to designees of Kaleidescope Sports and Entertainment LLC as of January 1, 2007.
Incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated December 22, 2006 filed with the Securities and Exchange Commission on December 28, 2006 (File No. 333-131651).

10.14	Form of Escrow Agreement, to be dated as of the Closing Date, among GoFish Corporation, US Bank and Trust Company NA and the Indemnification Representative.
Incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated February 11, 2007 filed with the Securities and Exchange Commission on February 12, 2007 (File No. 333-131651).

10.15	Form of Lock-Up Agreement, to be dated the Closing Date, between GoFish Corporation and the Persons to whom GoFish Common Stock Will Be Issued in the Merger.
Incorporated by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K dated February 11, 2007 filed with the Securities and Exchange Commission on February 12, 2007 (File No. 333-131651).

10.16	Form of Registration Rights Agreement, to be dated as of the Closing Date, between GoFish Corporation and the Persons to whom GoFish Common Stock Will Be Issued in the Merger.
Incorporated by reference to Exhibit 10.4 to Registrant’s Current Report on Form 8-K dated February 11, 2007 filed with the Securities and Exchange Commission on February 12, 2007 (File No. 333-131651).

10.17
Form of Employment Agreement, to be dated as of the Closing Date, between GoFish Corporation (or alternatively, the Surviving Corporation) and Certain of the Managing Shareholders (certain individualized terms omitted).

Incorporated by reference to Exhibit 10.5 to Registrant’s Current Report on Form 8-K dated February 11, 2007 filed with the Securities and Exchange Commission on February 12, 2007 (File No. 333-131651).

10.18	Stockholders Support Agreement, dated as of February 11, 2007, among GoFish Corporation and Aaron Cohen, Jason Gould and Lou Kerner.
Incorporated by reference to Exhibit 10.6 to Registrant’s Current Report on Form 8-K dated February 11, 2007 filed with the Securities and Exchange Commission on February 12, 2007 (File No. 333-131651).

10.19	Form of Escrow Agreement, to be dated as of February 11, 2007, by and among GoFish Corporation, Bolt, Inc., a/k/a Bolt Media, Inc. and US Bank and Trust Company NA as Escrow Agent.
Incorporated by reference to Exhibit 10.7 to Registrant’s Current Report on Form 8-K dated February 11, 2007 filed with the Securities and Exchange Commission on February 12, 2007 (File No. 333-131651).

10.20	Employment Agreement between Tabreez Verjee and GoFish Corporation dated as of February 26, 2007.	Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated February 26, 2007 filed with the Securities and Exchange Commission on March 2, 2007 (File No. 333-131651).

10.21	Amendment to Employment Agreement between Michael Downing and GoFish Corporation dated February 26, 2007.	Incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated February 26, 2007 filed with the Securities and Exchange Commission on March 2, 2007 (File No. 333-131651).

10.22
First Amendment to Strategic Alliance Agreement, dated as of June 29, 2007, by and between GoFish Technologies, Inc., GoFish Corporation and Kaleidoscope, Inc. (acting through its wholly-owned subsidiary, Kaleidoscope Sports and Entertainment LLC).

Incorporated by reference to Exhibit 10.22 to Registrant’s Amendment No. 1 to Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on July 11, 2007 (File No. 333-142460).

10.23
Second Amendment to Strategic Alliance Agreement, dated as of July 31, 2007, by and between GoFish Technologies, Inc., GoFish Corporation and Kaleidoscope, Inc. (acting through its wholly-owned subsidiary, Kaleidoscope Sports and Entertainment LLC).
Incorporated by reference to Exhibit 10.23 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on August 13, 2007 (File No. 333-145406).

10.24
Amended and Restated Strategic Alliance Agreement, dated as of August 10, 2007, by and between GoFish Technologies, Inc., GoFish Corporation and Kaleidoscope, Inc. (acting through its wholly-owned subsidiary, Kaleidoscope Sports and Entertainment LLC).
Incorporated by reference to Exhibit 10.24 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on August 13, 2007 (File No. 333-145406).

10.25	Amendment to Employment Agreement dated as of July 11, 2007 between Greg Schroeder and GoFish Corporation.
Incorporated by reference to Exhibit 10.25 to Amendment No. 2 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on August 24, 2007 (File No. 333-142460)

10.26	2007 Non-Qualified Stock Option Plan.	Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 30, 2007.

10.27	2008 Stock Incentive Plan.	Incorporated by reference to Exhibit 10.4 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 9, 2008.

10.28	Employment Agreement dated as of June 5, 2008 between Matt Freeman and GoFish Corporation.	Incorporated by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 9, 2008.

21.1	Subsidiaries of GoFish Corporation.
Incorporated by reference to Exhibit 21.1 to Amendment No. 2 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on August 24, 2007 (File No. 333-142460)

23.1	Consent of Rowbotham and Company LLP.	Filed herewith.

23.2	Consent of McDonald Carano Wilson, LLP (included in Exhibit 5.1).	Filed herewith

24.1	Power of Attorney (included on signature page).	Filed herewith.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Francisco, State of California, on August 8, 2008.

GOFISH CORPORATION

By:	/s/ Tabreez Verjee
Name: Tabreez Verjee
Title: President

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tabreez Verjee as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-1, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Matt Freeman	Chief Executive Officer and Director	August 8, 2008
Matt Freeman	(Principal Executive Officer)

/s/ Tabreez Verjee	President and Director	August 8, 2008
Tabreez Verjee

/s/ Lennox L. Vernon	Chief Accounting Officer and Director of Operations	August 8, 2008
Lennox L. Vernon	(Principal Financial and Accounting Officer)

/s/ John Durham	Director	August 8, 2008
John Durham

/s/ Peter Guber	Director	August 8, 2008
Peter Guber

/s/ James Moloshok	Executive Chairman and Director	August 8, 2008
James Moloshok

	Director	August 8, 2008
Riaz Valani

EXHIBIT INDEX

Exhibit No.	Description	Reference

2.1
Agreement and Plan of Merger and Reorganization, dated as of October 27, 2006, by and among GoFish Corporation, a Nevada corporation, GF Acquisition Corp., a California corporation, GoFish Technologies, Inc., a California corporation, ITD Acquisition Corp., a Delaware corporation and Internet Television Distribution Inc., a Delaware corporation.
Incorporated by reference to Exhibit 2.1 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

2.2
Agreement and Plan of Merger, dated as of February 11, 2007, by and among GoFish Corporation, BM Acquisition Corp., Inc., Bolt, Inc., a/k/a Bolt Media, Inc. and the Indemnification Representative (schedules omitted).

Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated February 11, 2007 filed with the Securities and Exchange Commission on February 12, 2007 (File No. 333-131651).

2.3	First Amendment to Merger Agreement dated as of March 29, 2007 by and among GoFish Corporation, BM Acquisition Corp., Inc., Bolt, Inc. (a/k/a Bolt Media Inc.) and John Davis.	Incorporated by reference to Exhibit 10.25 to Registrant’s Quarterly Report on Form 10-QSB dated March 31, 2007 filed with the Securities and Exchange Commission on May 15, 2007 (File No. 333-131651)

2.4	Second Amendment to Merger Agreement dated as of May 31, 2007 by and among GoFish Corporation, BM Acquisition Corp., Inc., Bolt, Inc. (a/k/a Bolt Media, Inc.) and John Davis.	Incorporated by reference to Exhibit 2.4 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on July 11, 2007 (File No. 333-142460)

2.5	Third Amendment to Merger Agreement, dated as of June 15, 2007, by and among GoFish Corporation, BM Acquisition Corp. Inc., Bolt, Inc. (a/k/a Bolt Media, Inc.) and John Davis.	Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated June 21, 2007 filed with the Securities and Exchange Commission on June 26, 2007 (File No. 333-131651).

2.6	Fourth Amendment to Merger Agreement, dated as of June 20, 2007, by and among GoFish Corporation, BM Acquisition Corp. Inc., Bolt, Inc. (a/k/a Bolt Media, Inc.) and John Davis.	Incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated June 21, 2007 filed with the Securities and Exchange Commission on June 26, 2007 (File No. 333-131651).

2.7	Fifth Amendment to Merger Agreement, dated as of June 21, 2007, by and among GoFish Corporation, BM Acquisition Corp. Inc., Bolt, Inc. (a/k/a Bolt Media, Inc.) and John Davis.	Incorporated by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K dated June 21, 2007 filed with the Securities and Exchange Commission on June 26, 2007 (File No. 333-131651).

2.8	Sixth Amendment to Merger Agreement, dated as of July 12, 2007, by and among GoFish Corporation, BM Acquisition Corp. Inc., Bolt, Inc. (a/k/a Bolt Media, Inc.) and John Davis.	Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated July 12, 2007 filed with the Securities and Exchange Commission on July 13, 2007 (File No. 333-131651).

3.1	Articles of Incorporation of GoFish Corporation (f/k/a Unibio Inc.) filed with the Nevada Secretary of State on February 2, 2005.	Incorporated by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on February 7, 2006 (File No. 333-131651).

3.2	Certificate of Amendment of the Articles of Incorporation of GoFish Corporation (f/k/a Unibio Inc.) filed with the Nevada Secretary of State on September 14, 2006.
Incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated September 14, 2006 filed with the Securities and Exchange Commission on September 22, 2006 (File No. 333-131651).

3.3	Bylaws of GoFish Corporation (f/k/a Unibio Inc.).	Incorporated by reference to Exhibit 3.2 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on February 7, 2006 (File No. 333-131651).

4.1	Form of warrant of GoFish Corporation issued in private offering completed October 27, 2006.	Incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

4.2	Lock-Up Agreement by and between Michael Downing and Tompkins Capital Group.	Incorporated by reference to Exhibit 4.2 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

4.3	Lock-Up Agreement by and between Riaz Valani and Tompkins Capital Group.	Incorporated by reference to Exhibit 4.3 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

4.4	Lock-Up Agreement by and between Tabreez Verjee and Tompkins Capital Group.	Incorporated by reference to Exhibit 4.4 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

4.5	Purchase Agreement dated as of June 7, 2007 by and among GoFish Corporation and the investors identified on the signature pages thereto.	Incorporated by referenced to Exhibit 4.1 to Registrant’s Current Report on Form 8-K dated June 7, 2007 filed with the Securities and Exchange Commission on June 8, 2007 (File No. 333-131651).

4.6	Registration Rights Agreement dated as of June 7, 2007, by and among GoFish Corporation and the investors signatory thereto.	Incorporated by referenced to Exhibit 4.2 to Registrant’s Current Report on Form 8-K dated June 7, 2007 filed with the Securities and Exchange Commission on June 8, 2007 (File No. 333-131651).

4.7	Form of Note issued in June 2007 financing.	Incorporated by referenced to Exhibit 4.3 to Registrant’s Current Report on Form 8-K dated June 7, 2007 filed with the Securities and Exchange Commission on June 8, 2007 (File No. 333-131651).

4.8	Form of Warrant issued in June 2007 financing.	Incorporated by referenced to Exhibit 4.4 to Registrant’s Current Report on Form 8-K dated June 7, 2007 filed with the Securities and Exchange Commission on June 8, 2007 (File No. 333-131651).

5.1	Opinion of McDonald Carano Wilson, LLP.	Filed herewith.

10.1	Escrow Agreement, dated as of October 27, 2006, by and between GoFish Corporation, Michael Downing, Riaz Valani and Gottbetter & Partners, LLP.	Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.2	Form of Subscription Agreement, dated as of October 27, 2006, by and between GoFish Corporation and the investors in the private offering completed October 27, 2006.	Incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.3
Form of Registration Rights Agreement, dated as of October 27, 2006, including the Consent and Acknowledgment thereto, by and between GoFish Corporation and the investors in the private offering completed October 27, 2006.
Incorporated by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.4	Split Off Agreement, dated as of October 27, 2006, by and among GoFish Corporation, Dianxiang Wu, Jianhua Xue, GoFish Technologies, Inc. and GF Leaseco, Inc.	Incorporated by reference to Exhibit 10.4 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.5	Employment Agreement, dated October 27, 2006, by and between GoFish Corporation and Michael Downing.	Incorporated by reference to Exhibit 10.5 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.6	Form of Indemnity Agreement by and between GoFish Corporation and Outside Directors of GoFish Corporation.	Incorporated by reference to Exhibit 10.6 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.7	2006 Equity Incentive Plan.	Incorporated by reference to Exhibit 10.7 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.8	Form of Incentive Stock Option Agreement by and between GoFish Corporation and participants under the 2006 Equity Incentive Plan.	Incorporated by reference to Exhibit 10.8 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.9	Form of Non-Qualified Stock Option Agreement by and between GoFish Corporation and participants under the 2006 Equity Incentive Plan.	Incorporated by reference to Exhibit 10.9 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.10	Employment Agreement dated as of October 30, 2006 by and between GoFish Corporation and Greg Schroeder.	Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated October 30, 2006 filed with the Securities and Exchange Commission on November 3, 2006 (File No. 333-131651).

10.11	Employment Agreement dated as of October 30, 2006 by and between GoFish Corporation and Lennox L. Vernon.	Incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated October 30, 2006 filed with the Securities and Exchange Commission on November 3, 2006 (File No. 333-131651).

10.12	Strategic Alliance Agreement between GoFish Corporation and Kaleidescope Sports and Entertainment LLC entered into December 22, 2006.
Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated December 22, 2006 filed with the Securities and Exchange Commission on December 28, 2006 (File No. 333-131651).

10.13	Form of Base Warrant issued to designees of Kaleidescope Sports and Entertainment LLC as of January 1, 2007.
Incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated December 22, 2006 filed with the Securities and Exchange Commission on December 28, 2006 (File No. 333-131651).

10.14	Form of Escrow Agreement, to be dated as of the Closing Date, among GoFish Corporation, US Bank and Trust Company NA and the Indemnification Representative.
Incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated February 11, 2007 filed with the Securities and Exchange Commission on February 12, 2007 (File No. 333-131651).

10.15	Form of Lock-Up Agreement, to be dated the Closing Date, between GoFish Corporation and the Persons to whom GoFish Common Stock Will Be Issued in the Merger.
Incorporated by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K dated February 11, 2007 filed with the Securities and Exchange Commission on February 12, 2007 (File No. 333-131651).

10.16	Form of Registration Rights Agreement, to be dated as of the Closing Date, between GoFish Corporation and the Persons to whom GoFish Common Stock Will Be Issued in the Merger.
Incorporated by reference to Exhibit 10.4 to Registrant’s Current Report on Form 8-K dated February 11, 2007 filed with the Securities and Exchange Commission on February 12, 2007 (File No. 333-131651).

10.17
Form of Employment Agreement, to be dated as of the Closing Date, between GoFish Corporation (or alternatively, the Surviving Corporation) and Certain of the Managing Shareholders (certain individualized terms omitted).

Incorporated by reference to Exhibit 10.5 to Registrant’s Current Report on Form 8-K dated February 11, 2007 filed with the Securities and Exchange Commission on February 12, 2007 (File No. 333-131651).

10.18	Stockholders Support Agreement, dated as of February 11, 2007, among GoFish Corporation and Aaron Cohen, Jason Gould and Lou Kerner.
Incorporated by reference to Exhibit 10.6 to Registrant’s Current Report on Form 8-K dated February 11, 2007 filed with the Securities and Exchange Commission on February 12, 2007 (File No. 333-131651).

10.19	Form of Escrow Agreement, to be dated as of February 11, 2007, by and among GoFish Corporation, Bolt, Inc., a/k/a Bolt Media, Inc. and US Bank and Trust Company NA as Escrow Agent.
Incorporated by reference to Exhibit 10.7 to Registrant’s Current Report on Form 8-K dated February 11, 2007 filed with the Securities and Exchange Commission on February 12, 2007 (File No. 333-131651).

10.20	Employment Agreement between Tabreez Verjee and GoFish Corporation dated as of February 26, 2007.	Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated February 26, 2007 filed with the Securities and Exchange Commission on March 2, 2007 (File No. 333-131651).

10.21	Amendment to Employment Agreement between Michael Downing and GoFish Corporation dated February 26, 2007.	Incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated February 26, 2007 filed with the Securities and Exchange Commission on March 2, 2007 (File No. 333-131651).

10.22
First Amendment to Strategic Alliance Agreement, dated as of June 29, 2007, by and between GoFish Technologies, Inc., GoFish Corporation and Kaleidoscope, Inc. (acting through its wholly-owned subsidiary, Kaleidoscope Sports and Entertainment LLC).

Incorporated by reference to Exhibit 10.22 to Registrant’s Amendment No. 1 to Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on July 11, 2007 (File No. 333-142460).

10.23
Second Amendment to Strategic Alliance Agreement, dated as of July 31, 2007, by and between GoFish Technologies, Inc., GoFish Corporation and Kaleidoscope, Inc. (acting through its wholly-owned subsidiary, Kaleidoscope Sports and Entertainment LLC).
Incorporated by reference to Exhibit 10.23 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on August 13, 2007 (File No. 333-145406).

10.24
Amended and Restated Strategic Alliance Agreement, dated as of August 10, 2007, by and between GoFish Technologies, Inc., GoFish Corporation and Kaleidoscope, Inc. (acting through its wholly-owned subsidiary, Kaleidoscope Sports and Entertainment LLC).
Incorporated by reference to Exhibit 10.24 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on August 13, 2007 (File No. 333-145406).

10.25	Amendment to Employment Agreement dated as of July 11, 2007 between Greg Schroeder and GoFish Corporation.
Incorporated by reference to Exhibit 10.25 to Amendment No. 2 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on August 24, 2007 (File No. 333-142460)

10.26	2007 Non-Qualified Stock Option Plan.	Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 30, 2007

10.27	2008 Stock Incentive Plan.	Incorporated by reference to Exhibit 10.4 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 9, 2008.

10.28	Employment Agreement dated as of June 5, 2008 between Matt Freeman and GoFish Corporation.	Incorporated by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 9, 2008.

21.1	Subsidiaries of GoFish Corporation.	Incorporated by reference to Exhibit 21.1 to Amendment No. 2 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange

23.1	Consent of Rowbotham and Company LLP.	Filed herewith.

23.2	Consent of McDonald Carano Wilson, LLP (included in Exhibit 5.1).	Filed herewith.

24.1	Power of Attorney (included on signature page).	Filed herewith.